UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.  )

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Filed by a Party other than the Registrant ☐

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☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12.

CA, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 10, 2011

To Our Stockholders:

On behalf of the Board of Directors and management of CA, Inc., we are pleased to invite you to the 2011 annual meeting of stockholders. The meeting will be held at the Company’s headquarters located at One CA Plaza, Islandia, New York 11749 on August 3, 2011 at 10:00 a.m. Eastern Daylight Time.

Additional details about the meeting, including the formal agenda, are contained in the accompanying Notice of Annual Meeting and Proxy Statement. At the meeting, there also will be a management report on our business and a discussion period during which you will be able to ask questions.

Whether or not you plan to attend the meeting in person, please vote your shares by following the instructions in the accompanying materials.

Thank you for your consideration and continued support.

Sincerely,

Arthur F. Weinbach	William E. McCracken
Chairman of the Board	Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of CA, Inc.:

The 2011 annual meeting of stockholders of CA, Inc. will be held on Wednesday, August 3, 2011, at 10:00 a.m. Eastern Daylight Time at the Company’s headquarters located at One CA Plaza, Islandia, New York 11749, for the following purposes:

(1) to elect directors, each to serve until the next annual meeting and until his or her successor is duly elected and qualified;

(2) to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012;

(3) to consider an advisory vote on compensation of our Named Executive Officers;

(4) to consider an advisory vote on the frequency of the advisory vote on compensation of our Named Executive Officers;

(5) to approve the CA, Inc. 2011 Incentive Plan;

(6) to approve the CA, Inc. 2012 Employee Stock Purchase Plan; and

(7) to transact any other business that properly comes before the meeting and any adjournment or postponement of the meeting.

The Board of Directors fixed the close of business on June 7, 2011 as the record date for determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement.

A list of stockholders entitled to vote at the meeting will be available for inspection upon the request of any stockholder for any purpose germane to the meeting at our principal offices, One CA Plaza, Islandia, New York 11749, during the 10 days before the meeting, during ordinary business hours, and will be available at the meeting location during the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON AUGUST 3, 2011:

The Notice of Annual Meeting, Proxy Statement, and Annual Report to Stockholders
are available on the Internet at www.proxyvote.com.

Admission tickets and our meeting admittance procedures are on the outside back cover of the Proxy Statement. Whether or not you expect to attend, please vote your shares by following the instructions contained in the Proxy Statement.

C.H.R. DuPree
Senior Vice President, Corporate
Governance, and Corporate Secretary

Islandia, New York
June 10, 2011

CA, INC.
One CA Plaza
Islandia, NY 11749

PROXY STATEMENT

GENERAL INFORMATION

Introduction

This Proxy Statement is furnished to the holders of the common stock, par value $0.10 per share (“Common Stock”), of CA, Inc. ( “we,” “us,” “our” or the “Company”) in connection with the solicitation of proxies by our Board of Directors for use at our 2011 annual meeting of stockholders and any adjournment or postponement of the meeting. The meeting will be held on August 3, 2011 at 10:00 a.m. Eastern Daylight Time. The matters expected to be acted upon at the meeting are set forth in the preceding Notice of Annual Meeting. At present, the Board of Directors knows of no other business to come before the meeting.

Availability of Proxy Materials

If you received a notice regarding the availability of annual meeting proxy materials on the Internet (“Notice of Internet Availability”) for the annual meeting, you will not receive a printed copy of the proxy materials unless you specifically request one. The Notice of Internet Availability provides you with instructions on how to view our proxy materials on the Internet.

If you want to receive a paper or e-mail copy of the proxy materials, you may request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed in the Notice of Internet Availability by July 20, 2011 to facilitate timely delivery.

We plan to mail the Notice of Internet Availability on or about June 20, 2011. We will mail a printed copy of the proxy materials to certain stockholders, as in prior years, and we expect that mailing to begin on or about June 23, 2011.

Record Date and Voting Rights

Only stockholders of record at the close of business on June 7, 2011 are entitled to notice of and to vote at the meeting or any adjournment or postponement. On June 7, 2011, we had outstanding 507,382,702 shares of Common Stock. Each outstanding share of Common Stock is entitled to one vote. A majority of the outstanding shares of Common Stock, present or represented by proxy at the meeting, will constitute a quorum.

Stockholders of Record; Street Name

If your shares of Common Stock are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice of Internet Availability (and, if applicable, the mailed proxy materials) is sent directly to you. If your shares are held in an account at a bank, broker, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice of Internet Availability (and, if applicable, the mailed proxy materials) is forwarded to you by that firm. The firm holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct that firm on how to vote the shares held in your account. We may reimburse those firms for reasonable fees and out-of-pocket costs incurred in forwarding the Notice of Internet Availability (and, if applicable, the mailed proxy materials) to you.

Proxy Solicitation

We will bear the cost of our soliciting proxies. In addition to using the Internet, our directors, officers and employees may solicit proxies in person and by mailings, telephone, facsimile, or electronic transmission, for which they will not receive any additional compensation. We will also make arrangements with brokers and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of shares of Common Stock held by those persons, and we may reimburse those custodians, nominees and fiduciaries for reasonable fees and out-of-pocket expenses incurred. We have retained Morrow & Co., LLC to assist us in soliciting proxies for a fee of $7,500, plus expenses.

How to Vote

You may vote in the following ways:

•	In person: You may vote in person at the meeting.

•	By Internet: You may vote your shares by Internet at www.proxyvote.com.

•	By telephone: If you are located in the United States or Canada, you may vote your shares by calling 1-800-690-6903.

•	By mail: You may vote by mail if you receive a printed copy of the proxy materials, which will include a proxy card.

How Proxy Votes are Tabulated

Only the shares of Common Stock represented by valid proxies received and not revoked will be voted at the meeting. Votes cast at the meeting by proxy or in person will be tabulated by the Inspector of Election. The Inspector of Election will treat shares of Common Stock represented by a valid proxy as present at the meeting for purposes of determining a quorum, whether or not the proxy is marked as casting a vote or abstaining on any or all matters.

If you are a beneficial owner of shares held in street name and do not provide the firm that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the firm that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. We believe that Proposal 2 — Ratification of appointment of independent registered public accounting firm — is a routine matter on which brokers can vote on behalf of their clients if clients do not furnish voting instructions. All other proposals are non-routine matters.

If the firm that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, it will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” “Broker non-votes” are treated as present for purposes of determining a quorum, but are not counted as votes “for” or “against” the matter in question or as abstentions, and they are not counted in determining the number of votes present for the particular matter.

If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board of Directors; or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders (i.e., the persons named in the proxy card provided by our Board of Directors) will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting or any adjournment or postponement of the meeting.

Please note that if you hold your shares through a bank, broker or other nominee and you want to vote in person at the meeting, you must obtain a proxy from your bank, broker or other nominee authorizing you to vote those shares and you must bring that proxy to the meeting. If any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the proxy holders named in the Board of Directors’ accompanying proxy card to vote the shares represented by the proxy card on those matters in accordance with their best judgment.

Vote Required to Approve Proposals

Assuming that a quorum is present at the meeting, the following votes are required under our governing documents and Delaware state law:

Effect of Abstentions and Broker
Item	Vote Required	Non-Votes on Vote Required
Proposal 1 — Election of directors	A majority of votes cast with regard to a director (which means that the number of votes cast “for” the director must exceed the number of votes cast “against” a director)*	Abstentions and broker non-votes will have no effect on the election of directors since only votes cast “for” and “against” a director will be counted

Proposal 2 — Ratification of appointment of independent registered public accounting firm	Approval of the majority of votes cast	Abstentions will have the effect of a vote “against” the proposal If your broker holds shares in your name, the broker, in the absence of voting instructions from you, is entitled to vote your shares

Proposal 3 — Advisory vote on executive compensation of our Named Executive Officers**	Approval of the majority of votes cast	Abstentions will have the effect of a vote “against” the proposal Any broker non-votes will reduce the absolute number, but not the percentage, of affirmative votes needed for approval

Proposal 4 — Advisory vote on frequency of advisory vote on executive compensation of our Named Executive Officers**	The option that receives the greatest number of votes — every one year, every two years or every three years — will be considered the frequency that stockholders approve	Neither abstentions nor broker non-votes will affect the outcome

Proposal 5 — Approval of CA, Inc. 2011 Incentive Plan	Approval of the majority of votes cast	Abstentions will have the effect of a vote “against” the proposal Any broker non-votes will reduce the absolute number, but not the percentage, of affirmative votes needed for approval

Effect of Abstentions and Broker
Item	Vote Required	Non-Votes on Vote Required
Proposal 6 — Approval of CA, Inc. 2012 Employee Stock Purchase Plan	Approval of the majority of votes cast	Abstentions will have the effect of a vote “against” the proposal Any broker non-votes will reduce the absolute number, but not the percentage, of affirmative votes needed for approval

*	If a director does not receive the required vote, the Board of Directors will have 90 days from the certification of the vote to accept or reject the director’s resignation. For additional information, please see “Proposal 1 — Election of Directors.”

**	This vote is advisory and not binding on the Company, the Board of Directors or the Compensation and Human Resources Committee. However, the Board and the Compensation and Human Resources Committee will review the voting results and take them into consideration when making future decisions regarding compensation of our Named Executive Officers (who are identified in the Fiscal Year 2011 Summary Compensation Table, below) and the frequency of the advisory vote on the compensation of our Named Executive Officers.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is exercised by filing a written revocation with the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, NY 11749, by submitting a proxy bearing a later date (including by telephone or the Internet), or by voting in person at the meeting.

Householding

If you and other residents with the same last name at your mailing address own shares of Common Stock in street name, your broker or bank may have sent you a notice that your household will receive only one Notice of Internet Availability or annual report and proxy statement for each company in which you hold stock through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you received a householding communication, your broker will send one copy of the Notice of Internet Availability or this Proxy Statement and our Annual Report for the fiscal year ended March 31, 2011 to your address unless contrary instructions were given by any stockholder at that address. If you received more than one copy of the Notice of Internet Availability or the proxy materials this year and you wish to reduce the number of copies you receive in the future and save us the cost of printing and mailing these documents, please contact your bank or broker.

You may revoke your consent to householding at any time by sending your name, the name of your bank or broker, and your account number to our Investor Relations Department at the address below. The revocation of your consent to householding will be effective 30 days following its receipt. In any event, if your household received a single set of the Notice of Internet Availability or proxy materials for this year, but you would prefer to receive your own copy, we will send a copy of the Notice of Internet Availability or the Proxy Statement and Annual Report to you if you send a written request to CA, Inc., Investor Relations Department, One CA Plaza, Islandia, NY 11749, or contact our Investor Relations Department at 1-800-225-5224.

Annual Report to Stockholders

Our Annual Report for the fiscal year ended March 31, 2011 accompanies this Proxy Statement and is also available on the Internet. Please follow the instructions in the Notice of Internet Availability if you want to review our Annual Report online. Our Annual Report contains financial and other information about us. The Annual Report is not a part of this Proxy Statement.

INFORMATION REGARDING BENEFICIAL OWNERSHIP
OF PRINCIPAL STOCKHOLDERS, THE BOARD AND MANAGEMENT

The following table sets forth information, based on data provided to us, with respect to beneficial ownership of shares of Common Stock as of June 7, 2011 for (1) each person known by us to beneficially own more than five percent of the outstanding shares of Common Stock, (2) each of our directors and nominees for election as directors, (3) the Named Executive Officers set forth in the Fiscal Year 2011 Summary Compensation Table, below (other than Mr. McCracken, who is listed under the “Directors and Nominees” heading) and (4) all of our directors, nominees and executive officers as a group. The table also sets forth the number of shares of Common Stock underlying deferred stock units and restricted stock units held by each of our directors as of June 7, 2011. Percentage of beneficial ownership is based on 507,382,702 shares of Common Stock outstanding as of June 7, 2011. Unless otherwise indicated, the address for the following stockholders is c/o CA, Inc., One CA Plaza, Islandia, NY 11749.

			Shares
			Underlying
	Number of		Deferred
	Shares		Stock Units or
	Beneficially	Percent of	Restricted
Beneficial Owner	Owned(1)(2)	Class	Stock Units(3)
Holders of More Than 5%:
Walter H. Haefner	125,813,380	24.80%
Careal Holding AG Utoquai 49 8022 Zürich, Switzerland
NWQ Investment Management Company, LLC	41,077,972 (4)	8.10%
2049 Century Park East, 16th Floor Los Angeles, CA 90067
BlackRock, Inc.	34,973,727	6.89%
55 East 52nd Street New York, NY 10055
Hotchkis and Wiley Capital Management, LLC	25,740,325 (5)	5.07%
725 S. Figueroa Street 39th Floor Los Angeles, CA 90017

Directors and Nominees:
Raymond J. Bromark	1,000	*	20,596
Gary J. Fernandes	1,125	*	62,531
Rohit Kapoor	20,000	*	0 (6)
Kay Koplovitz	0	*	12,573
Christopher B. Lofgren	0	*	40,158
William E. McCracken	181,230	*	69,442
Richard Sulpizio	0	*	8,173
Laura S. Unger	0	*	27,833
Arthur F. Weinbach	25,000	*	33,573
Renato (Ron) Zambonini	25,000	*	25,481

Named Executive Officers (Non-Directors):
Nancy E. Cooper(7)	173,599	*
George J. Fischer	353,972	*
Amy Fliegelman Olli	171,678	*
Ajei S. Gopal(8)	187,972	*
All Directors, Nominees and Executive Officers as a Group (17 persons)	1,305,583	*	300,359

*	Represents less than 1% of the Common Stock outstanding.

(1)	Except as indicated below, all persons have represented to us that they exercise sole voting power and sole investment power with respect to their shares.

(2)	The amounts shown in this column include the following shares of Common Stock issuable upon exercise of stock options that either are currently exercisable or will become exercisable within 60 days after June 7, 2011: Mr. Fernandes, 1,125; Mr. McCracken, 103,571; Ms. Cooper, 107,446; Mr. Fischer, 158,479; Ms. Fliegelman Olli, 63,262; Mr. Gopal, 34,262; and all directors, nominees and executive officers as a group, 524,585.

(3)	Under our prior and current compensation plans for non-employee directors, those directors have received a portion of their fees in the form of deferred stock units. In January immediately following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units accrued in the director’s deferred compensation account. Although the deferred stock units are derivative equity securities owned by the directors, the deferred stock units are not included in the column headed “Number of Shares Beneficially Owned” because the directors do not currently have the right to dispose of or to vote the underlying shares of Common Stock. See “Compensation of Directors” for more information. Includes 23,957 restricted stock units granted to Mr. McCracken on September 3, 2009 at the beginning of his service as interim executive Chairman of the Board, less shares withheld for applicable taxes upon vesting. Mr. McCracken’s restricted stock units vest 20% on each anniversary of the grant date. Mr. McCracken’s restricted stock units are not included in the column headed “Number of Shares Beneficially Owned” because Mr. McCracken does not currently have the right to dispose of or to vote the underlying shares of Common Stock.

(4)	According to a Schedule 13G/A filed on February 14, 2011 by NWQ Investment Management Company, LLC (“NWQ”), NWQ exercises sole voting power over 31,768,880 shares and sole dispositive power over 41,077,972 shares. According to the Schedule 13G/A, the shares are beneficially owned by clients of NWQ.

(5)	According to a Schedule 13G filed on February 14, 2011 by Hotchkis and Wiley Capital Management, LLC (“HWCM”), HWCM exercises sole voting power over 13,008,804 shares and sole dispositive power over 25,740,325 shares. According to the Schedule 13G, the shares are beneficially owned by clients of HWCM.

(6)	Mr. Kapoor was elected to the Board of Directors in April 2011 and joined the Audit Committee in June 2011. He has not yet received a quarterly compensation payment for his service on the Board.

(7)	Ms. Cooper retired as Chief Financial Officer effective on May 18, 2011. She will remain employed with the Company in a non-executive officer capacity until August 2011 to assist with the transition of the function to her successor.

(8)	Mr. Gopal ceased to be Executive Vice President, Technology and Development, effective on April 1, 2011, and his employment with the Company terminated on May 20, 2011.

CORPORATE GOVERNANCE

The Board of Directors is responsible for oversight of the management of the Company. The Board has adopted Corporate Governance Principles, which along with the Company’s charter and By-laws, and the charters of the committees of the Board, provide the framework for the governance of our Company.

Corporate Governance Principles

We periodically consider and review our Corporate Governance Principles. Our current Corporate Governance Principles are attached to this Proxy Statement as Exhibit A and can be found, together with other corporate governance information, on our website at investor.ca.com. The Board also evaluates the principal committee charters from time to time, as appropriate.

Code of Conduct

We maintain a Code of Conduct, which is applicable to all employees and directors, and is available on our website at investor.ca.com. Any waiver of a provision of our Code of Conduct that applies to our directors or executive officers will be contained in a report filed with the Securities and Exchange Commission (“SEC”) on Form 8-K or will be otherwise disclosed as permitted by law or regulation.

Each of our Corporate Governance Principles and our Code of Conduct is available free of charge in print to any stockholder who requests a copy by writing to our Corporate Secretary, at CA, Inc., One CA Plaza, Islandia, New York 11749.

Board Leadership Structure

The Board is currently led by our non-executive Chairman of the Board, Mr. Weinbach, who is an independent director. Our Corporate Governance Principles do not specify a policy with respect to the separation of the positions of Chairman and Chief Executive Officer or with respect to whether the Chairman should be a member of management or a non-management director. The Board recognizes that there is no single, generally accepted approach to providing Board leadership, and given the dynamic and competitive environment in which we operate, the Board’s leadership structure may vary as circumstances warrant. The Board has determined that the leadership of the Board is currently best conducted by an independent Chairman.

The Chairman provides overall leadership to the Board in its oversight function, while the Chief Executive Officer, Mr. McCracken, provides leadership with respect to the day-to-day management and operation of our business. We believe the separation of the offices allows Mr. Weinbach to focus on managing Board matters and allows Mr. McCracken to focus on managing our business. In addition, we believe the separation of the offices enhances the objectivity of the Board in its management oversight role. To further enhance the objectivity of the Board, all members of our Board are independent except our Chief Executive Officer.

Board Role in Risk Oversight

Our management is responsible for managing risks affecting the Company, including identifying, assessing and appropriately mitigating risk. The responsibilities of the Board include oversight of the Company’s risk management processes.

The Board exercises its risk oversight responsibilities primarily through its Compliance and Risk Committee, which regularly reviews and discusses with management the significant risks that may affect our enterprise. Our Executive Vice President, Risk, and Chief Administrative Officer (whose department includes our Chief Risk Officer) reports to the Compliance and Risk Committee with respect to the Company’s enterprise risk management function, including operational, financial, strategic, legal and regulatory risks. Our Executive Vice President and General Counsel reports to the

Compliance and Risk Committee with respect to the Company’s business practices and compliance functions.

The other committees of the Board also provide risk oversight associated with their respective areas of responsibility. For example, the Audit Committee oversees risks related to our financial statements, our financial reporting processes, our internal control processes and accounting matters. In addition, the Compensation and Human Resources Committee provides oversight with respect to risks related to our compensation practices. The Corporate Governance Committee oversees risks related to our corporate governance structure and processes. In fulfilling their oversight responsibilities, all committees receive regular reports on their respective areas of responsibility from members of management. The Chair of each committee, in turn, reports regularly to the full Board on matters including risk oversight.

The Board believes that the Company’s current Board and Committee leadership structure helps to promote more effective risk oversight by the Board.

Director Independence

The Board has determined that nine of the nominees (all of the nominees other than Mr. McCracken) are independent under The NASDAQ Stock Market LLC (“NASDAQ”) listing requirements and our Corporate Governance Principles. Mr. McCracken is deemed not to be independent because of his current position as our Chief Executive Officer.

In the course of the Board’s determination regarding the independence of each non-employee director, the Board considers transactions, relationships and arrangements as required by the independence guidelines contained in our Corporate Governance Principles. There were no transactions, relationships or arrangements outside of the independence guidelines that required review by the Board for purposes of determining whether the directors were independent.

All members of the Audit, Compensation and Human Resources, and Corporate Governance Committees are independent directors as defined by NASDAQ listing requirements and our Corporate Governance Principles. Members of the Audit Committee also satisfy the separate independence requirements of the SEC.

Board Committees and Meetings

The Board of Directors has established four principal committees — the Audit Committee, the Compensation and Human Resources Committee, the Corporate Governance Committee and the Compliance and Risk Committee — to carry out certain responsibilities and to assist the Board in meeting its fiduciary obligations. These committees operate under written charters, which have been adopted by the respective committees and by the Board. All the members of the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance Committee are “independent” under both our Corporate Governance Principles and NASDAQ listing requirements. The charters of the current committees can be reviewed on our website at investor.ca.com and are also available free of charge in print to any stockholder who requests them in the same manner as for our Corporate Governance Principles or the Code of Conduct described above.

During fiscal year 2011, the Board of Directors met 10 times. The independent directors meet at all regular Board meetings in executive session without any non-independent director present. Prior to Mr. Weinbach’s election as Chairman in May 2010, the Lead Independent Director, Gary J. Fernandes, presided at these executive sessions. After being elected as Chairman, Mr. Weinbach, who is also an independent director, presided at these executive sessions. During fiscal year 2011, each director attended, in the aggregate, more than 75% of the Board meetings and meetings of the Board committees on which the director served.

The current members of the Board’s four principal committees are as follows:

Compensation
		and Human	Corporate	Compliance
Independent Directors	Audit	Resources	Governance	and Risk
R.J. Bromark	X (Chair)

G.J. Fernandes		X (Chair)		X

R. Kapoor	X

K. Koplovitz		X	X

C.B. Lofgren			X (Chair)	X

R. Sulpizio		X	X

L.S. Unger			X	X (Chair)

A.F. Weinbach	X	X

R. Zambonini	X

Employee Director

W.E. McCracken				X

Number of Meetings in Fiscal Year 2011	6	12	9	4

Information about the principal responsibilities of these committees appears below.

Audit Committee

The general purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities with respect to:

•	the audits of our financial statements and the integrity of our financial statements and internal controls;

•	the qualifications and independence of our independent registered public accounting firm (including the Committee’s direct responsibility for the engagement of the independent registered public accounting firm);

•	the performance of our internal audit function and independent registered public accounting firm;

•	our accounting and financial reporting processes; and

•	the activity of our internal control function, including reviewing decisions with respect to scope, risk assessment, testing plans, and organizational structure.

The Board has determined that Mr. Bromark qualifies as an “audit committee financial expert” and that all members of the Audit Committee are independent under applicable SEC and NASDAQ rules. Additional information about the responsibilities of the Audit Committee is set forth in the Audit Committee charter.

Compensation and Human Resources Committee

The general purpose of the Compensation and Human Resources Committee is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including to:

•	develop an executive compensation philosophy and objectives and establish principles to guide the design and select the components of executive compensation;

•	approve the amount and the form of compensation, as well as the other terms of employment, of the Company’s executive officers (as defined in the applicable SEC regulations), including the Chief Executive Officer and the other Named Executive Officers (who are identified in the Fiscal Year 2011 Summary Compensation Table, below); and

•	recommend to the Board approval of all executive compensation plans and programs.

Additional information about the Compensation and Human Resources Committee’s responsibilities is set forth in the Compensation and Human Resources Committee charter.

Corporate Governance Committee

The general purpose of the Corporate Governance Committee is to assist the Board in fulfilling its responsibilities with respect to our governance, including making recommendations to the Board concerning:

•	the size and composition of the Board, the qualifications and independence of the directors and the recruitment and selection of individuals to stand for election as directors;

•	the organization and operation of the Board, including the nature, size and composition of committees of the Board, the designation of committee chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the distribution of information to the Board and its committees; and

•	the compensation of non-employee directors.

Additional information about the Corporate Governance Committee’s responsibilities is set forth in the Corporate Governance Committee charter.

Compliance and Risk Committee

The general purpose of the Compliance and Risk Committee is to:

•	provide general oversight of our risk and compliance functions;

•	provide input to our management in the identification, assessment, mitigation and monitoring of enterprise-wide risks faced by the Company; and

•	provide recommendations to the Board with respect to its review of our business practices and compliance activities and enterprise risk management.

Additional information about the responsibilities of the Compliance and Risk Committee is set forth in the Compliance and Risk Committee charter.

Other Committees

From time to time, the Board also establishes special committees or ad hoc committees to assist the Board in carrying out its responsibilities. During fiscal year 2010, the Board established a special M&A Committee to review and approve certain acquisitions and divestitures. The current members of the M&A Committee are Messrs. Sulpizio (Chair), Bromark, Fernandes, Lofgren, Weinbach and Zambonini.

Director Nominating Procedures

The Corporate Governance Committee will consider director candidates recommended by stockholders. In considering candidates submitted by stockholders, the Committee will take into consideration the factors specified in our Corporate Governance Principles, as well as the current needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To recommend a candidate for consideration by the Committee, a stockholder must submit the recommendation in writing, including the following information:

•	the name of the stockholder and evidence of the stockholder’s ownership of Common Stock, including the number of shares owned and the length of time the shares have been owned; and

•	the name of the candidate, the candidate’s résumé or a list of the candidate’s qualifications to be a director of the Company, and the candidate’s consent to be named as a director nominee if recommended by the Committee and nominated by the Board.

Recommendations and the information described above should be sent to the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, New York 11749.

Once a person has been identified by the Corporate Governance Committee as a potential candidate, the Committee may: collect and review publicly available information regarding the person to assess whether the person should be considered further; request additional information from the candidate and the proposing stockholder; contact references or other persons to assess the candidate; and conduct one or more interviews with the candidate. The Committee may consider that information in light of information regarding any other candidates that the Committee may be evaluating at that time, as well as any relevant director search criteria. The evaluation process generally does not vary based on whether or not a candidate is recommended by a stockholder; however, as stated above, the Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that those shares have been held.

In addition to recommending director candidates to the Corporate Governance Committee, stockholders may also nominate candidates for election to the Board at the annual meeting of stockholders. For the 2012 annual meeting, these nominations must be received by the Corporate Secretary no earlier than April 5, 2012 and no later than May 5, 2012 (unless the date of the 2012 annual meeting of stockholders is changed by more than 30 days from the one year anniversary date of the 2011 annual meeting of stockholders). These nominations must provide certain information specified in our By-laws. See “Advance Notice Procedures for Our 2012 Annual Meeting,” below, for more information.

In addition to stockholder recommendations, the Corporate Governance Committee may receive suggestions as to nominees from our directors, officers or other sources, which may be either unsolicited or in response to requests from the Committee for these suggestions. In addition, the Committee may engage search firms to assist it in identifying director candidates.

Communications with Directors

The Board of Directors is interested in receiving communications from stockholders and other interested parties, which would include, among others, customers, suppliers and employees. These parties may contact any member (or members) of the Board or any committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit Committee is interested in receiving communications from employees and other interested parties, which would include stockholders, customers, suppliers and employees, on issues regarding accounting, internal accounting controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by postal mail to the office of the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.

The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are, therefore, not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is deemed unduly hostile, threatening, illegal or similarly unsuitable. Each communication received as described in the preceding paragraph will be forwarded to the applicable directors, unless the Corporate Secretary determines that the communication is not appropriate. Regardless, certain of these communications may be forwarded to other employees of the Company and Company advisors for review and action, when appropriate, or to the directors upon request.

Related Person Transactions

The Board has adopted a Related Person Transactions Policy, which is a written policy governing the review and approval or ratification of Related Person Transactions, as defined in SEC rules.

Under the Related Person Transactions Policy, each of our directors, nominees for director and executive officers must notify the General Counsel and/or the Office of Corporate Secretary of any potential Related Person Transaction involving that person or an immediate family member of that person. The General Counsel and/or the Office of Corporate Secretary will review each potential Related Person Transaction to determine if it is subject to the Related Person Transactions Policy. If so, the transaction will be referred for approval or ratification to the Corporate Governance Committee, which will approve or ratify the transaction only if it determines that the transaction is in, or is not inconsistent with, our best interests and the best interests of our stockholders. In determining whether to approve or ratify a Related Person Transaction, the Corporate Governance Committee may consider, among other things:

•	the fairness to us of the Related Person Transaction;

•	whether the terms of the Related Person Transaction would be on the same basis if the transaction, arrangement or relationship did not involve a related person;

•	the business reasons for us to participate in the Related Person Transaction;

•	the nature and extent of our participation in the Related Person Transaction;

•	whether any Related Person Transaction involving a director, nominee for director or executive officer or an immediate family member of a director, nominee for director or executive officer would be immaterial under the categorical standards adopted by the Board with respect to director independence contained in our Corporate Governance Principles;

•	whether the Related Person Transaction presents an actual or apparent conflict of interest for any director, nominee for director or executive officer, the nature and degree of such conflict and whether any mitigation of such conflict is feasible;

•	the availability of other sources for comparable products or services;

•	the direct or indirect nature and extent of the related person’s interest in the Related Person Transaction;

•	the ongoing nature of the Related Person Transaction;

•	the relationship of the related person to the Related Person Transaction and with us and others;

•	the importance of the Related Person Transaction to the related person; and

•	the amount involved in the Related Person Transaction.

The Corporate Governance Committee will administer the Related Person Transactions Policy and may review, and recommend amendments to, the Related Person Transactions Policy from time to time.

Compensation Committee Interlocks and Insider Participation

During fiscal year 2011, there were no compensation committee interlocks and no insider participation in Compensation and Human Resources Committee decisions that were required to be reported under the rules and regulations of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

COMPENSATION OF DIRECTORS

Only our non-employee directors receive compensation for their services as directors. Fees are paid to non-employee directors under our 2003 Compensation Plan for Non-Employee Directors (the “2003 Directors Plan”). The 2003 Directors Plan also allows the Board of Directors to authorize the payment of additional fees to any eligible director who chairs a committee of the Board of Directors or to an eligible director serving as the lead independent director or Chairman of the Board. Currently, all of our non-employee directors receive compensation pursuant to the 2003 Directors Plan. In July 2010, the Board of Directors, upon the recommendation of the Corporate Governance Committee, modified the compensation arrangements for our non-employee directors, effective as of the beginning of the fiscal year on April 1, 2010. The following table shows the annual fees for our non-employee directors.

	Fee Prior to	Fee Effective
Annual Fee Description	April 1, 2010	April 1, 2010
Non-Employee Director	$175,000	$275,000

Chairman of the Board	$175,000	$100,000

Audit Committee Chair	$25,000	$25,000

Compensation and Human Resources Committee Chair	$10,000	$15,000

Corporate Governance Committee Chair	$10,000	$10,000

Compliance and Risk Committee Chair	$10,000	$10,000

In establishing the changes to directors’ fees, the Board of Directors undertook a process involving considerable collaboration with Towers Watson, the independent compensation consultant who advises the Compensation and Human Resources Committee. At the recommendation of the Compensation and Human Resources Committee, Towers Watson was engaged to assist the Corporate Governance Committee and the Board with their deliberations by providing competitive market data and advice. The data provided by Towers Watson indicated, among other things, that the Board and its committees met, on average, more frequently than the boards and committees of the companies that comprised the Company’s compensation benchmark group in effect at the time, while the fees received by our non-employee directors prior to the approval of the new fee structure were at the 15th percentile of the compensation benchmark group. The new fee structure results in total fees that rank between the 50th and 75th percentiles of the compensation benchmark group. Regular non-employee director fees had not been increased since August 2005.

In July 2010, the Board of Directors also amended the 2003 Directors Plan. The 2003 Directors Plan previously provided that all director fees were to be paid in the form of deferred stock units, but that each director could elect to receive up to 50% of his or her director fees in cash. The amended 2003 Directors Plan provides that the Corporate Governance Committee may establish a maximum cash election of less than 50%, starting with elections made for director service years beginning on or after January 1, 2011. The Board, upon recommendation by the Corporate Governance Committee, reduced the maximum cash election applicable to the annual $275,000 non-employee director fee from 50% of the non-employee director fee to $100,000, effective January 1, 2011, so that non-employee directors are required to receive a greater percentage of their directors’ fees in the form of equity. The maximum cash election for the chairman and committee chair fees continues to be 50% of those fees.

In settlement of the deferred stock units following termination of service, a director receives shares of Common Stock in an amount equal to the number of deferred stock units in the director’s deferred compensation account. The deferred stock units are settled, at the election of the director, by delivery of shares of Common Stock either in a lump sum or in up to 10 annual installments beginning on the first business day of the calendar year after termination of service.

In addition to director fees, to further our commitment to support charities, non-employee directors are able to participate in our Matching Gifts Program. Under this program, we match contributions by directors up to an aggregate annual amount of $25,000 by a director to charities approved by us. Upon the mandatory retirement of a director in accordance with our director retirement policy, we also make a one-time donation of $10,000 to a charity specified by the retiring director.

We also provide directors with, and pay premiums for, director and officer liability insurance and we reimburse directors for reasonable expenses incurred in connection with Company business.

The following table includes information about compensation paid to our non-employee directors for the fiscal year ended March 31, 2011.

Fiscal Year 2011 Director Compensation Table

				All Other
	Fees Earned or	Stock Awards	Option	Compensation
	Paid in Cash(1)	(1)(2)	Awards(3)	(4)(5)	Total
Director	($)	($)	($)	($)	($)
R.J. Bromark	140,625	159,375	0	—	300,000

G.J. Fernandes	0	290,000	0	—	290,000

R. Kapoor(6)	0	0	0	—	0

K. Koplovitz	128,125	146,875	0	12,550	287,550

C.B. Lofgren	133,125	151,875	0	6,500	291,500

W.E. McCracken(7)	—	—	—	—	—

R. Sulpizio	128,125	146,875	0	25,000	300,000

L.S. Unger	133,125	151,875	0	6,150	291,150

A.F. Weinbach(8)	0	365,278	0	25,000	390,278

R. Zambonini	128,125	146,875	0	—	275,000

(1)	As noted above, all directors’ fees are paid in deferred stock units, except that directors may elect in advance to have a specified portion of those fees paid in cash. Prior to January 1, 2011, directors could elect to have up to 50% of all fees paid in cash. Effective January 1, 2011, the maximum cash election with respect to the $275,000 annual non-employee director fee was reduced from 50% of the non-employee director fee to $100,000. The maximum cash election for the chairman and committee chair fees continues to be 50% of those fees. The amounts in the “Fees Earned or Paid in Cash” column represent the amounts paid to directors who elected to receive a portion of their director fees in cash. In fiscal year 2011, Messrs. Fernandes and Weinbach elected to receive 100% of their director fees in deferred stock units and Messrs. Bromark, Lofgren, Sulpizio and Zambonini and Mss. Koplovitz and Unger elected to receive a portion of their director fees in cash.

(2)	As required by SEC rules, this column represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, “Compensation — Stock Compensation” for deferred stock units. The aggregate grant date fair value for deferred stock units is calculated by multiplying the number of deferred stock units by the closing market price of the Common Stock on the date the deferred stock units are credited to a director’s account. These award fair values have been determined based on the assumptions set forth in Note 15, “Stock Plans,” in the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

As of March 31, 2011, the following deferred stock units had been credited to each director’s account:

Aggregate Number of
Director	Deferred Stock Units
R.J. Bromark	20,596

G.J. Fernandes	62,531

R. Kapoor(6)	0

K. Koplovitz	12,573

C.B. Lofgren	40,158

W.E. McCracken(7)	47,707

R. Sulpizio	8,173

L.S. Unger	27,833

A.F. Weinbach(8)	33,573

R. Zambonini	25,481

(3)	No stock options were granted to non-employee directors during fiscal year 2011. Under prior director compensation arrangements, directors received a portion of their fees in options, each to purchase a share of Common Stock. The options were granted as of the day of the annual meeting of stockholders, with an exercise price equal to the closing price of the Common Stock on that date and the options vested on the day before the next succeeding annual meeting date. As of March 31, 2011, Mr. Fernandes held 1,125 options with an exercise price of $23.37 and an expiration date of June 18, 2013, all of which are vested.

(4)	The amounts in this column include contributions we made under our Matching Gifts Program in fiscal year 2011. Under our current Matching Gifts Program, we match up to $25,000 of director charitable contributions made in each fiscal year by each director. Because our matching gifts are processed several months after the related director contributions are reported to us, the matching gifts that are included in this column for fiscal year 2011 also include matching gifts that were made in fiscal year 2011 to match some director contributions made in fiscal year 2010. The contributions we made under our Matching Gifts Program in fiscal year 2011 were as follows: Ms. Koplovitz, $12,550; Mr. Lofgren, $6,500; Mr. Sulpizio, $25,000; Ms. Unger, $6,150; and Mr. Weinbach, $25,000.

(5)	We provide directors with, and pay premiums for, director and officer liability insurance and reimburse directors for reasonable travel and accommodation expenses incurred in connection with Company business, the values of which are not included in this table.

(6)	Mr. Kapoor was elected to the Board of Directors in April 2011 and as a member of the Audit Committee in June 2011. He has not yet received a quarterly compensation payment for his service on the Board.

(7)	As Chief Executive Officer, Mr. McCracken is compensated as an employee of the Company and received no compensation in his capacity as a director in fiscal year 2011. Mr. McCracken’s deferred stock units were received by him as a non-employee director prior to his becoming an employee of the Company in fiscal year 2010. For a description of Mr. McCracken’s fiscal year 2011 compensation, please see “Compensation and Other Information Concerning Executive Officers,” below.

(8)	Mr. Weinbach was elected as non-executive Chairman of the Board on May 6, 2010, during fiscal year 2011.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

On the recommendation of the Corporate Governance Committee, the Board of Directors has nominated the persons listed below for election as directors at the annual meeting, each to serve until the next annual meeting and until his or her successor is duly elected and qualified. Each of the nominees is an incumbent director.

Each of the nominees has confirmed to us that he or she expects to be able to continue to serve as a director until the end of his or her term. If, however, at the time of the annual meeting, any of the nominees named below is not available to serve as a director (an event that the Board does not anticipate), all the proxies granted to vote in favor of that director’s election will be voted for the election of any other person or persons that the Board may nominate.

Our policy is that all directors and nominees should attend our annual meetings of stockholders. All of our directors then in office attended the 2010 annual meeting of stockholders.

Under our majority voting standard for uncontested elections of directors, a director nominee will be elected only if the number of votes cast “for” exceeds the number of votes “against” the director’s election. In contested elections, the plurality voting standard will apply, under which the nominees receiving the most votes will be elected regardless of whether those votes constitute a majority of the shares voted at the meeting. Under our Corporate Governance Principles, if a director does not receive more votes “for” than votes “against” at an annual meeting of stockholders, generally the Board of Directors will have 90 days from the certification of the vote to accept or reject the individual’s irrevocable resignation that all incumbent directors are required to submit before the mailing of the Proxy Statement for the annual meeting.

The Board does not have a formal policy with respect to diversity. However, the Board and the Corporate Governance Committee each believe that it is essential that the Board members represent diverse viewpoints, with a broad array of experiences, professions, skills, geographic representation and backgrounds that, when considered as a group, provide a sufficient mix of perspectives to allow the Board to best fulfill its responsibilities to the long-term interests of the Company’s stockholders.

Set forth below are each nominee’s name, age, principal occupation for at least the last five years and other biographical information, including the year in which each was first elected a director of the Company. In addition, the biographies discuss the particular experience, qualifications, attributes and skills of the director that, in light of the Company’s business and structure, led the Board to conclude that the individual should serve on the Board of the Company.

RAYMOND J. BROMARK	Director since 2007	Age 65

Mr. Bromark is a retired Partner of PricewaterhouseCoopers, LLP (“PwC”), an international accounting and consulting firm. He joined PwC in 1967 and became a Partner in 1980. He was Partner and Head of the Professional, Technical, Risk and Quality Group of PwC from 2000 to 2006, a Global Audit Partner from 1994 to 2000 and Deputy Vice Chairman, Auditing and Business Advisory Services from 1990 to 1994. In addition, he served as a consultant to PwC from 2006 to 2007. Since March 2011, Mr. Bromark has been a director of Tesoro Logistics GP, LLC, the general partner of Tesoro Logistics LP, an operator, developer and acquirer of crude oil and refined products logistics assets. He chairs the audit committee of Tesoro Logistics GP, LLC. Mr. Bromark was a director of World Color Press, Inc., a provider of printing services, and chaired its audit committee, from 2009 to 2010 when the company merged into another company. He is a member of the American Institute of Certified Public Accountants (the “AICPA”) and in previous years has participated as a member of the University of Delaware’s Weinberg Center for Corporate Governance’s Advisory Board. Mr. Bromark was PwC’s representative on the AICPA’s Center for Public Company Audit Firms’ Executive Committee. He has also been a member of the Financial Accounting Standards Board Advisory

Council, the Public Company Accounting Oversight Board’s Standing Advisory Group, the AICPA’s Special Committee on Financial Reporting, the AICPA’s SEC Practice Section Executive Committee and the AICPA’s Ethics Executive Committee.

Qualifications

Mr. Bromark’s qualifications include: extensive experience in accounting, auditing, financial reporting, and compliance and regulatory matters; deep understanding of financial controls and familiarity with large public company audit clients; and extensive experience in leadership positions at PwC.

GARY J. FERNANDES	Director since 2003	Age 67

Mr. Fernandes has been Chairman and President of FLF Investments, a family business involved with the acquisition and management of commercial real estate properties and other assets, since 1999. Mr. Fernandes retired as Vice Chairman of Electronic Data Systems Corporation (“EDS”), a global technology services company, in 1998, after serving as Senior Vice President of EDS from 1984 to 1996, and as Chairman of A.T. Kearney, a management consulting firm and a subsidiary of EDS, after serving from 1995 to 1998. He served on the board of directors of EDS from 1981 to 1998. After retiring from EDS, Mr. Fernandes founded Convergent Partners, a venture capital fund focusing on buyouts of technology-related companies, and was a partner from 1999 to 2000. In 1993, he founded Voyagers The Travel Store Holdings, Inc. (“Voyagers”), a chain of travel agencies, acting as president and sole shareholder. Voyagers filed a petition under Chapter 7 of the U.S. federal bankruptcy laws in 2001. He has served as a director of BancTec, Inc., a privately-held systems integration, manufacturing and services company, since 2003 and Blockbuster Inc., a provider of home entertainment services, since 2004. Mr. Fernandes also serves as an advisory director of MHT Partners, an investment banking firm serving mid-market companies. Mr. Fernandes was a director of webMethods, Inc., a business integration and optimization software company, from 2002 until 2005 and a director of 7-Eleven, Inc., an operator, franchisor, and licensor of convenience stores worldwide, from 1991 until 2005. He served as a director of E-Telecare Global Solutions, a provider of customer care outsourcing services, from 2007 until 2008, where he also served as Non-Executive Chairman of the Board. He serves on the Board of Governors of Boys & Girls Clubs of America. He also serves as a trustee of the O’Hara Trust, a charitable trust that benefits the Boys & Girls Clubs of Dallas County, and the Hall-Voyer Foundation, a charity supporting educational and health programs in Honey Grove, Texas. Mr. Fernandes has chaired the audit, compensation and finance committees of a number of public companies.

Qualifications

Mr. Fernandes’s qualifications include: extensive leadership experience at a large, complex, global public company; extensive experience in the technology industry; global business experience through 15 years of responsibility for EDS’s international business; government and regulatory experience through oversight of EDS’s U.S. government business; financial and investment experience; entrepreneurial experience; and public company governance experience as a member or chair of boards and board committees of public companies.

ROHIT KAPOOR	Director since April 2011	Age 46

Mr. Kapoor has been President and Chief Executive Officer of ExlService Holdings, Inc. (“EXL Holdings”), a provider of outsourcing and transformation services, since 2008, and has been a director of EXL Holdings since 2002. Mr. Kapoor co-founded ExlService.com, Inc. (“EXL Inc.”), a wholly-owned subsidiary of EXL Holdings, in April 1999. Mr. Kapoor served as EXL Holdings’ Chief Financial Officer from November 2002 to June 2005 and from August 2006 to March 2007, as its Chief Operating Officer from June 2007 to April 2008 and as President and Chief Financial Officer of EXL Inc. since

August 2000. Prior to founding EXL Inc., Mr. Kapoor served as a business head of Deutsche Bank from July 1999 to July 2000. From 1991 to 2000, Mr. Kapoor served in various capacities at Bank of America in the United States and Asia, including India.

Qualifications

Mr. Kapoor’s qualifications include: extensive leadership experience at a public company; extensive accounting experience; international experience; entrepreneurial experience; governance experience as a member of the board of a public company; and a deep understanding of operational efficiencies.

KAY KOPLOVITZ	Director since 2008	Age 66

Ms. Koplovitz has been a principal of Koplovitz & Co., LLC, a media and investment firm, since 1998. She has been a director of Liz Claiborne, Inc., a designer and marketer of fashion apparel and accessories, since 1992, and Chairman of the Board since 2007. She is a founder of USA Network, an international cable television programming company, and served as its Chairman and Chief Executive Officer from 1977 to 1998. In 2001, Ms. Koplovitz co-founded Boldcap Ventures, a venture capital fund focused on investing in early to mid-stage companies, primarily in the healthcare and technology sectors, of which she is a governing board member. Ms. Koplovitz served as a director and member of the governance committee of Oracle Corporation, a database software and middleware company, from 1998 to 2001, and was a director of Instinet Group, Inc., an electronic brokerage services provider, from 2001 to 2007. From 2000 to 2001, Ms. Koplovitz served as Chief Executive Officer of Working Women Network, a multi-platform media company, which filed a petition under Chapter 7 of the U.S. federal bankruptcy laws in 2001 after Ms. Koplovitz left the company. Ms. Koplovitz serves as Chairman at Joy Berry Enterprises, Inc., a privately held publisher of children’s books, and serves on the boards of Ion Media Networks, Inc., a privately owned television and media company, The Paley Center for Media (formerly the Museum of Television and Radio), Springboard Enterprises, a non-profit organization that supports emerging growth ventures led by women, and the International Tennis Hall of Fame and is a Trustee of Babson College.

Qualifications

Ms. Koplovitz’s qualifications include: extensive executive leadership experience at a large, complex company; entrepreneurial experience; extensive marketing and sales experience; technology experience; venture capital investment experience; and public company governance experience as a member or chair of boards and board committees of public companies.

CHRISTOPHER B. LOFGREN	Director since 2005	Age 52

Mr. Lofgren has been President and Chief Executive Officer of Schneider National, Inc. (“Schneider National”), a provider of transportation and logistics services, since 2002. He served as Chief Operating Officer of Schneider National from 2001 to 2002, Chief Executive Officer of Schneider Logistics, a subsidiary of Schneider National, from 2000 to 2001, Chief Information Officer of Schneider National from 1996 to 2002, and Vice President, Engineering and Systems Development of Schneider National from 1994 to 1996. Prior to joining Schneider National, Mr. Lofgren held several positions at Symantec Corp., a security, storage and systems management solutions company, including Interim General Manager, Director of Engineering and Senior Engineer Manager. Prior to Symantec, Mr. Lofgren was a Senior Staff Engineer with Motorola, Inc., a telecommunications company. Mr. Lofgren serves on the Advisory Boards of the School of Industrial and Systems Engineering and the Georgia Institute of Technology. He was inducted into the National Academy of Engineering in 2009.

Qualifications

Mr. Lofgren’s qualifications include: extensive executive leadership experience at a large, complex company; extensive technology experience; and understanding of regulatory compliance through Schneider National’s highly regulated industry.

WILLIAM E. McCRACKEN	Director since 2005	Age 68

Mr. McCracken has been Chief Executive Officer of the Company since January 2010. He was non-executive Chairman of the Board from June 2007 to September 2009 and Interim Executive Chairman of the Board from September 2009 to January 2010, and he served as executive Chairman of the Board from January 2010 to May 2010. He was President of Executive Consulting Group, LLC, a general business consulting firm, from 2002 to January 2010. During his 36-year tenure at International Business Machines Corporation (“IBM”), a manufacturer of information processing products and a technology, software and networking systems manufacturer and developer, Mr. McCracken held a variety of executive positions, including General Manager of IBM Printing Systems Division from 1998 to 2001, General Manager of Marketing, Sales and Distribution for IBM PC Company from 1994 to 1998 and President of IBM’s EMEA and Asia Pacific PC Company from 1993 to 1994. From 1995 to 2001, he served on IBM’s Chairman’s Worldwide Management Council, a group of the top 30 executives at IBM. Mr. McCracken was a director of IKON Office Solutions, Inc., a provider of document management systems and services, from 2003 to 2008, where he served on its audit committee, compensation committee and strategy committee at various points in time during his tenure as a director. Mr. McCracken serves on the board of the National Association of Corporate Directors (“NACD”), a nonprofit membership organization for corporate board members. He is also Chairman of the Board of Trustees of Lutheran Social Ministries of New Jersey, a charitable organization that provides adoption, assisted living, counseling and immigration and refugee services.

Qualifications

Mr. McCracken’s qualifications include: extensive executive leadership experience at large, complex, global public companies, including the Company; extensive technology experience; international management experience; government and regulatory experience through oversight of government business for managed operations at IBM; and public company governance experience as a member or chair of boards and board committees of public companies and as a director of the NACD.

RICHARD SULPIZIO	Director since 2009	Age 61

Mr. Sulpizio has been President and Chief Executive Officer of Qualcomm Enterprise Services, a division of Qualcomm Incorporated (“Qualcomm”) responsible for mobile communications and services to the transportation industry, since December 2009. Mr. Sulpizio served as President and Chief Operating Officer of Qualcomm, a developer of wireless technologies, products and services, from 1998 to 2001 and served in various other executive positions between 1991 and 1998. He served as a director of Qualcomm from 2000 to 2007. Mr. Sulpizio served as President and Chief Executive Officer of MediaFLO, USA, Inc., a Qualcomm subsidiary involved in bringing multimedia services to the wireless industry, from 2005 to 2006. Mr. Sulpizio served as President of Qualcomm Europe in 2004 and President of Qualcomm China from 2002 to 2003. Before joining Qualcomm, Mr. Sulpizio worked for eight years at Unisys Corporation, a worldwide information technology company, and 10 years at Fluor Corporation, an engineering and construction company. He has served as a director of ResMed, Inc., a global developer, manufacturer and marketer of medical products, since 2005, where he has served on its governance committee and compensation committee. He also serves on the advisory board of the University of California San Diego’s Sulpizio Family Cardiovascular Center and the board of directors of the Danny Thompson Memorial Leukemia Foundation.

Qualifications

Mr. Sulpizio’s qualifications include: extensive executive leadership experience at a large, complex, global public company; extensive technology experience; international management experience; and public company governance experience as a member or chair of boards and board committees of public companies.

LAURA S. UNGER	Director since 2004	Age 50

Since January 2010, Ms. Unger has been a special advisor to Promontory Financial Group, a global consulting firm for financial services companies. She served as the Independent Consultant to JPMorgan Chase & Co., a global securities, investment banking and retail banking firm, for the global analyst conflict settlement from 2003 to 2010. From 2002 to 2003, Ms. Unger was employed by CNBC, a satellite and cable television business news channel, as a Regulatory Expert. Ms. Unger was a Commissioner of the SEC from 1997 to 2002, and served as Acting Chairperson of the SEC from February to August 2001. Ms. Unger served as Counsel to the U.S. Senate Committee on Banking, Housing and Urban Affairs from 1990 to 1997. Prior to working on Capitol Hill, Ms. Unger was an attorney with the Enforcement Division of the SEC. Ms. Unger has served as a director and member of the governance, compensation and audit committees of Ambac Financial Group, Inc., a holding company whose affiliates provide financial guarantees and financial services, since 2002 and a director and member of the nominating and governance committee of CIT Group, Inc., a provider of financing to small businesses and middle market companies, since 2010. Ms. Unger was a director and member of the nominating and governance committee and audit committee of the IQ Funds Complex, a group of closed-end mutual funds, from 2008 to 2010, a director and a member of the audit committee of Borland Software Corporation, a provider of software lifecycle management solutions, from 2002 to 2004 and a director and member of the audit committee of MNBA Corporation, a bank holding company, from 2004 to 2006. She also serves as a director of Children’s National Medical Center Foundation.

Qualifications

Ms. Unger’s qualifications include: government and public policy experience; legal and regulatory experience; extensive leadership experience at government agencies; and public company governance experience as a member or chair of boards and board committees of public companies.

ARTHUR F. WEINBACH	Director since 2008	Age 68

Mr. Weinbach has been Chairman of the Board of the Company since May 2010. From 2007 to June 2010, Mr. Weinbach was Executive Chairman and since July 2010 non-executive Chairman of Broadridge Financial Solutions, Inc., a provider of products and services for securities processing, clearing and outsourcing which was spun off from Automatic Data Processing, Inc. (“ADP”), a provider of business outsourcing solutions. Prior to the spin-off, Mr. Weinbach was associated with ADP from 1980 to 2007, serving as Chief Executive Officer from 1996 to 2006 and as Chairman until November 2007. Prior to joining ADP, Mr. Weinbach held various positions at Touche Ross & Co., an accounting firm and a predecessor of Deloitte & Touche LLP, and was a partner from 1975 to 1979. He has been a director of The Phoenix Companies, Inc., a provider of life insurance and annuity products, since 2008, chairman of its audit committee since 2009 and a member of its compensation committee since 2008. Previously, Mr. Weinbach served as a director of First Data Corporation, a provider of electronic commerce and payment solutions for merchants, financial institutions and card issuers, from 2000 to 2006, and as a member of its audit committee for much of that period. He was also a director of Schering-Plough Corporation, a pharmaceutical manufacturer, from 1999 to 2009, at which he chaired its audit and finance committees during various times. He is currently a Trustee of New Jersey SEEDS, a non-profit organization providing academic enrichment and leadership programs for high-achieving, low-income youth.

Qualifications

Mr. Weinbach’s qualifications include: extensive financial, accounting and auditing experience; international experience; technology experience; and public company governance experience as a member or chair of boards and board committees of public companies.

RENATO (RON) ZAMBONINI	Director since 2005	Age 64

Mr. Zambonini was Chairman of the Board of Cognos Incorporated (“Cognos”), a developer of business intelligence software, from 2004 until 2008, and a director from 1994 until 2008. Mr. Zambonini was Chief Executive Officer of Cognos from 1995 to 2004, President from 1993 to 2002, and Senior Vice President, Research and Development from 1990 to 1993. Prior to joining Cognos, Mr. Zambonini served as Vice President, Research and Development of Cullinet Software, Inc., a software developer, from 1987 to 1989. Mr. Zambonini has served as a director of Parametric Technology Corporation, a company that develops, markets and supports product development software solutions and related services, since May 2011. Mr. Zambonini served as a director of Reynolds & Reynolds, a software company servicing automotive dealerships, from 2003 to 2006, and a director of Emergis, Inc., an electronic commerce business, from 2004 to 2008. Mr. Zambonini served on the audit committee of Reynolds & Reynolds and the compensation committee of Emergis, Inc.

Qualifications

Mr. Zambonini’s qualifications include: extensive executive leadership experience at a large, complex, public company; extensive technology experience; and public company governance experience as a member or chair of boards and board committees of public companies.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE NOMINEES LISTED ABOVE (PROPOSAL 1).

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

KPMG LLP has been the Company’s independent registered public accounting firm since the fiscal year ended March 31, 2000 and has been appointed by the Audit Committee to serve in that capacity for the fiscal year ending March 31, 2012, subject to ratification by our stockholders.

Our engagement letter with KPMG LLP contains procedures for the resolution of disputes between us and KPMG LLP. These procedures provide for the submission of a dispute to mediation if requested by us or if we agree to KPMG LLP’s request for mediation. If we do not agree to KPMG LLP’s request for mediation, if a dispute is not resolved by mediation within 90 days of the commencement of the mediation (or by the end of a longer period if agreed to by the parties) or if one of the parties declares that mediation is inappropriate to resolve the dispute, the engagement letter provides that arbitration will be used to resolve the dispute. In such an arbitration, the engagement letter provides that the panel of arbitrators will have no power to award non-monetary or equitable relief. Mediation or arbitration procedures and relief provisions of the type in our engagement letter with KPMG are common in engagement letters with large independent registered public accounting firms representing public companies, and we believe these customary provisions are in the best interests of our stockholders.

Although our By-laws do not require the submission of the selection of our independent registered public accounting firm to our stockholders for approval or ratification, the Audit Committee considers it desirable to obtain the views of our stockholders on that appointment. If our stockholders fail to ratify the appointment of KPMG LLP, the Audit Committee may reconsider its selection of the firm as our independent registered public accounting firm for the fiscal year ending March 31, 2012.

A representative of KPMG LLP will be present at the annual meeting, will have an opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2).

Audit and Other Fees Paid to KPMG LLP

The fees billed by KPMG LLP for professional services rendered for the fiscal years ended March 31, 2011 and March 31, 2010 are reflected in the following table:

Fee Category	Fiscal Year 2011 Fees	Fiscal Year 2010 Fees
Audit Fees	$11,948,000	$13,662,000

Audit-Related Fees	1,175,000	1,231,000

Tax Fees	603,000	1,059,000

All Other Fees	—	125,000

Total Fees	$13,726,000	$16,077,000

Audit Fees

Audit fees relate to: audit work performed in connection with the audit of our financial statements for the fiscal years ended March 31, 2011 and 2010 included in our Annual Reports on Form 10-K; the audit of the effectiveness of our internal control over financial reporting at March 31, 2011 and 2010; the reviews of the interim financial statements included in our Quarterly Reports on Form 10-Q for the fiscal years ended March 31, 2011 and 2010; as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters to underwriters and lenders, statutory audits of foreign subsidiaries, review of consent letters, SEC filings and comment letters, and discussions surrounding the proper application of financial accounting and reporting standards.

Audit-Related Fees

Audit-related fees are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including employee benefit plan audits and special procedures required to meet certain regulatory requirements. The audit-related fees for fiscal year 2011 primarily include services in connection with business combinations ($594,000), benefit plan audits ($67,000), XBRL reporting ($227,000), software license compliance ($50,000), IASB convergence ($63,000) and an engagement under Statement on Auditing Standards (“SAS”) No. 70, Service Organizations ($86,000). The audit-related fees for fiscal year 2010 primarily include services in connection with business combinations ($972,000), benefit plan audits ($55,000), XBRL reporting ($92,000) and an engagement under SAS No. 70, Service Organizations ($90,000).

Tax Fees

Tax fees reflect all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including assisting with tax planning; supporting other tax-related regulatory requirements; and assisting with tax compliance and reporting matters. The tax fees for fiscal year 2011 primarily include services in connection with international and U.S. tax compliance matters and the preparation of U.S. income tax forms. The tax fees for fiscal year 2010 primarily include services in connection with international and U.S. tax compliance matters, preparation of U.S. income tax forms, as well as consulting on business combinations.

All Other Fees

All other fees represent fees for services related to certain of the Company’s compliance programs and the Company’s accounting and procedures manual, of which there were $125,000 in fiscal year 2010.

The Audit Committee has concluded that the provision of the non-audit services listed above is compatible with maintaining the independence of KPMG LLP.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring Audit Committee pre-approval of the performance of all audit, audit-related and non-audit services (including tax services) by our independent registered public accounting firm. The Audit Committee may consult with management in determining which services are to be performed, but may not delegate to management the authority to make these determinations. The Audit Committee has also delegated to its Chairman the authority to pre-approve the performance of audit, audit-related and non-audit services by our independent registered public accounting firm (provided that tax services may be pre-approved only up to $100,000), if such approval is necessary or desirable in between meetings, provided that the Chairman must advise the Audit Committee no later than its next scheduled meeting.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements and internal controls for the fiscal year ended March 31, 2011 with management.

The Audit Committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from KPMG LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with KPMG LLP its independence.

Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended March 31, 2011 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Raymond J. Bromark, Chair
Arthur F. Weinbach
Ron Zambonini

COMPENSATION AND HUMAN RESOURCES COMMITTEE REPORT ON
EXECUTIVE COMPENSATION

The Compensation and Human Resources Committee (the “Compensation Committee”) has reviewed and discussed with management the following Compensation Discussion and Analysis section of this Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION AND HUMAN RESOURCES COMMITTEE

Gary J. Fernandes, Chair
Kay Koplovitz
Richard Sulpizio
Arthur F. Weinbach

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement contains the Company’s discussion and analysis of the fiscal year 2011 compensation of the executive officers of the Company who are required by SEC rules to be named in our Summary Compensation Table that appears later in this Proxy Statement. We refer to these executives as our “Named Executive Officers.” For fiscal year 2011, our Named Executive Officers were:

•	William E. McCracken, Chief Executive Officer;

•	Nancy E. Cooper, Executive Vice President and Chief Financial Officer;

•	George J. Fischer, Executive Vice President and Group Executive, Worldwide Sales and Operations;

•	Amy Fliegelman Olli, Executive Vice President and General Counsel; and

•	Ajei S. Gopal, Executive Vice President, Technology and Development.

The Compensation Committee, which is composed of independent directors, made all compensation determinations with respect to the compensation of our Named Executive Officers for fiscal year 2011 and for performance cycles ending in fiscal year 2011.

Highlights of Fiscal Year 2011 Compensation

•	All compensation of the Named Executive Officers is determined by our independent Compensation Committee.

•	The Company has a pay-for-performance philosophy.

•	A substantial majority of total direct compensation is performance-based.

•	A substantial majority of performance-based compensation is paid in Company stock, and is weighted towards a focus on long-term performance.

•	Total direct compensation for the Named Executive Officers is generally targeted between the 50th and 75th percentiles of the Company’s compensation benchmark group.

•	The elements of fiscal year 2011 regular direct compensation for the Named Executive Officers were:

-	Base salary;

-	Annual performance cash incentive;

-	Stock options, subject to vesting over a three-year period;

-	One-year performance shares, subject to vesting over a two-year period after completion of the performance cycle; and

-	Three-year performance shares.

•	Although fiscal year 2011 was successful for the Company, the Company achieved less than 100% of its aggressive target goals for its performance-based compensation program. Consistent with the Company’s pay-for-performance philosophy:

-	The annual performance cash incentive and the one-year performance shares were paid out at approximately 84% of target.

-	The payout of the fiscal year 2009-2011 three-year performance shares reflected less-than-target performance during the performance cycle, limiting the payout to 98.15% of target.

•	The Company paid retention awards to the Named Executive Officers other than the Chief Executive Officer under retention agreements that required them to remain employed with the Company from fiscal year 2010 into fiscal year 2011, due to the uncertainty surrounding the transition to the new Chief Executive Officer.

Compensation Philosophy and Plan Design

Philosophy

The Company maintains a pay-for-performance compensation philosophy and expects all executives to satisfy their respective performance objectives established by the Compensation Committee. Through this philosophy, the Compensation Committee intends to hold Named Executive Officers accountable for the Company’s performance and for business decisions made during each fiscal year. To implement this philosophy, the Compensation Committee ties a substantial portion of each Named Executive Officer’s compensation to the Company’s performance. The Company compensates its Named Executive Officers based largely on the achievement of the Company’s financial, operational and strategic objectives. The Company’s compensation program is designed to appropriately balance the annual and long-term performance objectives of the Company and to promote the interests of our stockholders.

Performance-Based Compensation Developments

Introduction of Stock Option Awards

For fiscal year 2011, stock options were introduced to the executive compensation plan to provide additional direct alignment of the Company’s compensation incentives with increases in stockholder value.

Introduction of Line-of-Sight Performance Metrics

The annual performance cash incentive and the one-year and three-year performance share awards are all payable based on the achievement of specific performance goals established by the Compensation Committee at the beginning of the pertinent performance cycle. For fiscal year 2011, “line-of-sight” business-specific performance metrics were added for the annual performance cash incentive for some executive officers, including one Named Executive Officer, to focus more directly on the performance of the business for which the particular executive is responsible.

Replacement of One-Year Performance Share Component

During fiscal year 2011, the Compensation Committee approved the prospective elimination of the one-year performance shares from the plan design for members of the Company’s Executive Management Team (which includes the Named Executive Officers). The 33% of the value of the executive’s long-term incentive award that was awarded in the form of one-year performance shares will be replaced by increasing the target value of the executive’s three-year performance share award from 33% to 66%. The target value of the executive’s stock option grant will remain at 34%. The purpose of this change is to more closely align the direct relationship of the performance goals with long-term Company performance. The elimination of the one-year performance shares for newly hired members of the Executive Management Team will be effective beginning in fiscal year 2012. To mitigate the decrease in annual vested compensation to current executive officers, the Compensation Committee approved a transition plan under which current executive officers’ long-term incentive award value has been granted as follows for fiscal year 2012:

•	20% in the form of stock options that will vest 34%, 33% and 33% on the first, second and third anniversaries of the date of grant, respectively;

•	20% in the form of one-year performance share awards that will be payable in the form of restricted stock that will vest 25% on the date the Compensation Committee certifies the achievement of performance goals for the fiscal year 2012 performance cycle and 75% on the first anniversary of the issuance of those shares; and

•	60% in the form of three-year performance share awards that vest on the date the Compensation Committee certifies the achievement of performance goals for the three-year performance cycle ending on March 31, 2014.

Target Direct Compensation Mix

The Compensation Committee believes that a significant portion of the total targeted direct compensation of the Named Executive Officers should be performance-based and, therefore, at-risk. The following graph illustrates that our Named Executive Officers have approximately 80%, on average, of their total targeted direct compensation contingent upon performance outcomes, with the largest percentage comprising long-term equity awards. For more information about annual performance cash incentive awards and long-term incentive compensation, see “Performance-Based Compensation,” below.

Compensation Decisions for Fiscal Year 2011

The following table reflects the decisions that the Compensation Committee made with respect to fiscal year 2011 compensation of the Named Executive Officers. The compensation shown in the table is cash and equity that was earned or received with respect to fiscal year 2011.

The table demonstrates that:

•	The Compensation Committee is implementing the Company’s pay-for-performance philosophy.

•	A substantial majority of the Named Executive Officers’ total direct compensation is performance-based.

•	A substantial majority of the Named Executive Officers’ performance-based compensation is paid in Company stock.

•	A substantial portion of the Named Executive Officers’ total direct compensation is weighted towards a focus on long-term performance, because the compensation remains unrealized due to a combination of long-term performance cycles and vesting terms.

			Fiscal 2011	Fiscal 2011				Fiscal 2009-2011
			Annual	One-Year				Three-Year Performance
	Fiscal 2011		Performance	Performance Shares(3)		Stock Options(4)		Shares(3)(5)(6)
	Base	Retention	Cash
(1)	Salary	Award(2)	Incentive	Shares	Value	Shares	Value	Shares	Value
W.E. McCracken
Target	$1,000,000		$1,500,000 (7)	84,789		262,074		—	—
Actual-realized	$1,000,000	—	$1,266,000	24,288	$599,428	89,106	$465,133	—	—
Actual-unrealized				47,146	$1,163,563	172,968	$902,893	—	—

N.E. Cooper
Target	$600,000	—	$600,000	33,915		104,829		31,096
Actual-realized	$600,000	$600,000	$506,400	9,715	$239,766	35,642	$186,051	30,520	$753,234
Actual-unrealized				18,857	$465,391	69,187	$361,156

G.J. Fischer
Target	$700,000	—	$700,000	40,698		125,796		29,459
Actual-realized	$700,000	$600,000	$583,100	11,658	$287,719	42,771	$223,265	28,914	$713,598
Actual-unrealized				22,628	$558,459	83,025	$433,391

A. Fliegelman Olli
Target	$600,000	—	$600,000	20,349		62,898		21,276
Actual-realized	$587,500 (8)	$500,000	$506,400	5,829	$143,860	21,386	$111,635	20,882	$515,368
Actual-unrealized				11,314	$279,230	41,512	$216,693

A.S. Gopal
Target	$550,000	—	$550,000	25,436		78,621		16,366
Actual-realized	$550,000	$550,000	$386,100	7,286	$179,818	26,732	$139,541	16,063	$396,435
Actual-unrealized				14,142	$349,025	51,889	$270,861

(1)	“Actual-realized” compensation is compensation that is vested (i.e., no longer subject to forfeiture under the terms of the award) and “actual-unrealized” compensation is unvested (i.e., subject to forfeiture under the terms of the award).

(2)	The Compensation Committee approved retention agreements with Mss. Cooper and Fliegelman Olli and Messrs. Fischer and Gopal during fiscal year 2010 that provided for each executive to receive one or more cash payments under certain circumstances if the executive remained employed with the Company in fiscal year 2010 and fiscal year 2011, during the transition to a new Chief Executive Officer. Ms. Cooper’s retention award was paid in equal installments on May 15, 2010 and October 15, 2010. The retention awards for Ms. Fliegelman Olli and Messrs. Fischer and Gopal were paid on April 15, 2011. See “Other Important Compensation Matters — Retention Agreements,” below.

(3)	The actual realized value of the shares of the Company’s Common Stock underlying the one-year and three-year performance share awards is based on the closing price of the Common Stock on May 10, 2011 ($24.68), the date the Compensation Committee issued the Common Stock underlying the awards.

(4)	Stock option awards granted during fiscal year 2011 vest in approximately equal installments on the first three anniversaries of the date of grant (June 25, 2010). For purposes of providing an illustrative value of the options, the Company shows the difference between the Common Stock price on the June 25, 2010 date of grant ($19.46) and the Common Stock price on May 10, 2011 ($24.68), the date the Compensation Committee approved the payout for all long-term incentive awards for the fiscal year ended March 31, 2011. This illustrative value could differ from the actual value of the stock options on the dates on which the stock options actually vest.

(5)	This table does not reflect the fiscal year 2011-2013 three-year performance shares that were awarded in fiscal year 2011, because they will not be issued until the conclusion of the three-year performance cycle on March 31, 2013, subject to attainment of the applicable performance goals.

(6)	Because Mr. McCracken joined the Company as Chief Executive Officer in January 2010, after the commencement of the performance cycle, he was not eligible for an award of fiscal year 2009-2011 three-year performance shares.

(7)	Mr. McCracken’s annual performance cash incentive award target was increased from $1,250,000 to $1,500,000 for fiscal year 2011 in connection with the negotiation of Mr. McCracken’s initial employment agreement as Chief Executive Officer of the Company.

(8)	The weighting of Ms. Fliegelman Olli’s fiscal year direct compensation was adjusted for fiscal year 2011 in recognition of the expansion of her role, including the addition of oversight of the Company’s internal audit function. Ms. Fliegelman Olli’s annual base salary and annual performance cash incentive were each increased from $550,000 to $600,000 and her target long-term incentive award was reduced from $1,300,000 to $1,200,000. Ms. Fliegelman Olli’s actual realized salary reflects that her salary at the increased rate was in effect for part of fiscal year 2011.

Compensation Based on Fiscal Year 2011 Performance

Although fiscal year 2011 was a successful year, the Company achieved less than 100% of its aggressive target performance goals for the fiscal year 2011 annual performance cash incentive awards and the fiscal year 2011 one-year performance share awards. Based on Company performance over fiscal years 2009-2011 (which included fiscal year 2011 performance), the Company achieved 98.15% of the target performance goals for the fiscal year 2009-2011 three-year performance shares.

The following table shows for each of the Named Executive Officers the payout level with respect to compensation based entirely or partially on fiscal year 2011 performance. The table also shows that performance-based compensation relating to fiscal year 2011 was a substantial majority of the total direct compensation of the Named Executive Officers and that a substantial majority of performance-based compensation was delivered in the form of equity.

	Payout as a Percentage of Target
				Performance-	Equity
	FY 2011			Based	Compensation
	Annual	FY 2011	FY 2009-2011	Compensation	as a Percentage
	Performance	1-Year	3-Year	as a Percentage	of Performance-
	Cash	Performance	Performance	of Total Direct	Based
Name	Incentive	Shares	Shares	Compensation	Compensation
W.E. McCracken(1)	84.4%	84.25%	—	85%	81%

N.E. Cooper	84.4%	84.25%	98.15%	69%	81%

G.J. Fischer	83.3%	84.25%	98.15%	71%	82%

A. Fliegelman Olli	84.4%	84.25%	98.15%	59%	72%

A.S. Gopal	70.2%	84.25%	98.15%	64%	81%

(1)	Because Mr. McCracken became Chief Executive Officer in January 2010, after the commencement of the performance cycle, he was not eligible for an award of fiscal year 2009-2011 three-year performance shares.

The Named Executive Officers are required to satisfy stock ownership requirements, which are described later in this Proxy Statement under the caption “Other Important Compensation Policies Affecting Named Executive Officers — Executive Stock Ownership Requirements.” For fiscal year 2011, the Named Executive Officers were in compliance with the applicable stock ownership requirements, except Mr. McCracken, who became Chief Executive Officer in January 2010. As a result, in accordance with the terms of the stock ownership requirements, Mr. McCracken is required to retain 75% of the after-tax value of the Company stock that he receives upon vesting of equity awards until he satisfies the stock ownership requirements.

Realized and Unrealized Compensation

A substantial portion of the Named Executive Officers’ compensation in relation to fiscal year 2011 performance remains unrealized because it is subject to time-vesting and continued employment conditions. These vesting conditions strengthen the alignment of our Named Executive Officers’ compensation with stockholder value because the ability to realize the value remains at risk for a longer period. The graph below compares realized performance-based compensation and unrealized performance-based compensation for fiscal year 2011. Equity values shown on the graph are based on the closing price of the Company’s Common Stock on May 10, 2011, the date the Compensation Committee approved the award of Common Stock underlying the fiscal year 2011 one-year performance share awards. The stock options shown as “realized” will not vest until June 25, 2011, the first anniversary of the date of grant, provided that the Named Executive Officer remains employed by the Company through the vesting date. For purposes of providing an illustrative value of the options, the Company shows the difference between the Common Stock price on the June 25, 2010 date of grant ($19.46) and the Common Stock price on May 10, 2011 ($24.68), the date the Compensation Committee approved the payout for all long-term incentive awards for the fiscal year ended March 31, 2011. This illustrative value could differ from the actual value of the stock options on the dates on which the stock options actually vest.

How Compensation is Set and Determined

Consistent with the Company’s pay-for-performance compensation philosophy, in determining compensation for the Named Executive Officers, the Compensation Committee has adopted the fundamental principles described below. The Compensation Committee determines the appropriate strategy to incorporate these principles in our Named Executive Officers’ compensation program, and seeks to achieve the outcomes described below.

Principle	Strategy	Outcome
Support a performance-based culture	Annually assess and appropriately reward executive performance against short-term and long-term financial, operating and strategic goals.	• Attract and retain talented senior executives whose judgment is vital to the continued success of the Company.

Adopt a total rewards holistic view	Promote the various components of an employment experience including compensation, benefits, perquisites and career development.	• Deliver stockholder return. • Incentivize executives to provide strong financial results.

Include substantial portion of “at-risk” compensation	Set aggressive levels of performance-based compensation only to be paid when financial, strategic and operational criteria are achieved. Establish alignment of a substantial portion of our executives’ compensation to the Company’s financial, strategic and operational performance.	• Engage and incentivize executives to achieve short-term and long-term goals. • Ensure business is conducted in an ethical manner.

Ensure appropriate compensation component mix	Balance the base salary, annual performance cash incentive, and long-term incentive compensation components of an executive’s overall compensation package to the competitive market.

Align to Company strategy	Annually review, assess, and implement change needed to ensure that the executive compensation program aligns with the Company’s short-term and long-term strategy.

Align with stockholders’ interests	Establish programs and policies that are transparent and meet governance and fiduciary commitments to our stockholders. Design programs that seek to deliver stockholder return. Deliver a substantial portion of compensation in stock. Maintain executive stock ownership requirements.

Mitigate excessive risk taking	Compensation Committee has discretion to reduce any annual performance cash incentive or performance share award for any reason, including the quality and long-term strategic alignment of the results underlying the achievement of performance goals. Mandatory reduction of annual performance cash incentive for failure to complete annual ethics training. “Claw back” compensation in the case of substantial Company financial restatements as a direct result of intentional misconduct or fraud.

The process for determining compensation for our Named Executive Officers involves a three-tier review that includes:

•	recommendations from the Chief Executive Officer and the Chief Human Resources Officer regarding each Named Executive Officer other than the Chief Executive Officer;

•	recommendations from the Company’s independent compensation consultant, Towers Watson; and

•	approval by the independent Compensation Committee.

The Role of the Compensation Committee

The responsibilities of the Compensation Committee are set forth in the Compensation Committee’s charter, which is available on our website at investor.ca.com. The Compensation Committee:

•	develops an executive compensation philosophy and objectives and establishes principles to guide the design and select the components of executive compensation;

•	approves the amount and the form of compensation, as well as the other terms of employment, of the Company’s executive officers (as defined in the applicable SEC regulations), including the Chief Executive Officer and the other Named Executive Officers; and

•	recommends to the Board approval of all executive compensation plans and programs.

The Compensation Committee may delegate its authority to one or more members or subcommittees, when deemed appropriate. The Compensation Committee consists entirely of directors who are “independent” as described in applicable NASDAQ rules and the Company’s Corporate Governance Principles.

The Compensation Committee, together with independent members of the Board of Directors, oversees the performance of the Chief Executive Officer. The Compensation Committee also oversees executive management development and succession planning.

The Compensation Committee meets regularly in executive session, without management present. The Compensation Committee reports to the full Board at each regular Board meeting.

The Compensation Committee considers the Company’s performance and each executive’s individual contribution, experience and potential when evaluating compensation data. The Compensation Committee considers this data in establishing target total direct compensation opportunities for our Named Executive Officers and Executive Management Team, which is generally targeted to be within the 50th to 75th percentiles of compensation of executives in the selected compensation benchmarking group (as described below under “Use of Compensation Benchmarking Data”). After taking these factors, and the principles and strategies described above, into account, the Compensation Committee exercises its judgment in making compensation decisions.

The Compensation Committee also determines the form in which the compensation will be paid — i.e., cash or equity — and determines the form of equity, including stock options, stock appreciation rights, restricted stock, restricted stock units or performance shares. In each year, including fiscal year 2011, the Compensation Committee approves a compensation program that it believes: (1) incorporates a well-balanced mix of short-term and long-term incentives and cash and non-cash components; (2) links pay to the achievement of goals that are tied to our strategic, operational and financial performance; and (3) helps achieve the objectives of our compensation policies that are described elsewhere in this Compensation Discussion and Analysis.

The Role of the Compensation Consultant

During fiscal year 2011, the Compensation Committee engaged Towers Watson as its independent executive compensation consultant. Towers Watson provided the Compensation Committee with the following services:

•	Advised with respect to the design, form, components and amounts of compensation for executive officers;

•	Advised on the appropriate composition of the Company’s compensation benchmarking group;

•	Advised with respect to compensation arrangements for new executive hires;

•	Reviewed the Company’s current compensation programs and opined on whether those programs were competitive and well-balanced;

•	Reviewed and advised with respect to market trends, regulatory issues and developments and their potential effect on executive compensation programs;

•	Consulted with the Compensation Committee on appropriate performance metrics for the annual performance cash incentive and long-term incentive awards; and

•	Advised on proxy disclosure rule changes related to compensation policies and programs.

The terms on which the Compensation Committee engages Towers Watson to perform work are set forth in a formal agreement containing a description of the scope of Towers Watson’s services. The Compensation Committee engaged Towers Watson based on its experience, expertise and familiarity with the Company. A representative of Towers Watson usually attends sessions of the Compensation Committee that deal with executive compensation matters. In addition, management also works with Towers Watson at the direction of the Compensation Committee to prepare materials with respect to market data and best practices for the Compensation Committee’s consideration when making compensation decisions.

The Role of Executive Management

The Compensation Committee considers the views and insights of the Chief Executive Officer and the Chief Human Resources Officer in making compensation decisions for Named Executive Officers and other executives. The Compensation Committee believes that the input of these executive officers with respect to the business environment, the Company’s competitive status in various business areas, and the attributes and performance of individual executives is an essential component of the Compensation Committee’s process. No executive officer provides any recommendation regarding the determination of his or her own compensation.

In fiscal year 2011, the Chief Executive Officer and the Chief Human Resources Officer made recommendations to the Compensation Committee with regard to each executive officer’s base salary levels and individual incentive compensation targets (i.e., annual performance cash incentive target and long-term incentive award target amounts), based on each executive’s experience, role, potential and performance. The recommendations of the Chief Executive Officer and the Chief Human Resources Officer were then reviewed by the Compensation Committee with the assistance of Towers Watson.

Other executives who have a role in the Compensation Committee’s process include the Company’s Chief Financial Officer and its Corporate Controller (principal accounting officer), who both certified the level of attainment of the pre-established financial performance goals for the annual and long-term incentive components of the fiscal year 2011 compensation program. Based on the input of those officers, the Compensation Committee approved the level of attainment of the performance goals and the payouts based on that level of attainment. The final assessment of an executive’s performance regarding the line-of-sight metric for executive officers, which included Mr. Gopal, was determined by the Chief Executive Officer.

Use of Compensation Benchmarking Data

To design and determine the amount and mix of compensation payable to the Company’s executive officers, including the Named Executive Officers, the Compensation Committee, with the assistance of Towers Watson, annually reviews a variety of data, including competitive market data for the most comparable positions at a sample of other companies that the Company often refers to as its “peer group.” Using a methodology recommended by Towers Watson, and with their assistance, the Compensation Committee selected a competitive benchmarking group that included the following attributes:

•	Companies in the industry in which the Company’s business competes (i.e., systems software);

•	Companies in other similar technology industries (e.g., applications software, IT services, computer storage and peripherals, etc.) in which the Company competes for executive talent;

•	A sample of companies of these types that has median revenues that approximate the Company’s revenue, since revenue size is considered by compensation consultants to have a high correlation with the scale and complexity of a business, which often dictates compensation levels; and

•	A company sample size that is sufficiently robust to offer a reasonable measure of statistical integrity.

The Compensation Committee selected the following companies for the competitive benchmarking group for fiscal year 2011:

Fiscal Year 2011 Compensation Benchmarking Group
Adobe Systems Incorporated	Compuware Corporation	QUALCOMM Incorporated*

Autodesk, Inc.	EMC Corporation*	salesforce.com, inc.*

Automatic Data Processing, Inc.*	Intuit Inc.	Seagate Technology plc*

BMC Software, Inc.	Juniper Networks, Inc.*	Sybase, Inc.*

Cadence Design Systems, Inc.	McAfee, Inc.	Symantec Corporation

Citrix Systems, Inc.	Microsoft Corporation*	Unisys Corporation*

Computer Sciences Corporation*	Oracle Corporation*	VMware, Inc.*

*	Denotes a company that was added to the group for fiscal year 2011.

In balancing the attributes sought for the competitive benchmarking group, the Compensation Committee removed Acxiom Corporation, Novell, Inc. and Verisign, Inc. for fiscal year 2011.

Elements of Compensation

The elements of regular compensation for the Company’s Named Executive Officers for fiscal year 2011 were base salary, annual performance cash incentive compensation, long-term incentive compensation, broad-based employee benefit programs and limited perquisites. The following table briefly summarizes these elements of compensation, which are described in greater detail elsewhere in this Compensation Discussion and Analysis section.

TOTAL DIRECT					TOTAL INDIRECT
COMPENSATION					COMPENSATION
(Generally targeted between the 50th and 75th percentiles of compensation benchmark group)
All Other
Cash Compensation		Equity Compensation (Long-Term Incentive Awards)			Compensation
	Annual Performance		1-Year	3-Year	Benefits
	Cash Incentive	Stock Options	Performance Shares	Performance Shares	&
Base Salary	-At Risk-	-At Risk-	-At Risk-	-At Risk-	Perquisites
Purpose:	Purpose:	Purpose:	Purpose:	Purpose:	Purpose:

To provide a competitive base level of fixed compensation recognizing the executive’s responsibilities, skills, and contributions.	To recognize an executive’s contributions in achieving the current fiscal year’s goals.	To provide motivation to deliver stock price growth to stockholders.	To provide motivation to deliver on pre-established annual goals with payout that aligns to stockholder value.	To provide motivation to deliver on pre-established long-term goals that align to stockholder value.	To aid in the attraction of executives by providing a limited number of personal benefits allowing greater focus on business matters and increased productivity.

Description:	Description:	Description:	Description:	Description:	Description:

Base salaries are reviewed annually by the Compensation Committee.	A cash bonus. Paid only if current fiscal year goals are achieved. Cash incentive targets are established annually by the Compensation Committee. The Compensation Committee retains complete discretion to limit any award payouts.	A time-based equity award that will have value to grantee only if the stock price appreciates. 34% of the shares vest on the first anniversary of the option grant date and the additional 33% of the shares vest on each of the second and third anniversaries of the option grant date.	A performance-based equity award in recognition of achievement of pre-established annual performance goals. 34% of the shares vest on the date of grant (i.e., after the 1-year performance cycle goals are certified) and an additional 33% of the shares vest on each of the first and second anniversaries of the stock grant date. The Compensation Committee retains complete discretion to limit any award payouts.	A performance-based equity award in recognition of achievement of pre-established performance goals over a 3-year performance cycle. 100% of the shares vest on the date of grant (i.e., after the 3-year performance cycle goals are certified). The Compensation Committee retains complete discretion to limit any award payouts.	E.g., retirement benefits; deferred compensation plan; relocation-alternative housing and transportation arrangements; personal use of Company transportation; severance benefits; supplemental change in control benefits; and financial planning.

The chart below further illustrates that the most significant portion of the Named Executive Officers’ compensation that was paid or earned in respect of fiscal year 2011 is based on Company performance, with approximately 85% of the Chief Executive Officer’s total compensation and approximately 79% of the other Named Executive Officers’ total compensation being based on Company performance.

Performance-Based Compensation

The Company maintains a pay-for-performance compensation philosophy. The underlying principle of this philosophy is that executives should be compensated in a manner that will align executive compensation with stockholder interests and share price growth. Consistent with this philosophy, the Company has allotted the most substantial portion of Named Executive Officers’ compensation to Company stock. In addition, the Company’s performance-based compensation program includes an annual performance cash incentive and long-term incentive awards that are intended to satisfy the requirements under Section 162(m) of the Internal Revenue Code (see “Other Important Compensation Policies Affecting Named Executive Officers — Tax Deductibility of Performance-Based Compensation,” below).

Fiscal Year 2011 Annual Performance Cash Incentive Awards

The annual performance cash incentive award is an opportunity granted to an executive at the beginning of a fiscal year to earn an amount of cash after the end of the fiscal year, based on the level of attainment of financial, operational and strategic performance goals to be achieved during the fiscal year.

The following performance metrics for the fiscal year 2011 annual performance cash incentive awards were approved by the Compensation Committee at the beginning of the fiscal year 2011 performance cycle:

•	Operating Income: SEC-disclosed income from continuing operations before interest and income taxes for fiscal year 2011, plus: (1) SEC-disclosed restructuring charges that were incurred during fiscal year 2011; and (2) SEC-disclosed non-GAAP operating adjustments, including, but not limited to, purchased software amortization, intangibles amortization, share-based compensation, and hedging adjustments.

•	Revenue Growth: Growth in SEC-disclosed total revenue for fiscal year 2011, excluding the impact of foreign currency exchange.

The Operating Income and Revenue metrics exclude: (1) SEC-disclosed results from discontinued operations (adjusting the payout schedule to remove the effect of the discontinued operations from both actual and projected financial results); and (2) internally reported results from any acquisition that is included in SEC-disclosed results as a purchase transaction during fiscal year 2011 and that was not contemplated at the time the target performance goals were established.

•	Line-of-Sight: Delivery by the Company’s Technology and Development Group of a list of products specified at the beginning of the performance cycle as being important to producing new license agreement sales. The products must be delivered: (1) by the scheduled delivery date; (2) with the specified features and functionality; and (3) to the specified locations, including appropriate localization. If all products are determined by the Company’s Executive Management Team to have been delivered as specified, the payout for this metric is 100%; otherwise the payout is 0%.

Fiscal year 2011 was the first year that the Compensation Committee decided to link the annual performance cash incentive to functional area performance goals in addition to financial metrics. This approach is intended to hold functional area executives accountable not only for the financial performance of the Company, but also for the operating performance of the businesses they directly oversee. The annual performance cash incentive award metrics included three distinct categories: (1) Corporate; (2) Worldwide Sales; and (3) Technology and Development.

Mr. McCracken and Mss. Cooper and Fliegelman Olli were assigned to the Corporate category, whose performance measures were weighted 60% on revenue growth and 40% on operating income. These executives were assigned to this category because this category is more closely aligned with the Company’s overall business plan for fiscal year 2011, which is consistent with their overall corporate responsibilities. Mr. Fischer, as Executive Vice President and Group Executive, Worldwide Sales and Operations, was assigned to the Worldwide Sales category, which had performance measures with a higher weighting of 70% on revenue growth and a lower weighting of 30% on operating income, because he leads our sales team, which is primarily focused on increasing sales. This higher revenue-growth weighting for the Worldwide Sales category aligns with the Company’s view that its sales team should be focused on engaging the market in a manner that will increase revenue year over year. In addition, and in line with our growth strategy, the Compensation Committee determined that Mr. Gopal, Executive Vice President, Technology and Development, should be assigned to the Technology and Development category, with performance measures weighted 65% on revenue growth, 20% on operating income, and 15% on line-of-sight performance metrics that were directly tied to product delivery, features, functionality and localization.

Determining Annual Performance Cash Incentive Award Payouts

At the end of fiscal year 2011, the Compensation Committee reviewed the Company’s actual performance against both the financial goals and the line-of-sight performance goals. Although threshold performance results (i.e., the results required to pay the minimum annual performance cash incentive awards) were achieved, the Company did not attain the targeted performance goals at 100%. The Compensation Committee discussed these results with the Chief Executive Officer, including the level of difficulty in achieving the targeted performance goals for fiscal year 2011. The Compensation Committee determined that the annual performance cash incentive awards would be paid out at actual formulaic attainment of the performance goals, and that the Compensation Committee would not exercise its discretion to reduce the payouts below the core plan level. For additional information, please see “Other Important Compensation Policies Affecting Named Executive Officers — Tax Deductibility of Performance-Based Compensation,” below.

The table below shows the relationship of Company or individual performance against the performance goals to the level of attainment of the applicable performance goal, which is the formulaic basis for the payout of the annual performance cash incentive awards. The following performance metrics were applicable to the fiscal year 2011 annual performance cash incentive awards for the following Named Executive Officers:

•	Corporate Performance Metrics: Mr. McCracken and Mss. Cooper and Fliegelman Olli.

•	Worldwide Sales Group Performance Metrics: Mr. Fischer.

•	Technology and Development Group Performance Metrics: Mr. Gopal.

	Relationship of Performance to Payout (dollars in millions)							Target Award Earned
Performance Metrics (Core Plan)	Threshold		Target		Maximum
								Payout	Plan
	Perf.	Payout	Perf.	Payout	Perf.	Payout	Actual	Percentage	Weighting	Factor
Corporate	Goal	(%)	Goal	(%)	Goal	(%)	Performance	Credited	of Result	(%)
Operating Income	$1,444	25%	$1,527	100%	$1,700	200%	$1,498	91%	40%	36.4%
Revenue Growth	3.0%	25%	6.0%	100%	9.9%	200%	4.3%	80%	60%	48.0%

Total Payout Factor										84.4%

	Perf.	Payout	Perf.	Payout	Perf.	Payout	Actual	Percentage	Weighting	Factor
Worldwide Sales Group	Goal	(%)	Goal	(%)	Goal	(%)	Performance	Credited	of Result	(%)

Operating Income	$1,444	25%	$1,527	100%	$1,700	200%	$1,498	91%	30%	27.3%
Revenue Growth	3.0%	25%	6.0%	100%	9.9%	200%	4.3%	80%	70%	56.0%

Total Payout Factor										83.3%

Technology and	Perf.	Payout	Perf.	Payout	Perf.	Payout	Actual	Percentage	Weighting	Factor
Development Group	Goal	(%)	Goal	(%)	Goal	(%)	Performance	Credited	of Result	(%)

Operating Income	$1,444	25%	$1,527	100%	$1,700	200%	$1,498	91%	20%	18.2%
Revenue Growth	3.0%	25%	6.0%	100%	9.9%	200%	4.3%	80%	65%	52.0%
Line-of-Sight	N/A		N/A		N/A		N/A	0%	15%	0.0%

Total Payout Factor										70.2%

A reconciliation of non-GAAP financial measures in the above table to comparable GAAP financial measures is included in “Supplemental Financial Information,” below.

Fiscal Year 2011 Long-Term Incentive Awards

Consistent with the Company’s fundamental pay-for-performance compensation philosophy, the Company allocates a substantial portion of its executive compensation to performance-based equity awards in the form of Company stock so that our executives’ interests are aligned with our stockholders’ interests. For fiscal year 2011, the total target value of each Named Executive Officer’s long-term incentives consisted of 34% stock options, 33% one-year performance share awards and 33% three-year performance share awards.

*	The one-year performance share component is being replaced beginning with the transition in fiscal year 2012. See “Compensation Philosophy and Plan Design — Performance-Based Compensation Developments — Replacement of One-Year Performance Share Component,” above.

Stock Options

In fiscal year 2011, 34% of the targeted total value of each Named Executive Officer’s long-term incentive award was granted in stock options. The stock options were granted at the beginning of fiscal year 2011 and vest 34% on the first anniversary of the grant date of June 25, 2010 and 33% on each of the second and third anniversaries of the grant date (provided the executive remains employed through the respective vesting dates). The objective of the stock option grants and the three-year vesting schedule is to align the interests of our executives with the long-term performance of our stock price and the interests of our stockholders. The stock options have a term of seven years.

Fiscal Year 2011 One-Year Performance Share Awards

In fiscal year 2011, 33% of the targeted total value of each Named Executive Officer’s long-term incentive award was granted in the form of one-year performance share awards that are settled in shares of Common Stock. The shares are issued on the date the Compensation Committee certifies the attainment of performance goals for the one-year performance cycle, with 34% of the shares being delivered unrestricted and the remainder vesting 33% on each of the first and second anniversaries of the date of issuance (provided the executive remains employed through the respective vesting dates). The objective of the one-year performance share awards was to align the interests of the Company’s executives with the long-term performance of the Company’s stock price and the interests of our stockholders and to promote retention. The performance metrics for the one-year performance share awards were weighted as follows for each of the Named Executive Officers: 50% on revenue growth, 25% on operating income and 25% on cash flow from operations.

The following describes the performance metrics for the fiscal year 2011 one-year performance share awards as approved by the Compensation Committee at the beginning of the performance cycle:

•	Operating Income: As defined under “Fiscal Year 2011 Annual Performance Cash Incentive Awards,” above.

•	Revenue Growth: As defined under “Fiscal Year 2011 Annual Performance Cash Incentive Awards,” above.

•	Cash Flow From Operations (“CFFO”): SEC-disclosed net cash provided by continuing operations for fiscal year 2011, plus restructuring and other payments for fiscal year 2011 as reported in the Company’s fourth quarter fiscal year 2011 Supplemental Financials provided at investor.ca.com; excluding (1) SEC-disclosed results from discontinued operations (and adjusting the payout schedule to remove the effect of the discontinued operations from both actual and projected financial results); and (2) internally reported results from any acquisition that is included in SEC-disclosed results as a purchase transaction during fiscal year 2011 and that was not contemplated at the time the targets were established.

Determining Payout of Fiscal Year 2011 One-Year Performance Share Awards

At the end of fiscal year 2011, the Compensation Committee reviewed the Company’s actual performance against the performance measures established at the beginning of fiscal year 2011 for the one-year performance share awards. Although threshold performance results (i.e., the results required to pay the minimum one-year performance share awards) were achieved, the Company did not attain the targeted performance goals at 100%. The Compensation Committee discussed these results with the Chief Executive Officer, including the level of difficulty in achieving the targeted performance goals for fiscal year 2011. The Compensation Committee determined that the one-year performance share awards would be paid out at actual formulaic attainment of the performance goals, and that the Compensation Committee would not exercise its discretion to reduce the payouts below the core plan level.

	Relationship of Performance to Payout (dollars in millions)							Target Award Earned
	Threshold		Target		Maximum
								Payout	Plan
Fiscal Year 2011 One-Year	Perf.	Payout	Perf.	Payout	Perf.	Payout	Actual	Percentage	Weighting	Factor
Performance Shares Performance Metrics (Core Plan)	Goal	(%)	Goal	(%)	Goal	(%)	Performance	Credited	of Result	(%)
Operating Income	$1,444	25%	$1,527	100%	$1,700	200%	$1,498	91%	25%	22.75%
Revenue Growth	3.0%	25%	6.0%	100%	9.9%	200%	4.3%	80%	50%	40.00%
Adjusted CFFO	$1,389	25%	$1,484	100%	$1,610	200%	$1,439	86%	25%	21.50%

Total Payout Factor										84.25%

A reconciliation of non-GAAP financial measures in the above table to comparable GAAP financial measures is included in “Supplemental Financial Information,” below.

Fiscal Year 2009-2011 Three-Year Performance Share Awards

Except for Mr. McCracken, who became Chief Executive Officer in January 2010, after the Compensation Committee granted the fiscal year 2009-2011 three-year performance shares, the Named Executive Officers’ long-term incentive award for fiscal years 2009-2011 was granted in fiscal year 2009 in the form of three-year performance shares to be settled by the issuance of unrestricted shares of Common Stock at the conclusion of the three-year performance cycle ended March 31, 2011, based on the Company’s performance for that three-year performance cycle. The awards were settled after the Compensation Committee certified the level of attainment of the performance goals established at the beginning of the performance cycle. The objective of the three-year performance share awards was to align the interests of executives with the long-term performance of the Company’s stock price and the interests of our stockholders and to promote retention of the Named Executive Officers. The performance metrics for the three-year performance share awards for all of the Named Executive Officers were weighted: 50% on average three-year revenue growth and 50% on average three-year growth in cash flow from operations. These three-year performance shares were granted to the Executive Management Team, which includes the Named Executive Officers, because the Compensation Committee believed that members of the Executive Management Team are principally responsible for leading the execution of the Company’s long-term strategy.

The following describes the performance metrics for the fiscal year 2009-2011 three-year performance cycle, which concluded on March 31, 2011, which were approved by the Compensation Committee at the beginning of the performance cycle:

•	Average Three-Year Revenue Growth: Average growth in SEC-disclosed total revenue for fiscal years 2009, 2010 and 2011, excluding the impact of foreign currency exchange.

•	Average Three-Year Adjusted CFFO Growth: Average growth in SEC-disclosed net cash provided by continuing operating activities for fiscal years 2009, 2010 and 2011, plus restructuring and other payments as reported in the Company’s Supplemental Financials for those years provided at investor.ca.com.

Determining Payout of Fiscal Year 2009-2011 Three-Year Performance Share Awards

At the end of fiscal year 2011, the Compensation Committee reviewed the Company’s actual performance against the performance measures established at the beginning of fiscal year 2009 for the fiscal year 2009-2011 three-year performance share awards. The Compensation Committee discussed the results with the Chief Executive Officer, including the degree and level of difficulty in achieving the targeted performance goals. The Compensation Committee determined that the three-year performance share awards would be paid out at actual formulaic attainment of the performance goals, and that it would not exercise its discretion to reduce the awards.

	Relationship of Performance to Payout (dollars in millions)							Target Award Earned
	Threshold		Target		Maximum
								Payout	Plan
Fiscal Year 2009-2011 Three-Year	Perf.	Payout	Perf.	Payout	Perf.	Payout	Actual	Percentage	Weighting	Factor
Performance Shares Performance Metrics	Goal	(%)	Goal	(%)	Goal	(%)	Performance	Credited	of Result	(%)
Avg. 3-Year Revenue Growth	2.0%	25%	4.0%	100%	6.0%	200%	2.7%	60.6%	50%	30.30%
Avg. 3-Year Adj. CFFO Growth	0.0%	25%	5.1%	100%	9.6%	200%	6.2%	135.7%	50%	67.85%

Total Payout Factor										98.15%

A reconciliation of non-GAAP financial measures in the above table to comparable GAAP financial measures is included in “Supplemental Financial Information,” below.

Fiscal Year 2011-2013 Three-Year Performance Share Awards

At the beginning of fiscal year 2011, the Compensation Committee awarded fiscal year 2011-2013 three-year performance shares. The Compensation Committee established the performance metrics as average three-year growth in: revenue, operating income and cash flow from operations in constant currency over the performance cycle consisting of fiscal years 2011, 2012 and 2013. Subject to the similar exclusions described above with respect to the fiscal year 2011 annual performance cash incentive and one-year performance share awards, the performance metrics are weighted: 50% on average three-year revenue growth, 25% on average three-year operating income growth and 25% on average three-year cash flow from operations growth. The fiscal year 2011-2013 three-year performance shares comprise 33% of the targeted total value of each executive’s fiscal year 2011 long-term incentive award. The three-year performance share awards are to be settled in the form of shares of Common Stock, which will be issued only after the Compensation Committee certifies the level of attainment of the applicable performance goals. The objective of the three-year performance share awards is to align the interests of the executives with the long-term performance of the Company’s stock price and the interest of our stockholders, and to promote retention of the Named Executive Officers. The fiscal year 2011-2013 three-year performance shares were granted to the Executive Management Team, which includes Named Executive Officers, because the Compensation Committee believes that members of the Executive Management Team are principally responsible for leading the execution of the Company’s long-term strategy.

The number of shares of Common Stock underlying fiscal year 2011-2013 three-year performance shares that the Named Executive Officers may earn is reflected in the “Estimated Future Payouts under Equity Incentive Plan Awards” column of the Fiscal Year 2011 Grants of Plan-Based Awards table, below. Because the three-year performance cycle ends with fiscal year 2013, the results for that performance cycle are not yet available and no payout will occur until after fiscal year 2013. The financial objectives for the fiscal year 2011-2013 three-year performance cycle reflected our internal, confidential business plan at the time the awards were established. At the time the fiscal year 2011-2013 three-year performance objectives were formulated, there was a substantial degree of difficulty with respect to achieving those objectives, since the threshold payout level would require performance above the level of our results for the fiscal year that ended immediately prior to the beginning of the three-year performance cycle.

Other Important Compensation Policies Affecting Named Executive Officers

Compensation Committee Discretion to Reduce Performance-Based Award Payouts

The Compensation Committee retains discretion to reduce the amount of any incentive compensation payout (including annual performance cash incentive and performance share awards) for any reason, including the results of the Compensation Committee’s review of the basis on which the performance goals were achieved. This review includes an examination of, among other things, the quality and long-term strategic alignment of the performance underlying the attainment of the performance goals, as well as the long-term risks associated with the manner in which the performance goals were attained.

Executive compensation is also tied to the ethical standards of the Company. A failure to complete annual ethics training results in a mandatory 10% reduction of an executive’s annual performance cash incentive. Moreover, in determining whether to exercise additional discretion to reduce payouts on the basis of issues relating to ethical standards, the Compensation Committee considers each executive’s contribution to the establishment and maintenance of high ethical and compliance standards throughout his or her organization and, in general, throughout the Company. Management also notifies the Compensation Committee of any incidents or reports of unethical behavior or other misconduct. No reductions were made to any Named Executive Officer’s annual performance cash incentive for ethical or other reasons with respect to payouts made for fiscal year 2011.

Policy on Adjustments or Recovery of Compensation

In April 2007, the Compensation Committee approved a compensation recovery (“claw back”) policy that is applicable in the event of a substantial restatement of our financial statements that is a direct result of the intentional misconduct or fraud of an executive officer or other senior executive. Under this policy, the Compensation Committee can, in its discretion, direct that we recover all or a portion of any award (which includes any cash or equity-based award or incentive compensation award) made to any executive officer or other senior executive who engaged in such intentional misconduct and/or fraud for any fiscal year that is negatively affected by such restatement. The amount the Compensation Committee can seek to recover is the amount by which the affected award exceeds the amounts that would have been payable to such person had the financial statements been initially filed as restated, or any greater or lesser amount (but not greater than the entire affected awards in the given period). The Compensation Committee will determine how we may recover this compensation, including by seeking repayment, reduction of any potential future payments and/or an adjustment of what otherwise might have been a future increase in compensation or a compensatory grant.

Tax Deductibility of Performance-Based Compensation

Section 162(m) of the Internal Revenue Code limits the annual deductibility of compensation in excess of $1 million paid to the Chief Executive Officer and to the other three highest-paid executive officers (other than the Chief Financial Officer) unless this compensation qualifies as “performance-based.” For purposes of Section 162(m), compensation derived from the exercise of stock options generally qualifies as performance-based. In addition, we generally intend that incentive compensation paid in cash or in the form of restricted stock, restricted stock units or performance shares should qualify as performance-based and we believe that, for fiscal year 2011, incentive compensation paid to the Named Executive Officers in cash and equity qualified as performance-based. However, the Compensation Committee retains discretion to approve or revise annual, long-term or other compensation arrangements in a manner that does not permit the compensation to qualify for tax deductibility under Section 162(m).

The Compensation Committee redesigned the operation of the Company’s annual performance cash incentive and long-term incentive plan beginning with awards made in fiscal year 2011. The redesigned plan is intended to give the Compensation Committee additional flexibility in the payout of awards by preserving discretion with respect to the achievement of specific goals while also satisfying the requirements of Section 162(m) of the Internal Revenue Code regarding the deductibility of performance-based compensation. Under the new design, at the beginning of the performance cycle for an award, the Compensation Committee:

•	Establishes a “maximum plan” funding level that reflects the maximum amounts of cash or stock that may be payable upon achievement of performance goals to be established;

•	Establishes a “core plan” funding level that reflects the expected payout of the awards upon achievement of performance goals to be established, which payout is lower than the maximum plan funding level; and

•	Establishes the performance metrics and objective performance goals relating to each award, reflecting anticipated payout levels that are below the maximum plan funding levels.

After completion of the performance cycle and certification of the extent to which the performance goals were achieved, the awards are determined under the maximum plan funding level based on the certified extent of achievement. The Compensation Committee then considers other factors relating to the manner in which the performance goals were attained, including the effect of events that were unforeseeable when the performance goals were established, and the Compensation Committee may exercise its discretion to pay out the awards at a lower level than the maximum plan. After the Compensation Committee’s evaluation of these matters for the performance relating to the fiscal year 2011 annual performance cash incentive and the fiscal year 2011 one-year performance shares, the Compensation Committee exercised its discretion to pay out the awards at the core plan funding level.

Executive Stock Ownership Requirements

The objective of our Executive Stock Ownership Requirements is to align senior executives’ interests with those of stockholders and encourage growth in stockholder value. Our Executive Stock Ownership Requirements are applicable to a group of executives that includes the Named Executive Officers.

Under the Executive Stock Ownership Requirements, the amount of Common Stock each executive is required to own, which is stated as a multiple of the executive’s base salary, reflects each executive’s role and level of responsibility at the Company. The multiples applicable to the Named Executive Officers are as follows: (i) Chief Executive Officer — four times, (ii) the Chief Financial Officer — three times and (iii) the other Named Executive Officers — two times. A Named Executive Officer may dispose of shares of Company stock only so long as the Named Executive Officer’s remaining ownership of Company stock equals or exceeds the applicable stock ownership requirement. If a Named Executive Officer is not in compliance with the applicable stock ownership requirement, the Named Executive Officer must maintain a minimum retention ratio of 75% of the after tax value of any Company stock that the Named Executive Officer receives upon vesting of any Company incentive award. Additionally, the Compensation Committee may, among other things, elect to reduce future equity awards or require cash incentives to be paid in shares of Company stock for executives who do not meet the minimum stock ownership requirement.

Other Important Compensation Matters

Effect of Termination of Employment on Performance-Based Compensation

If an executive’s employment terminates prior to the end of the applicable performance cycle, the executive generally ceases to be eligible for any portion of his or her performance-based award. However, certain executive contracts may provide for the executive whose employment terminates prior to payout to be paid a prorated portion of his or her annual performance cash incentive bonus after the end of the performance cycle, based on the actual attainment of applicable performance goals. In addition, consistent with the terms of our long-term incentive awards, unless otherwise provided in an executive’s employment contract, an executive forfeits any unvested one-year performance share awards and is entitled to receive a prorated portion of any three-year performance shares, to be paid out at the end of the performance cycle, based on actual performance of the Company. Unless otherwise provided in an executive’s employment contract, an executive forfeits unvested stock options upon termination of employment. In addition, if employment is terminated due to disability or by the Company without “cause,” an executive may be eligible for a prorated portion of the award after the performance cycle based on the Company’s actual performance. In the event of the executive’s death, the executive’s estate would receive a prorated portion of the target award only with respect to three-year performance share awards (based on the portion of the period completed through the date of death). All termination terms are also subject to the Compensation Committee’s discretion. For further information please see “Other Compensation Arrangements Provided to Our Named Executive Officers,” below.

Employment Agreements

Three of the Named Executive Officers — Mr. McCracken and Mss. Cooper and Fliegelman Olli — have employment agreements with the Company. In each of these cases, the use of an employment agreement was deemed to be necessary to recruit or retain the executive. Generally, these employment agreements provide for severance equal to one year’s base salary upon a termination of employment without “cause” or a resignation for “good reason” (each as defined in the respective agreement), although this can vary depending on specific circumstances.

Mr. Fischer does not have an employment agreement. Mr. Fischer is an at-will employee. The terms of Mr. Fischer’s severance are subject to the CA, Inc. Severance Plan, which provides for two weeks pay for each year of service, not to exceed 52 weeks. Mr. Gopal, whose employment at the Company terminated on May 20, 2011, was hired as an at-will employee in 2006. His employment offer letter stipulated that he was entitled to a severance payment equal to his base salary if he were terminated by the Company without “cause.” In connection with his termination of employment, the Company paid Mr. Gopal a cash severance payment pursuant to the terms of his offer letter. Mr. Gopal also received accelerated vesting with respect to 45,000 restricted shares granted to him in connection with special retention awards. See “Estimated Payments in the Event of Termination of Employment or Following a Change in Control,” below, for additional information.

Deferred Compensation Plan

The Company maintains an Executive Deferred Compensation Plan, under which our executive officers, including the Named Executive Officers, may be eligible to defer a portion of their annual performance cash incentive. In addition, upon Ms. Cooper’s hiring in 2006, the Company credited certain amounts to a deferred compensation account for her benefit to compensate for retirement and other benefits that were being forfeited with her prior employer.

Change in Control Severance Policy

Our Change in Control Severance Policy is intended to maintain continuity of management in the event of a change in control. The Compensation Committee has broad latitude to amend this policy and to add or remove executives as participants under the policy, as it deems appropriate. In fiscal year 2011 the Compensation Committee determined that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control. For additional information about the Change in Control Severance Policy, please see “Other Compensation Arrangements Provided to Our Named Executive Officers — Change in Control Severance Policy,” below.

Retention Agreements

During fiscal year 2010, the Company entered into retention agreements with Mss. Cooper and Fliegelman Olli and Messrs. Fischer and Gopal. The purpose of these agreements was to retain key members of senior management during the transition from the former Chief Executive Officer, the search for a new Chief Executive Officer and the initial period of employment of a new Chief Executive Officer by providing those executives with the opportunity to earn one or more cash payments generally equivalent in the aggregate to a year’s base salary should the executives remain employed through the Chief Executive Officer transition period from fiscal year 2010 into fiscal year 2011. Each executive would receive the retention award payment only if, prior to a milestone date in fiscal year 2011, the executive’s employment did not terminate for any reason other than termination without “cause” or resignation for “good reason” or, in some instances, the Company’s non-renewal of the executive’s employment agreement.

Ms. Cooper’s retention award agreement provided for two cash payments of $300,000 each payable on May 1, 2010 and October 1, 2010, provided that her employment did not terminate before October 1, 2010. Ms. Cooper’s retention award was paid in on May 15, 2010 and October 15, 2010. The retention award agreements for Messrs. Fischer and Gopal and Ms. Fliegelman Olli provided for cash payments of $600,000, $550,000 and $500,000, respectively, payable on April 1, 2011, provided their employment did not terminate prior to April 1, 2010. The retention awards for Ms. Fliegelman Olli and Messrs. Fischer and Gopal were paid on April 15, 2011.

In addition, the Compensation Committee also approved as a term of the retention award agreements for Messrs. Fischer and Gopal, who did not have employment agreements, that should either executive’s employment terminate before July 28, 2012, any unvested portion of Mr. Fischer’s 45,000 shares of restricted stock and Mr. Gopal’s 45,000 shares of restricted stock would vest upon termination of employment.

In deciding to enter into the retention agreements, the Compensation Committee considered a variety of factors, including the following:

•	Each of the four Named Executive Officers had been hired by the retiring Chief Executive Officer;

•	There was uncertainty surrounding the internal and external search for a new Chief Executive Officer;

•	The market for senior executives in technology companies continued to be particularly competitive; and

•	The Company was in the process of developing an aggressive new strategy, and senior management stability was crucial to the successful development and early execution of that strategy.

The Compensation Committee believes that the retention arrangements were strategically effective in retaining the four Named Executive Officers during the period of transition.

COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

Fiscal Year 2011 Summary Compensation Table

The following table includes information concerning compensation paid to or earned by our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (the “Named Executive Officers”) for the fiscal year ended March 31, 2011.

							Non-Equity	All Other
					Stock	Option	Incentive Plan	Compensa-
	Fiscal	Salary	Bonus		Awards	Awards	Compensation	tion	Total
Name and Principal Position	Year	($)	($)		(1)($)	(2)($)	(3)($)	(4)($)	($)
William E. McCracken(5)	2011	1,000,000	—		4,073,518	1,473,826	1,266,000	214,091	8,027,435
Chief Executive Officer	2010	1,114,584	1,300,000		561,879	492,621	242,507	36,627	3,748,218

Nancy E. Cooper(6)	2011	600,000	600,000	(7)	1,629,378	589,527	506,400	42,048	3,967,353
EVP & Chief Financial Officer	2010	600,000	—		2,386,153	—	674,400	53,778	3,714,331
	2009	600,000	—		1,878,198	—	394,740	42,982	2,915,920

George J. Fischer(8)	2011	700,000	600,000	(7)	1,955,254	707,439	583,100	47,742	4,593,533
EVP & Group Executive, Worldwide Sales & Operations

Ajei S. Gopal(9)	2011	550,000	550,000	(7)	1,222,022	442,141	386,100	39,489	3,189,752
EVP, Technology & Development

Amy Fliegelman Olli(10)	2011	587,500	500,000	(7)	977,627	353,719	506,400	175,990	3,101,236
EVP & General Counsel	2010	550,000	—		1,697,154	—	618,200	162,398	3,027,752

(1)	This column shows the aggregate grant date fair value in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation — Stock Compensation,” for all restricted stock, restricted stock units and performance shares granted in fiscal years 2011, 2010 and 2009. These award fair values have been determined based on the assumptions set forth in Note 15, “Stock Plans,” in the Notes to the Consolidated Financial Statements in the Company’s fiscal year 2011 Annual Report on Form 10-K (“Form 10-K”) and Note 11 and Note 10 in the Company’s fiscal year 2010 and fiscal year 2009 Form 10-Ks, respectively. The following amounts represent the grant date fair values of the stock underlying the fiscal year 2011 one-year performance share awards authorized for issuance at the conclusion of the fiscal year 2011 performance cycle: Mr. McCracken, $2,050,198; Ms. Cooper, $820,065; Mr. Fischer, $984,078; Mr. Gopal, $615,042; and Ms. Fliegelman Olli, $492,039. The following amounts represent the grant date fair value of the stock underlying the fiscal year 2011-2013 three-year performance share awards assuming target payouts: Mr. McCracken, $2,023,320; Ms. Cooper, $809,314; Mr. Fischer, $971,176; Mr. Gopal, $606,979; and Ms. Fliegelman Olli, $485,588. Additional information about the awards reflected in this column is set forth in the notes to the Fiscal Year 2011 Grants of Plan-Based Awards table and the Outstanding Equity Awards at Fiscal Year-End table, below.

(2)	This column shows the grant date fair value in accordance with FASB ASC Topic 718 for all stock option awards granted in fiscal years 2011 and 2010. These award fair values have been determined based on the assumptions set forth in Note 15, “Stock Plans,” in the Notes to the Consolidated Financial Statements in the Company’s fiscal year 2011 Form 10-K.

(3)	The amounts in this column for fiscal year 2011 represent the annual performance cash incentives described under “Compensation Discussion and Analysis — Performance-Based Compensation — Fiscal Year 2011 Annual Performance Cash Incentive Awards — Determining Annual Performance Cash Incentive Award Payouts,” above. These amounts were paid early in fiscal years 2012, 2011 and 2010 for performance in fiscal years 2011, 2010 and 2009, respectively. We also accrued these amounts for financial reporting purposes in fiscal years 2011, 2010 and 2009, respectively. Pursuant to the terms of his employment agreement, Mr. McCracken was paid a prorated portion of his fiscal year 2010 annual performance cash incentive based on (1) the portion of the fiscal year during which he served as Chief Executive Officer and (2) the actual level of attainment of the Company’s performance goals.

(4)	The “All Other Compensation” column includes for fiscal year 2011 the perquisites and other personal benefits detailed below, as well as contributions we made under our 401(k) plan and related supplemental defined contribution retirement plans:

					Fliegelman
	McCracken	Cooper	Fischer	Gopal	Olli
	($)	($)	($)	($)	($)
Company automobile use(a)	8,092	6,171	0	0	0

Company aircraft use(b)	123,609	1,941	15,301	0	6,629

Relocation-alternative Company accommodations(c)	0	1,961	0	0	76,901

Relocation-alternative transportation benefits(d)	0	0	0	4,850	60,000

Financial planning(e)	0	17,080	17,291	18,119	18,076

Employer contributions to defined contribution plans and deferred compensation plans(f)	5,350	14,895	15,150	14,895	14,384

Matching charitable contributions(g)	27,000	0	0	0	0

Company-paid legal fees(h)	50,040	0	0	0	0

Annual physical(i)	0	0	0	1,625	0

(a)	In order to help maintain the confidentiality of business matters and to increase productivity when traveling, certain Named Executive Officers had personal use of Company-provided automobile transportation or were reimbursed for personal automobile transportation.

(b)	Mr. McCracken used the Company’s corporate aircraft for personal travel in fiscal year 2011 in accordance with our Aircraft Use Policy. The Policy required Mr. McCracken to use the corporate aircraft for personal travel for security reasons and permits other executives to use the corporate aircraft for personal purposes. For fiscal year 2011, we determined, based on the incremental cost to the Company, that the value of such use was (1) for Mr. McCracken, $91,202, plus additional charges for family members of $32,407, for a total value of $123,609; (2) for Ms. Cooper, charges for a family member of $1,941; (3) for Mr. Fischer, $10,306, plus additional charges for family members of $4,995, for a total value of $15,301; and (3) for Ms. Fliegelman Olli, $2,835, plus additional charges for family members of $3,794, for a total value of $6,629. The incremental cost is based on the “direct operating cost” as calculated by a third-party provider, based on a number of variables, including fuel, fuel additives, maintenance, labor, parts and landing and parking fees. Although we believe there is no incremental cost for use by family members who travel with an executive, for purposes of this table, we assume and reflect charges comparable to business-class airfare for family members. This incremental cost valuation of aircraft use is different from the standard industry fare level valuation used to impute income to the executives for tax purposes.

(c)	Reflects the amount the Company paid to Ms. Fliegelman Olli pursuant to a corporate housing policy that provides certain executives with a corporate housing allowance in lieu of relocation of the executive to the vicinity of the Company’s corporate headquarters. Reflects the amount reimbursed to Ms. Cooper for hotel use in lieu of a corporate housing benefit.

(d)	As an alternative to relocation to the vicinity of the Company’s corporate headquarters, pursuant to her employment agreement, Ms. Fliegelman Olli receives a monthly transportation stipend of $5,000. See “Other Compensation Arrangements Provided to Our Named Executive Officers — Employment Agreements,” below. The amount shown for Mr. Gopal reflects Company-paid parking fees.

(e)	The Company offers to pay the cost of financial planning services provided by a third party to certain executives of the Company to assist the executives in managing complex investment, tax, legal and estate planning matters so the executives remain focused on Company business priorities rather than personal financial concerns.

(f)	The amount reflects Company matching contributions under our tax-qualified 401(k) retirement plan and related nonqualified supplemental retirement plans. The amount also reflects the Company’s annual discretionary contribution under the tax-qualified 401(k) plan, which was made in fiscal year 2012, but relates to fiscal year 2011. The Company offers a tax-qualified 401(k) plan, related non-qualified supplemental plans and a non-qualified deferred compensation plan for our executives to promote retention of key executives by providing a competitive long-term retirement savings opportunity on a tax-efficient basis.

(g)	Under our charitable gift matching program, we offer to match up to $5,000 per fiscal year of charitable contributions for any full-time U.S. employee and $25,000 per fiscal year of charitable contributions for any director. The amount shown for Mr. McCracken represents the Company’s matching contributions made in fiscal year 2011 with respect to charitable contributions made by Mr. McCracken in fiscal year 2011 and late in fiscal year 2010.

(h)	Reflects the amount the Company paid in fiscal year 2011, pursuant to Mr. McCracken’s employment agreement, for legal expenses incurred by him in connection with the preparation and negotiation of his employment agreement.

(i)	Reflects amount paid by the Company for an annual physical examination, pursuant to Company policy.

(5)	Because Mr. McCracken became Chief Executive Officer in January 2010, the amounts for fiscal year 2010 represent compensation for a partial fiscal year. The amount shown in the Bonus column represents Mr. McCracken’s sign-on bonus pursuant to the terms of his employment agreement.

(6)	On May 18, 2011, Ms. Cooper retired as Chief Financial Officer of the Company. She will remain employed with the Company in a non-executive officer capacity until August 2011 to assist with the transition of the function to her successor.

(7)	The amounts represent retention award payments that were earned by having remained employed with the Company through the Chief Executive Officer transition period from fiscal year 2010 into fiscal year 2011. Ms. Cooper’s retention award was paid during fiscal year 2011 and the other retention awards were paid on April 15, 2011.

(8)	Information for Mr. Fischer is shown only for fiscal year 2011 because he was not a Named Executive Officer prior to fiscal year 2011.

(9)	Information for Mr. Gopal is shown only for fiscal year 2011 because he was not a Named Executive Officer prior to fiscal year 2011. Mr. Gopal ceased to be Executive Vice President, Technology and Development, effective on April 1, 2011, and his employment with the Company terminated on May 20, 2011.

(10)	Information for Ms. Fliegelman Olli is shown only for fiscal years 2011 and 2010 because she was not a Named Executive Officer prior to fiscal year 2010.

Fiscal Year 2011 Grants of Plan-Based Awards

The following table provides additional information about stock and option awards, equity incentive plan awards and non-equity incentive plan awards granted to the Named Executive Officers during the fiscal year ended March 31, 2011. The compensation plans under which the grants in the following table were made are described in the Compensation Discussion and Analysis section above.

								All
								Other	All Other
								Stock	Option
								Awards:	Awards:	Exercise	Grant Date
								Number of	Number of	or Base	Fair Value
								Shares of	Securities	Price of	of Stock
								Stock or	Underlying	Option	and Option
		Estimated Future Payouts Under			Estimated Future Payouts Under			Units	Options	Awards	Awards
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards(1)			(#)	(#)	($/Sh)	($)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)

W.E. McCracken	6/25/2010(2)								262,074	19.46	1,473,826

	6/25/2010(3)				21,197	84,789	169,578				2,050,198

	6/25/2010(4)				21,197	84,789	169,578				2,023,320

	6/25/2010(5)	375,000	1,500,000	3,000,000

N.E. Cooper	6/25/2010(2)								104,829	19.46	589,527

	6/25/2010(3)				8,478	33,915	67,830				820,065

	6/25/2010(4)				8,478	33,915	67,830				809,314

	6/25/2010(5)	150,000	600,000	1,200,000

G.J. Fischer	6/25/2010(2)								125,796	19.46	707,439

	6/25/2010(3)				10,174	40,698	81,396				984,078

	6/25/2010(4)				10,174	40,698	81,396				971,176

	6/25/2010(5)	175,000	700,000	1,400,000

A.S. Gopal	6/25/2010(2)								78,621	19.46	442,141

	6/25/2010(3)				6,359	25,436	50,872				615,042

	6/25/2010(4)				6,359	25,436	50,872				606,979

	6/25/2010(5)	137,500	550,000	1,100,000

A. Fliegelman Olli	6/25/2010(2)								62,898	19.46	353,719

	6/25/2010(3)				5,087	20,349	40,698				492,039

	6/25/2010(4)				5,087	20,349	40,698				485,588

	6/25/2010(5)	150,000	600,000	1,200,000

(1)	The amounts shown represent shares of our Common Stock. The following shares of restricted stock were issued early in fiscal year 2011 in payment of the fiscal year 2010 one-year and the fiscal year 2008-2010 three-year performance share awards: Ms. Cooper, 78,612/29,652; Mr. Fischer, 73,500/26,531; Mr. Gopal, 51,290/14,046; and Ms. Fliegelman Olli, 51,098/20,288. 34% of the fiscal year 2010 one-year performance share awards vested upon issuance and 33% will vest upon each of the first two anniversaries of the date of issuance, provided the executive remains employed by the Company. The fiscal year 2008-2010 three-year performance share awards vested 100% upon issuance to the Named Executive Officers. The shares issued under the fiscal year 2010 one-year and fiscal year 2008-2010 three-year performance share awards are not reflected in the table above because those performance share awards were not granted in fiscal year 2011.

(2)	The amounts in this row represent the grant date fair value of stock options awarded on June 25, 2010, which vest 34%, 33% and 33% on June 25, 2011, 2012 and 2013, respectively.

(3)	The amounts in this row represent the one-year performance share award threshold, target and maximum payout set under the fiscal year 2011 long-term incentive plan by the Compensation Committee on June 25, 2010, as described above in “Compensation Discussion and Analysis,” and the amounts reported in the last column represent the fair value as of the date the targets were set, computed in accordance with FASB ASC Topic 718 based on probable outcome, assuming target. See Note 15, “Stock Plans,” in the Notes to the Consolidated Financial

Statements in our Fiscal Year 2011 Form 10-K for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations.

(4)	The amounts in this row represent the fiscal 2011-2013 three-year performance share award threshold, target and maximum payout set under the fiscal year 2011 long-term incentive plan by the Compensation Committee on June 25, 2010, as described above in “Compensation Discussion and Analysis,” and the amounts reported in the last column represent the fair value as of the date the targets were set, computed in accordance with FASB ASC Topic 718 based on probable outcome, assuming target. See Note 15, “Stock Plans,” in the Notes to the Consolidated Financial Statements in our fiscal year 2011 Form 10-K for an explanation of the methodology and assumptions used in the FASB ASC Topic 718 valuations.

(5)	The amounts in this row represent the threshold, target and maximum payouts under the annual performance cash incentive for fiscal year 2011. Payout of the annual performance cash incentive was made early in fiscal year 2012 and is reflected in the Non-Equity Incentive Plan Compensation Column of the Fiscal Year 2011 Summary Compensation Table above, and is discussed in “Compensation Discussion and Analysis,” above.

Outstanding Equity Awards at 2011 Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards at March 31, 2011 with respect to the Named Executive Officers.

	Option Awards				Stock Awards
										Equity
								Equity		Incentive Plan
								Incentive Plan		Awards: Market
								Awards:		or Payout
	Number of	Number of					Market Value	Number of		Value of
	Securities	Securities					of	Unearned		Unearned Shares,
	Underlying	Underlying			Number of		Shares or	Shares, Units		Units or
	Unexercised	Unexercised	Option		Shares or		Units of Stock	or Other		Other Rights
	Options	Options	Exercise	Option	Units of Stock		That Have	Rights		That Have
	Exercisable	Unexercisable	Price	Expiration	That Have		Not Vested	That Have Not		Not Vested
Name	(1)(#)	(1)(#)	($)	Date	Not Vested (#)		(2)($)	Vested (#)		(3)($)
W.E. McCracken	14,465	57,858	20.87	9/3/2015
		262,074	19.46	6/25/2017
					19,165	(1)	463,410
					47,146	(4)	1,139,990
								45,998	(8)	1,112,232

Total					66,311		1,603,400	45,998		1,112,232

N.E. Cooper	71,804		23.24	8/15/2016
		104,829	19.46	6/25/2017
					20,000	(5)	483,600
					25,941	(6)	627,253
					18,857	(4)	455,962
								36,343	(7)	878,774
								18,398	(8)	444,864

Total					64,798		1,566,815	54,741		1,323,638

G.J. Fischer	30,000		27.32	2/12/2014
	11,926		27.26	4/1/2015
	30,700		28.98	5/20/2015
	43,082		21.77	8/2/2016
		125,796	19.46	6/25/2017
					25,000	(9)	604,500
					20,000	(5)	483,600
					24,253	(6)	586,438
					22,628	(4)	547,145
								33,979	(7)	821,612
								22,078	(8)	533,846

Total					91,881		2,221,683	56,057		1,355,458

A.S. Gopal	34,262		23.88	10/15/2016
		78,621	19.46	6/25/2017
					25,000	(9)	604,500
					20,000	(5)	483,600
					16,925	(6)	409,247
					14,142	(4)	341,954
								23,711	(7)	573,332
								13,799	(8)	333,660

Total					76,067		1,839,301	37,510		906,992

A. Fliegelman Olli	41,876		23.88	10/15/2016
		62,898	19.46	6/25/2017
					20,000	(5)	483,600
					16,862	(6)	407,723
					11,314	(4)	273,573
								23,622	(7)	571,180
								11,039	(8)	266,923

Total					48,176		1,164,896	34,661		838,103

(1)	Mr. McCracken’s (i) 72,323 stock option award (of which 14,465 are exercisable) vested upon grant and becomes exercisable at the rate of 20% on each anniversary of September 3, 2009, the date of grant; and (ii) 262,074 stock option award vests 34%, 33% and 33% on June 25, 2011, 2012 and 2013. Ms. Cooper’s (i) 71,804 stock option award vested 34%, 33% and 33% on August 15, 2007, 2008 and 2009; and (ii) 104,829 stock option award vests 34%, 33% and 33% on June 25, 2011, 2012 and 2013. Mr. Fischer’s (i) 30,000 stock option award vested 34%, 33% and 33% on February 12, 2005, 2006 and 2007; (ii) 11,926 stock option award vested 34%, 33% and 33% on April 1, 2006, 2007 and 2008; (iii) 30,700 stock option award vested 34%, 33% and 33% on May 20, 2006, 2007 and 2008; (iv) 65,276 stock option award (of which 22,194 have been exercised) vested 34%, 33% and 33% on August 2, 2007, 2008 and 2009; and

(v) 125,796 stock option award vests 34%, 33% and 33% on June 25, 2011, 2012 and 2013. Mr. Gopal’s (i) 34,262 stock option award vested 34%, 33% and 33% on October 15, 2007, 2008 and 2009; and (ii) 78,621 stock option award vests 34%, 33% and 33% on June 25, 2011, 2012 and 2013. Ms. Fliegelman Olli’s (i) 41,876 stock option award vested 34%, 33% and 33% on October 15, 2007, 2008 and 2009; and (ii) 62,898 stock option award vests 34%, 33% and 33% on June 25, 2011, 2012 and 2013. Mr. McCracken’s 19,165 restricted stock units represent the unvested portion of an award of 23,957 restricted stock units granted on September 3, 2009, which vests 20% on each anniversary of the grant date and is not payable until one year after the award is fully vested.

(2)	Represents the market value, based on the closing price of the Common Stock on March 31, 2011 ($24.18), for the following: (i) actual shares held as of March 31, 2011; and (ii) shares issued early in fiscal year 2012 that relate to one-year and three-year performance shares for the performance cycles ended on March 31, 2011.

(3)	Represents the market value, based on the closing price of the Common Stock on March 31, 2011 ($24.18), for shares projected to be issuable in settlement of performance shares for those performance cycles that have not concluded as of March 31, 2011.

(4)	Represents the unvested portion of the stock issued in fiscal year 2012 on May 10, 2011 under the one-year performance share component of the fiscal year 2011 long-term incentive plan. The portion that vested upon issuance is shown below in the Fiscal Year 2011 Option Exercises and Stock Vested table.

(5)	Represents retention equity awards granted to Mss. Cooper and Fliegelman Olli and Messrs. Fischer and Gopal, which vest 100% on the third anniversary of July 28, 2009, the date of grant.

(6)	Represents the unvested portion of the stock issued in fiscal year 2011 on May 11, 2010 under the one-year performance share component of the fiscal year 2010 long-term incentive plan. The portion that vested upon issuance is shown below in the Fiscal Year 2011 Option Exercises and Stock Vested table.

(7)	Represents the number of shares that may be issued under the three-year performance share component of the fiscal year 2010 long-term incentive plan if performance shares are earned at the maximum level (the projected earnings level at which the Company expensed this award at the end of fiscal year 2011 was 82%). No shares have been issued under this award to date and the number of shares earned, if any, will depend on performance and the Compensation Committee’s discretion. Any shares earned will be immediately vested on issuance early in fiscal year 2013.

(8)	Represents the number of shares that may be issued under the three-year performance share component of the fiscal year 2011 long-term incentive plan if performance shares are earned at the maximum level (the projected earnings level at which the Company expensed this award at the end of fiscal year 2011 was 54.25%). No shares have been issued under this award to date and the number of shares earned, if any, will depend on performance and the Compensation Committee’s discretion. Any shares earned will be vested immediately upon issuance early in fiscal year 2014.

(9)	Represents retention equity awards granted to Messrs. Fischer and Gopal, which vest 100% on the third anniversary of February 4, 2009, the date of grant.

Fiscal Year 2011 Option Exercises and Stock Vested

The following table presents information about each stock option exercise and vesting of stock during fiscal year 2011 for each of the Named Executive Officers on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized on	Acquired on	Value Realized
	Exercise	Exercise	Vesting	on Vesting
Name	(#)	($)	(1)(#)	(2)($)
W.E. McCracken	—	—	29,080	703,154

N.E. Cooper	—	—	78,414	1,891,511

G.J. Fischer	—	—	80,276	1,929,309

A.S. Gopal	—	—	46,106	1,114,843

A. Fliegelman Olli	—	—	51,155	1,263,928

(1)	Shares included in this column that relate to performance cycles that concluded in fiscal year 2011 are shown as having vested in fiscal year 2011 because they relate to performance cycles that concluded in fiscal year 2011. These shares actually vested early in fiscal year 2012, when the Compensation Committee certified the attainment of the performance goals for those performance cycles.

(2)	In fiscal year 2011, the value realized on vesting for the performance share awards described in footnote (1) above was calculated using $24.18, the closing market price of the Common Stock on March 31, 2011. For the fiscal year 2011 one-year performance shares, shares of Common Stock were issued in settlement on May 10, 2011 to the Named Executive Officers, in the following numbers of shares and market values, based on the closing market price of the Common Stock on the date of issuance ($24.68): Mr. McCracken, 71,434/$1,762,991; Ms. Cooper, 28,572/$705,157; Mr. Fischer, 34,286/$846,178; Mr. Gopal, 21,428/$528,843; and Ms. Fliegelman Olli, 17,143/$423,089. For the fiscal year 2009-2011 three-year performance shares, whose performance cycle concluded on March 31, 2011, unrestricted shares of Common Stock were issued in settlement on May 10, 2011 to the Named Executive Officers in the following numbers of shares and market values, based on the closing market price of the Common Stock on the date of issuance ($24.68): Ms. Cooper, 30,520/$753,234; Mr. Fischer, 28,914/$713,598; Mr. Gopal, 16,063/$396,435; and Ms. Fliegelman Olli, 20,882/$515,368.

Fiscal Year 2011 Non-Qualified Deferred Compensation

The following table summarizes the Named Executive Officers’ compensation under our Executive Deferred Compensation Plan, including our supplemental 401(k) plan and the executive deferred compensation arrangements.

The Company maintains a voluntary Executive Deferred Compensation Plan for certain key employees, including the Named Executive Officers. Executives are entitled to defer up to 90% of their annual performance cash incentive. Once income is deferred, participants in the plan have the opportunity to index deferred amounts (on a notional basis) to various investment vehicles that are available under our 401(k) plan.

		Registrant	Aggregate		Aggregate
	Executive	Contributions	Earnings/Losses	Aggregate	Balance
	Contributions in	in Last Fiscal	in Last Fiscal	Withdrawals/	at Last Fiscal
	Last Fiscal Year	Year	Year	Distributions	Year End
Name	(1)($)	(2)($)	(3)(4)($)	($)	(4)($)
W.E. McCracken	0	4,125	0	0	0

N.E. Cooper	0	4,125	1,001	0	428,918

G.J. Fischer	0	9,025	8,987	0	272,529

A.S. Gopal	0	4,125	40	0	17,824

A. Fliegelman Olli	0	9,025	16,897	0	147,139

(1)	No contributions were made by any of the Named Executive Officers to the Executive Deferred Compensation Plan in respect of fiscal year 2011. For additional information, please see “Other Compensation Arrangements Provided to Our Named Executive Officers — Deferred Compensation Arrangements,” below.

(2)	As reflected and described above in footnote (4) of the Fiscal Year 2011 Summary Compensation Table, we made a discretionary contribution in fiscal year 2012 to our 401(k) Supplemental Plans in respect of fiscal year 2011 performance and, therefore, that contribution is reflected in the table above. In addition, we made discretionary contributions in respect of fiscal year 2011 to the 401(k) plan in the following amounts: $1,225 for Mr. McCracken; $4,900 for Ms. Cooper; and $4,900 for Mr. Gopal. For additional information, please see “Other Compensation Arrangements Provided to Our Named Executive Officers — 401(k) Supplemental Plans,” below.

(3)	Represents earnings during fiscal year 2011 under the Executive Deferred Compensation Plan and the 401(k) Supplemental Plans. For additional information, please see “Other Compensation Arrangements Provided to Our Named Executive Officers — Deferred Compensation Arrangements” and “— 401(k) Supplemental Plans,” below.

(4)	With respect to Ms. Cooper, the balance includes $500,000 that was initially credited to her deferred compensation account pursuant to her employment agreement. Ms. Cooper’s balance has decreased below this amount due to notional investment losses. This amount is reported as “All Other Compensation” in our Summary Compensation Table for fiscal year 2009 for Ms. Cooper. For additional information, please see “Other Compensation Arrangements Provided to Our Named Executive Officers,” below.

Other Compensation Arrangements Provided to Our Named Executive Officers

Deferred Compensation Arrangements

The Company offers senior executives, including the Named Executive Officers, an Executive Deferred Compensation Plan, under which they may defer a portion of their annual performance cash incentive payouts. Compensation that is deferred is credited to a participant’s account, which is indexed to one or more investment options chosen by the participant. The amount credited is adjusted for, among other things, hypothetical investment earnings, expenses and gains or losses to the investment options. The investment options generally track those options available to our U.S. employees under the tax-qualified 401(k) plan.

Under the Executive Deferred Compensation Plan, a participant receives a lump sum distribution of the value of his or her deferral account after the earliest of death, disability, six months after “separation from service,” a termination in connection with a “change in control” (as each term is defined in the plan document) or a date specified by the participant (generally 5, 10 or 15 years following the deferral).

401(k) Supplemental Plans

The CA, Inc. Restoration Plan and the CA, Inc. Excess Benefit Plan (the “401(k) Supplemental Plans”) are unfunded plans that were created for the purpose of benefiting participants in the CA Savings Harvest Plan, our tax-qualified 401(k) plan, who are unable to receive a full allocation of employer contributions due to limitations imposed under the applicable tax rules. Pursuant to each of these plans, we set up an account that is credited with an amount, if any, that would have been credited to the participant’s 401(k) plan account absent those tax limitations. In addition, the Company credited these accounts with an interest-equivalent amount equal to the interest that would have been earned if the accounts had been invested in the money market fund investment alternative under our tax-qualified 401(k) plan. The amounts credited to the accounts under the 401(k) Supplemental Plan vest in accordance with the same schedule that employer contributions vest under the tax-qualified 401(k) plan, except that upon termination of the plan or a change in control of the Company, the accounts become fully vested. Following a termination of employment, the vested portion of the accounts are distributed in the form of a lump sum.

Employment Agreements

Below are summaries of the employment agreements for Mr. McCracken and Mss. Cooper and Fliegelman Olli. Mr. Gopal did not have employment agreement with the Company; however, he did have an offer letter that included certain severance terms. Mr. Fischer does not have an employment agreement with the Company. Mr. Fischer’s severance would be governed by the terms of the CA, Inc. Severance Plan.

We also note that each of our employees, including the Named Executive Officers, has signed a confidentiality agreement that, among other things, generally prohibits the employees from competing with, and soliciting employees and customers from, the Company for one year following a termination of employment.

The employment agreements with the Company’s Named Executive Officers generally contain similar definitions for “good reason” and “cause.” “Good reason” is generally defined as: (1) any material and adverse change in the Named Executive Officer’s authorities and responsibilities; (2) any material reduction by the Company of the Named Executive Officer’s base salary or target incentive compensation; or (3) any material breach by the Company of the Named Executive Officer’s employment agreement. “Cause” is generally defined as: (1) willful failure to perform duties; (2) conduct that materially harms the reputation or financial position of the Company; (3) conviction of, or plea of guilty or nolo contendere to, a felony; or (4) the commission of any other crime involving dishonesty, breach of fiduciary duties, or failure to cooperate with the Company in any investigation, or impeding any investigation.

William E. McCracken (Chief Executive Officer)

On May 6, 2010, the Company entered into an Employment Agreement with Mr. McCracken. The employment agreement has an initial term that ends on March 31, 2012. On April 1, 2012 and on each anniversary of April 1, 2012, the agreement will automatically extend for one year unless either the Company or Mr. McCracken gives at least 90 days’ notice of non-extension.

Mr. McCracken’s employment agreement provides for compensation approved annually by the Board of Directors, including an initial annual base salary of $1,000,000. With respect to fiscal year 2010, Mr. McCracken was eligible to receive a target annual cash bonus of $1,250,000, which was prorated to reflect his service as Chief Executive Officer from January 28, 2010 through March 31, 2010. Details regarding those programs and payouts to Mr. McCracken are set forth above in “Compensation Discussion and Analysis,” the Fiscal Year 2011 Summary Compensation Table and the Fiscal Year 2011 Grants of Plan-Based Awards table. With respect to fiscal year 2011, Mr. McCracken was eligible to receive: (1) a target annual cash bonus of $1,500,000; and (2) a target long-term performance bonus of $5,000,000.

In addition, under his employment agreement, Mr. McCracken was granted a sign-on bonus of $1,300,000, which was intended to reflect a discretionary bonus for the portion of the fiscal year during which Mr. McCracken served as Interim Executive Chairman and to compensate him for increased personal living expenses he incurred during 2009 and expects to incur in his capacity as a full-time employee of the Company.

Pursuant to his employment agreement, Mr. McCracken is eligible to participate in all employee benefit and welfare plans on a basis that is at least as favorable as other senior employees.

Mr. McCracken’s employment agreement also provides that if Mr. McCracken’s employment is terminated by the Company without “cause” or by Mr. McCracken for “good reason” (as those terms are defined in his employment agreement), he will receive (1) his annual performance cash incentive for the year in which termination occurred, based on actual performance; (2) accelerated vesting of any outstanding stock options, although the stock options may not be exercised before their original vesting dates and each tranche will remain exercisable for one year following its original vesting date; and (3) if his termination occurs before March 31, 2012, salary continuation through March 31, 2012. In addition to the amounts above, if Mr. McCracken is terminated after March 31, 2011, but before April 1, 2012, he will receive a one-time grant of 91,000 severance restricted stock units. If the Company chooses not to extend Mr. McCracken’s employment agreement, he will: (1) receive his annual bonus for the year in which he received notice of non-extension, based on actual performance; and (2) have accelerated vesting of any outstanding awards of stock options, but the stock options will not be exercisable before their original vesting dates and each tranche will remain exercisable for a period of one year following its original vesting date. If the Company elects not to extend Mr. McCracken’s employment for the one-year period beginning April 1, 2012, he will also be granted a one-time grant of 91,000 severance restricted stock units. The severance payments and benefits are subject to Mr. McCracken’s execution and delivery of a valid and effective release and waiver of claims against the Company.

The severance restricted stock units payable in connection with a termination by the Company without “cause” or by Mr. McCracken for “good reason,” or in the case of non-extension of Mr. McCracken’s agreement, each as described above, are to be awarded in recognition of the lost value of his long-term performance awards that will be forfeited as a result of his termination. These severance restricted stock unit awards will be fully vested at the time of grant, but will not be settled or transferable, until 34%, 33% and 33% of the underlying shares of the Company’s Common Stock are delivered to him on the first, second and third anniversaries of his termination date, respectively. All other equity awards will be governed by the terms of the Company’s equity and long-term performance programs.

Mr. McCracken is subject to standard non-compete and non-solicitation covenants during, and for the 12-month period following, his employment with us.

Mr. McCracken is also a participant in our Change in Control Severance Policy and is entitled to a lump-sum severance payment equal to 2.99 times his annual base salary and his annual performance cash incentive target, and to certain other benefits, in the event of a termination without “cause” or resignation for “good reason” following a “change in control” of the Company (as those terms are defined in that policy).

We will also indemnify and hold Mr. McCracken harmless for acts and omissions in connection with Mr. McCracken’s employment to the maximum extent permitted under applicable law.

Nancy E. Cooper (Former Executive Vice President and Chief Financial Officer)

Ms. Cooper entered into an amended and restated employment agreement with the Company on September 30, 2009, the current term of which will expire on September 30, 2011. The agreement provides that on September 30, 2011 and on each anniversary of September 30, 2011, the agreement will automatically extend for one year unless either the Company or Ms. Cooper gives at least 90 days’ notice of non-extension. On May 12, 2011, Ms. Cooper notified the Company of her intention not to renew her employment contract and her plan to retire as Chief Financial Officer upon the appointment of her successor. Her successor was elected on May 18, 2011. The Company will not incur any severance obligations with respect to Ms. Cooper’s voluntary retirement and departure from the Company.

Ms. Cooper’s employment agreement provides for: (1) an initial annual base salary of $600,000; (2) an initial annual performance cash incentive target of $600,000; and (3) an initial target long-term incentive award equal to $2,000,000. Details regarding those programs and payouts to Ms. Cooper are set forth above in “Compensation Discussion and Analysis,” the Fiscal Year 2011 Summary Compensation Table and the Fiscal Year 2011 Grants of Plan-Based Awards table.

Under the employment agreement, Ms. Cooper is eligible to participate in all retirement, welfare and benefit plans and perquisites generally made available to our other senior employees.

The employment agreement also provides that if Ms. Cooper resigns for “good reason” or is terminated by us without “cause,” (as those terms are generally defined above) other than on account of death or “disability” (as defined in her employment agreement), subject to her execution and delivery of a valid and effective release and waiver of claims against the Company: we will pay her a lump sum cash amount equal to her annual base salary and a prorated portion of her target amount under the annual performance cash incentive based on actual performance of the Company; and Ms. Cooper is entitled to receive a prorated portion of her one-year and three-year performance share awards for performance cycles that end within two years of her termination date to be paid following the end of the applicable performance cycle, based on actual performance of the Company.

Until her retirement as Chief Financial Officer on May 18, 2011, Ms. Cooper was a participant in our Change in Control Severance Policy, and was entitled to a lump-sum severance payment equal to 2.99 times her annual base salary and her annual performance cash incentive target, and to certain other benefits, in the event of a termination without “cause” or for “good reason” following a “change in control” of the Company (as those terms are defined in that policy).

Amy Fliegelman Olli (Executive Vice President and General Counsel)

Ms. Fliegelman Olli entered into an amended and restated employment agreement with the Company on September 30, 2009, the current term of which will expire on September 30, 2011. On September 30, 2011 and on each anniversary of September 30, 2011, the employment agreement will automatically extend for one year unless either the Company or Ms. Fliegelman Olli gives at least 90 days’ notice of non-extension.

Ms. Fliegelman Olli’s employment agreement provides for: (1) an initial annual base salary of $550,000; (2) an initial annual performance cash incentive target of $550,000; and (3) an initial target long-term incentive award equal to $1,300,000. The weighting of Ms. Fliegelman Olli’s fiscal year direct compensation was adjusted for fiscal year 2011 in recognition of the expansion of her role, including the addition of oversight of the Company’s internal audit function. Ms. Fliegelman Olli’s annual base salary and annual performance cash incentive were each increased from $550,000 to $600,000 and her target long-term incentive award was reduced from $1,300,000 to $1,200,000. Details regarding those programs and payouts to Ms. Fliegelman Olli are set forth above in

“Compensation Discussion and Analysis,” the Fiscal Year 2011 Summary Compensation Table and the Fiscal Year 2011 Grants of Plan-Based Awards table.

Under the employment agreement, Ms. Fliegelman Olli is eligible to participate in all retirement, welfare and benefit plans and perquisites generally made available to our other senior employees. Also, Ms. Fliegelman Olli is entitled to receive a $5,000 per month stipend to assist with her transportation between our offices and her home in North Carolina in lieu of relocation as well as a monthly cash housing allowance pursuant to the Company’s housing policy.

The employment agreement also provides that if Ms. Fliegelman Olli resigns for “good reason” or is terminated by us without “cause,” (as those terms are generally defined above) other than on account of death or “disability” (as defined in her employment agreement), subject to her execution and delivery of a valid and effective release and waiver: we will pay her a lump sum cash amount equal to her annual base salary and a prorated portion of her target amount under the annual performance cash incentive; and Ms. Fliegelman Olli is entitled to receive a prorated portion of her one-year and three-year performance share awards for performance cycles that end within two years of her termination date to be paid following the end of the applicable performance cycle, based on actual performance of the Company.

Additionally, Ms. Fliegelman Olli is a participant in our Change in Control Severance Policy, and is entitled to a lump-sum severance payment equal to 2.00 times her annual base salary and her annual performance cash incentive target, and to certain other benefits, in the event of a termination without “cause” or for “good reason” following a “change in control” of the Company (as those terms are defined in that policy).

Change in Control Severance Policy

We maintain a Change in Control Severance Policy, which was approved by the Board in October 2004. This policy covers such senior executives as the Board of Directors may designate from time to time, including the Named Executive Officers discussed below.

Our Change in Control Severance Policy is intended to provide post-change in control severance benefits consistent with current competitive practice. These benefits are intended to: (1) provide additional incentive to those key executives most closely connected to a potential change in control to remain focused on the Company’s business priorities and to act more objectively and, therefore, in the best interests of stockholders, despite the fact that such a transaction could result in the executives’ termination; (2) encourage key executives to remain with the Company prior to completion of a change in control and to work toward a successful transition; and (3) provide potential additional non-competition and employee non-solicitation protection. In addition, pursuant to the equity incentive plans under which equity-based awards are granted — such as options, restricted stock, restricted stock units and performance shares — those equity-based awards generally vest upon a change in control. As a condition to receiving a payment under the Change in Control Severance Policy, an executive must sign a separation and release agreement that, among other things, requires the executive to acknowledge that his or her existing confidentiality agreement with the Company, including with respect to non-competition and non-solicitation provisions, continues to be in full force and effect.

The policy provides for certain payments and benefits in the event that, following a change in control or potential change in control of the Company, a covered executive’s employment is terminated either without “cause” by the Company or for “good reason” by the executive. The amount of the severance payment would range from 1.00 to 2.99 times an executive’s annual base salary and bonus (“bonus” is generally defined under the policy as the higher of the target annual performance cash incentive for the fiscal year in which the termination occurs or the average annual performance cash incentives earned during the last three completed fiscal years of the Company immediately preceding the date of termination) as determined from time to time by the Compensation Committee. As of March 31, 2011, Messrs. McCracken and Fischer and Ms. Cooper would be entitled to cash severance payments equal to 2.99 times their respective annual base salaries and bonuses,

Ms. Fliegelman Olli would be entitled to cash severance payments equal to 2.00 times her annual base salary and bonus and Mr. Gopal would be entitled to cash severance payments equal to 1.00 times his annual base salary and bonus, to be paid no later than 60 days following such termination of employment. Ms. Cooper and Mr. Gopal are no longer entitled to these cash severance payments because of the changes in their status with the Company.

The policy also provides the following additional benefits: (1) prorated target bonus payments for the year of termination; (2) a payment equal to the cost of 18 months’ continued healthcare coverage; (3) one year of outplacement services; (4) if applicable, certain relocation expenses, and (5) payments to make the executive whole with respect to excise taxes under Section 280G of the Internal Revenue Code. To the extent payment under the policy would give rise to an excess parachute excise tax, the policy provides that the payment will be reduced to an amount that would not give rise to an excise tax under Section 280G, provided that the reduction will not be more than 10%. If a reduction of greater than 10% would be required such that the payment would not give rise to an excise tax, no reduction will be required and we will gross up the executive to keep the executive whole. However, effective July 2010, the Compensation Committee in connection with a review of its executive compensation practices, determined that it will not enter into any new or materially amended agreements with executive officers providing for excise tax gross-up provisions with respect to payments contingent upon a change in control.

Under the policy, a “change in control” would include, among other things, each of the following events: (1) the acquisition of 35% or more of our voting power; (2) a change in a majority of the incumbent members of our Board of Directors; (3) the sale of all or substantially all our assets; (4) the consummation of certain mergers or other business combinations; and (5) stockholder approval of a plan of liquidation or dissolution.

Estimated Payments in the Event of Termination of Employment or Following a Change in Control

Upon certain types of terminations of employment not related to a change in control of the Company, the Company may pay severance benefits to the Named Executive Officers. With regard to Mr. McCracken and Mss. Cooper and Fliegelman Olli, severance in certain situations is provided in their employment agreements and special retention award agreements. Mr. Gopal’s offer letter and special retention award agreements also describe severance arrangements available to him in certain situations. Mr. Fischer’s special retention award agreement describes his severance in certain situations. For additional information, please see “Other Compensation Arrangements Provided to Our Named Executive Officers,” above.

The following table shows the potential payments to our Named Executive Officers under existing agreements, plans or arrangements, under various scenarios involving a change in control or termination of employment, assuming a March 31, 2011 termination date and using the closing price of the Common Stock on March 31, 2011 of $24.18.

			Termination Without	Certain
			Cause / Resignation for	Terminations
	Termination	Termination	Good Reason (per	Following a
	Due to	Due To	Employment	Change in
	Death(1)	Disability(1)	Agreement)(2)	Control(3)
	($)	($)	($)	($)
W.E. McCracken
Cash Severance	—	—	4,000,000	7,475,000
Interrupted Performance Cycles (4)	682,776	678,359	678,359	2,182,776
Acceleration of Unvested Equity (5)	3,244,985	3,244,985	7,957,099	3,244,985
Other Benefits	—	—	—	4,754,213

Total Payments	3,927,761	3,923,344	12,635,458	17,656,974

N.E. Cooper (6)

Cash Severance	—	—	600,000	3,889,332
Interrupted Performance Cycles (4)	986,908	975,937	975,937	1,586,908
Acceleration of Unvested Equity (5)	3,042,108	3,042,108	483,600	3,042,108
Other Benefits	—	—	—	45,780

Total Payments	4,029,016	4,018,045	2,059,537	8,564,128

G.J. Fischer (7)

Cash Severance	—	—	1,300,000	4,235,009
Interrupted Performance Cycles (4)	995,098	984,372	984,372	1,695,098
Acceleration of Unvested Equity (5)	3,758,137	3,758,137	1,088,100	3,758,137
Other Benefits	—	—	—	57,915

Total Payments	4,753,235	4,742,509	3,372,472	9,746,159

A.S. Gopal (6)

Cash Severance	—	—	1,100,000	1,100,000
Interrupted Performance Cycles (4)	670,528	663,198	663,198	1,220,528
Acceleration of Unvested Equity (5)	2,824,646	2,824,646	1,088,100	2,824,646
Other Benefits	—	—	—	45,780

Total Payments	3,495,174	3,487,844	2,851,298	5,190,954

A. Fliegelman Olli

Cash Severance	—	—	1,100,000	2,427,363
Interrupted Performance Cycles (4)	627,825	620,782	620,782	1,227,825
Acceleration of Unvested Equity (5)	2,104,004	2,104,004	483,600	2,104,004
Other Benefits	—	—	—	57,915

Total Payments	2,731,829	2,724,786	2,204,382	5,817,107

(1)	Upon termination due to an executive’s death or disability, stock options become immediately exercisable and can be exercised within one year of such death or disability, but not later than the normal expiration date of the option. Restricted stock awards that have not vested immediately vest upon death or disability. This column includes the intrinsic value (i.e., the value based upon our stock price, and in the case of options, less the exercise price) of equity awards that would become exercisable or vested if the Named Executive Officer had died or become disabled as of March 31, 2011. With regard to the three-year performance shares, promptly after death, the executive’s estate would receive a prorated portion of the target share award based on the portion of the performance cycle that lapsed prior to the death. In the event of a disability, the executive would be eligible to receive a prorated number of shares based on the actual results after the end of the performance cycle, based on the portion of the performance cycle that lapsed prior to the disability. For purposes of this calculation, we determined the value of the prorated amount of the outstanding performance share awards under the fiscal year 2010-2012 and 2011-2013 long-term incentive plans using the closing market price of the Company’s Common Stock ($24.18) on March 31, 2011 based on the achievement of “target” performance under those awards.

(2)	Assuming a March 31, 2011 termination date, Mr. McCracken and Mss. Cooper and Fliegelman Olli would be entitled to the following cash severance payments upon termination without “cause” or resignation for “good reason” (as defined in their respective employment agreements): (1) Mss. Cooper and Fliegelman Olli are each entitled to one times her annual base salary, payable in a lump sum; (2) Messrs. Fischer and Gopal and Ms. Fliegelman Olli are entitled to their retention award payments of $600,000, $550,000 and $500,000, respectively; (3) Mr. McCracken is entitled to (i) salary continuation through March 31, 2012, (ii) an annual performance cash incentive for the year in which termination occurred, based on actual performance; and (iii) accelerated vesting of any outstanding awards of stock options; and (4) Mr. McCracken will receive a one-time grant of 270,000 severance restricted stock units and an additional cash payment equal to his annual performance cash incentive for the fiscal year in which termination occurred, based on actual performance.

(3)	Represents cash payments and the value of benefits payable upon a termination of employment without “cause” or resignation for “good reason” within the two-year period following a change in control, under our Change in Control Severance Policy (described above). As of March 31, 2011, Messrs. McCracken and Fischer and Ms. Cooper were each entitled to 2.99 times their annual base salaries and annual performance cash incentive targets; Ms. Fliegelman Olli was entitled to 2.00 times her annual base salary and annual performance cash incentive target; and Mr. Gopal was entitled to 1.00 times his annual base salary and annual performance cash incentive target. In addition, this calculation includes (i) the lump-sum payment of the fiscal year 2011 annual performance cash incentive, assuming achievement of target levels; (ii) the value of the accelerated vesting of each executive’s equity awards calculated as described in footnote (3) above; (iii) the value of one year of outplacement services; (iv) the lump-sum payment of an amount equal to 18 months of COBRA premium payments; and (v) for Mr. McCracken, an estimated gross-up amount of approximately $4,754,213 to make him whole with respect to certain excise taxes. The excise tax gross up is intended to preserve a competitive level of change in control severance benefits. With regard to outstanding equity, our 2002 Incentive Plan and 2007 Incentive Plan, pursuant to which options and restricted stock are currently outstanding, each provide for the immediate acceleration of such awards upon a change in control. For purposes of this table, the Company assumes that the fiscal year 2011 performance cycle concluded on March 31, 2011, and that 34% of the performance share awards vested and the vesting of the remaining 66% accelerated upon the change in control.

(4)	With regard to the fiscal year 2010-2012 and fiscal year 2011-2013 three-year performance shares, the Compensation Committee reserves discretion, in the event of a termination without “cause,” death or disability to pay a prorated portion of any award the executive would have received had the executive remained employed through the payment date. Eligibility and amount would be determined at the conclusion of the applicable performance cycle. With respect to the fiscal year 2011 one-year performance shares, the calculations assume amounts payable at target with only 34% vesting immediately and the remaining 66% forfeited upon termination of employment in accordance with the terms of the awards. See also the description of the long-term incentive awards and the three-year performance share component in “Compensation Discussion and Analysis,” above.

(5)	The amounts in this row represent acceleration of unvested equity: for Mr. McCracken, 334,397 stock options, 19,165 restricted stock units and 55,958 shares underlying his fiscal year 2011 one-year performance share award; and for Messrs. Fischer and Gopal, respectively, 45,000 shares of restricted stock. Pursuant to the terms of their employment agreements, Mss. Cooper and Fliegelman Olli are eligible to receive a prorated portion of their one-year and three-year performance share awards for performance cycles that conclude within two years following their termination date, based on actual performance at the end of the applicable performance cycle. For Ms. Cooper, this represents 20,000 shares of restricted stock and 85,348 shares relating to unvested fiscal year 2009, 2010 and 2011 one-year performance share awards. For Ms. Fliegelman Olli, this represents 20,000 shares of restricted stock and 54,736 shares relating to unvested fiscal year 2009, 2010 and 2011 one-year performance share awards.

(6)	As required by SEC rules, this table assumes a change in control as of the last day of the most recently completed fiscal year (March 31, 2011). Ms. Cooper and Mr. Gopal are no longer entitled to any of the amounts shown in the table because their employment terminated voluntarily after March 31, 2011, and they are included in the table in accordance with SEC rules.

(7)	Mr. Fischer does not have an employment agreement. Absent any special arrangements approved by the Compensation Committee or the Board of Directors, he would be eligible for severance under our U.S. broad-based discretionary severance policy, which is capped at 52 weeks of salary. For purposes of this calculation, we assume payment of severance equal to one times annual base salary. The actual amount paid to Mr. Fischer as an executive officer, however, would be at the discretion of the Compensation Committee.

In addition to the payments summarized above, upon any termination of employment (including the scenarios described above, or a termination for cause or resignation without good reason), whether or not in connection with a change in control, the Named Executive Officers would be entitled to the balance of their vested accounts under our tax-qualified 401(k) plan, the 401(k) Supplemental Plans and the deferred compensation arrangements and vested equity, each in accordance with their terms. Without regard to vesting, the balances of these accounts for the Named Executive Officers as of March 31, 2011 (except for the 401(k) plan) are disclosed in the last column of the Fiscal Year 2011 Non-Qualified Deferred Compensation table, above.

Risk Considerations Relating to Compensation

The Company’s management (including its Chief Risk Officer) presented the Compensation Committee with an assessment of the risks involved in the design and implementation of all of the Company’s incentive compensation programs, including all of the executive compensation plans that cover our Named Executive Officers. The Compensation Committee concurred with management’s assessment that our incentive compensation programs do not give rise to risks that are reasonably likely to have a material adverse effect on the Company. Some factors considered in this analysis were the following:

•	The long-term equity awards granted to our executives are subject to long-term performance goals that are linked to the Company’s long-term strategy and have long-term performance cycles or vesting schedules, which links the compensation to long-term stock price performance and to the long-term interests of the Company’s stockholders.

•	The Company’s clawback policy gives the Compensation Committee the ability under certain circumstances to recover executive compensation awards when an executive engages in intentional misconduct or fraud that results in a substantial restatement of the Company’s financial statements.

•	The Compensation Committee has discretion to decrease the amount of any incentive compensation payouts (negative discretion) when determining final payouts of awards, which gives the Compensation Committee the ability to avoid rewarding executives for excessive or inappropriate risk-taking.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes share and exercise price information about our equity compensation plans as of March 31, 2011. All of our equity compensation plans pursuant to which grants are being made have been approved by our stockholders. If the CA, Inc. 2011 Incentive Plan is approved by stockholders in 2011, all equity awards to employees after the date of stockholder approval will be granted under the 2011 Incentive Plan; however, awards already granted under the 2002 and 2007 Incentive Plans, including awards for which performance targets have been established under those plans, will remain outstanding and be satisfied under those plans. Payment of fees to non-executive directors will continue to be paid under the 2003 Compensation Plan for Non-Employee Directors.

Equity Compensation Plan Information

Number of Securities
Remaining Available
		Weighted Average	for Future Issuance
	Number of Securities	Exercise Price of	Under Equity
	Issuable Upon	Outstanding	Compensation Plans
	Exercise of	Options, Warrants	(Excluding Securities
	Outstanding Options,	and Rights	Reflected
Plan Category	Warrants and Rights	(1)($)	in the First Column)
Equity compensation plans approved by security holders	11,926,131 (2)	$23.03	17,068,254 (3)

Equity compensation plans not approved by security holders	—	—

Total	11,926,131	$23.03	17,068,254

(1)	The calculation of the weighted average exercise price includes only stock options and does not include the outstanding deferred stock units, restricted stock units, performance-based awards/targets and stock units reflected in the first column.

(2)	Includes all stock options outstanding under the 2002 Compensation Plan for Non-Employee Directors, 2001 Stock Option Plan, 2002 Incentive Plan and 2007 Incentive Plan, all restricted stock units outstanding under the 2007 Incentive Plan, and all deferred stock units outstanding under the 2002 Compensation Plan for Non-Employee Directors and the 2003 Compensation Plan for Non-Employee Directors. Although shares were not awarded as of March 31, 2011 for the performance-based targets set under the fiscal year 2009, 2010 and 2011 long-term incentive plans, we have assumed the following for purposes of this table: with regard to (i) the three-year performance share components of the fiscal year 2010-2012 and 2011-2013 long-term incentive plans (for which the performance cycles will end after fiscal years 2012 and 2013, respectively), we have assumed a payout at the maximum level and note that payouts under these arrangements could range respectively from 0-150% and 0-200% of target at the end of the applicable performance cycle, depending on performance; and (ii) the one-year performance share component of the fiscal year 2011 long-term incentive plan and the three-year performance share component of the fiscal year 2009-2011 long-term incentive plan, the actual grants occurred in fiscal year 2011 (as indicated in the Outstanding Equity Awards at 2011 Fiscal Year-End table, above) and we have reflected the actual number of shares awarded with respect to this component in this column. This also includes 262,893 options with a weighted average exercise price of $21.48 assumed by us in connection with acquisitions. No additional options or rights will be granted under these assumed equity plans.

(3)	Fiscal year 2010 is the last year that the Company issued three-year long-term incentive plan awards under the 2002 Incentive Plan. Under the 2007 Incentive Plan, 16,710,577 shares are available, and 357,677 shares are available under the 2003 Compensation Plan for Non-Employee Directors. Effective July 1, 2009, the Company’s Board of Directors terminated the Company’s 2000 Employee Stock Purchase Plan. On May 10, 2011, the Board approved the CA, Inc. 2012 Employee Stock Purchase Plan, subject to approval by the Company’s stockholders.

PROPOSAL 3 — ADVISORY VOTE ON COMPENSATION
OF OUR NAMED EXECUTIVE OFFICERS

Stockholders are entitled to vote to approve, on an advisory or non-binding basis, the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules. This proposal is commonly known as a “say on pay” proposal.

The Board of Directors and the Compensation Committee believe that the compensation program described under “Compensation Discussion and Analysis” is an effective incentive for the achievement of positive results, appropriately aligning pay and performance and enabling the Company to attract and retain talented executives.

We are asking for stockholder approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis” and “Compensation and Other Information Concerning Executive Officers.” This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the policies and practices described in this Proxy Statement.

This vote is advisory and therefore not binding on the Company, the Board of Directors or the Compensation Committee. However, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding compensation of our Named Executive Officers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC (PROPOSAL 3).

PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF
THE ADVISORY VOTE ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Stockholders are entitled to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of our Named Executive Officers. By voting on this proposal, stockholders may indicate whether they would prefer an advisory vote on Named Executive Officer compensation once every one, two, or three years.

After careful consideration of the frequency alternatives, the Board of Directors believes that conducting an advisory vote on compensation of our Named Executive Officers on an annual basis is appropriate for the Company and its stockholders at this time.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY VOTES ON COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS EVERY YEAR (PROPOSAL 4).

PROPOSAL 5 — APPROVAL OF THE CA, INC. 2011 INCENTIVE PLAN

We are asking stockholders for approval of the CA, Inc. 2011 Incentive Plan (the “2011 Plan”). In May 2011, on the recommendation of the Compensation Committee, the Board of Directors adopted the 2011 Plan, subject to approval by our stockholders.

The 2011 Plan is intended to enable us to achieve superior financial performance, as reflected in the performance of the Common Stock and other key financial or operating indicators by providing incentives and rewards to certain employees and consultants who are in a position to contribute to our success and long-term objectives. The 2011 Plan is also intended to aid in the recruitment and retention of employees and provide employees and consultants an opportunity to acquire or expand equity interests in the Company, thus aligning the interests of such employees and consultants with those of our stockholders. Management and the Compensation Committee believe that the granting of awards pursuant to the 2011 Plan will give employees and consultants an additional inducement to remain in our service and provide them with an increased incentive to work for our success. To enable us to continue to grant awards in furtherance of the purposes and objectives of the 2011 Plan, the Compensation Committee recommends that the stockholders approve the 2011 Plan.

If stockholders do not approve the 2011 Plan, we will continue to operate under the existing CA, Inc. 2007 Incentive Plan (the “2007 Plan”) that has been previously approved by stockholders. If stockholders approve the 2011 Plan, it will replace the current 2007 Plan with regard to any new grants awarded by us after such approval is obtained; however outstanding awards (including potential awards for which performance targets have already been established under the 2007 Plan) will be satisfied under the 2007 Plan.

Summary of the 2011 Plan

The following is a summary of the material terms and provisions of the 2011 Plan and of certain tax effects of participation in the 2011 Plan. This summary is qualified in its entirety by reference to the complete text of the 2011 Plan, which is attached hereto as Exhibit B. Any capitalized terms that are used but not defined in this summary have the meaning as defined in the 2011 Plan.

Plan Administration

The 2011 Plan will be administered by the Compensation Committee and those persons authorized by the Compensation Committee to administer the 2011 Plan on its behalf. The Compensation Committee determines the persons who are eligible to receive awards, the number of shares subject to an award and the terms and conditions of such awards. The Compensation Committee has the authority to interpret the provisions of the 2011 Plan and of any awards granted thereunder and to waive or amend the terms or conditions of awards granted under the 2011 Plan (although the 2011 Plan’s prohibition on stock option or stock appreciation right repricing cannot be waived). Further, the Compensation Committee establishes performance measures in connection with awards, including “qualified performance awards” (as defined below).

Eligibility

In general, employees of the Company and its consolidated subsidiaries, except seasonal and temporary employees, are eligible to receive annual performance bonuses, long-term performance bonuses, nonqualified stock options, incentive stock options, restricted stock and other equity-based awards under the 2011 Plan. As of March 31, 2011, we had approximately 13,400 employees. Consultants to the Company will be eligible only to receive nonqualified stock options and other equity-based awards under the 2011 Plan. As of March 31, 2011, we had approximately 3,750 consultants.

Performance Bonuses

The 2011 Plan provides for the award of annual performance bonuses that are payable entirely in cash and long-term performance bonuses that are payable either in cash or in equity awards,

including options and shares of restricted stock. To the extent that a long-term performance bonus is paid in shares of restricted stock and/or stock options, the number of shares of restricted stock payable and/or the number of stock options granted will be based on the Fair Market Value of a share on the date of grant, subject to reasonable restricted stock discount factors and/or stock option valuation methodology that the Compensation Committee may choose to apply. Unless the Compensation Committee determines otherwise, awards granted in connection with a long-term performance bonus will vest in approximately equal installments on each of the first three anniversaries of the end of the applicable performance cycle (or date of grant, in the case of awards that are not qualified performance awards).

The maximum amount of any annual performance bonus that may be paid to any one participant under the 2011 Plan during any fiscal year of the Company is $10,000,000. The maximum amount of any long-term performance bonus in the form of restricted stock that may be awarded to any one participant under the 2011 Plan during any fiscal year of the Company is $20,000,000.

Annual performance bonuses and/or long-term performance bonuses under the 2011 Plan may be awarded to any employee selected by the Compensation Committee. Generally, the Compensation Committee has the discretion to fix the amount, terms and conditions of annual performance bonuses and long-term performance bonuses. However, annual performance bonuses and long-term performance bonuses designated as “qualified performance awards” are subject to the following terms and conditions:

•	Performance Cycles. The Compensation Committee establishes the length of the performance cycle for annual and long-term performance bonuses.

•	Performance Measures. The amount of any annual performance bonus and/or long-term performance bonus designated as a qualified performance award payable to an employee under the 2011 Plan will be determined by reference to the degree of attainment of one or more performance measures selected by the Compensation Committee to measure the level of our performance during the applicable performance cycle.

Performance measures that the Compensation Committee may select under the 2011 Plan include (on a pre-tax or after-tax, total or per-share basis) any of the following (including any component thereof):

•	Net Operating Profit;

•	Return on Invested Capital;

•	Total Shareholder Return;

•	Relative Total Shareholder Return (as compared against a peer group of the Company, which, unless otherwise specified by the Compensation Committee, will be determined in reference to the Standard & Poor’s Systems Software Index, excluding the Company);

•	Earnings;

•	Net Income, as adjusted;

•	Cash Flow;

•	Revenue;

•	Revenue Growth;

•	Share Performance;

•	Relative Share Performance;

•	Billings Growth;

•	Operating Margin; and/or

•	New License Sales.

Within the time prescribed in the 2011 Plan, the Compensation Committee will establish, in writing, the performance measure(s) that will apply to the applicable performance bonuses for that performance cycle.

•	Target Awards and Payout Formulas. For each performance bonus designated as a qualified performance award, the Compensation Committee will set a target annual bonus and/or long- term performance bonus for each eligible employee and, for each form of bonus, will establish an objective payout formula. The payout formula for each form of bonus will set the minimum level of performance attainment that must be achieved on the applicable performance measure(s) before any of that performance bonus becomes payable, and the percentage (which can range between 0% and 200%) of the applicable target bonus award that will become payable upon attainment of various levels of performance in excess of the minimum required amount.

•	Compensation Committee Discretion. The Compensation Committee has the discretion, which it may apply on a case-by-case basis, to reduce (but not increase) the amount of any performance bonus designated as a qualified performance award that is payable to any employee.

•	Compensation Committee Certification. Before performance bonuses are paid, the Compensation Committee will certify, in writing, the level of attainment of the applicable performance measure(s) for that bonus.

Restricted Stock

Restricted stock may be awarded under the 2011 Plan to any employee selected by the Compensation Committee. Generally, the Compensation Committee has the discretion to fix the amount, terms, conditions and restrictions applicable to restricted stock awards, subject to the following provisions:

•	Maximum Award. The maximum number of shares of restricted stock (including shares issued in connection with a long-term performance bonus and as a stand-alone restricted stock award) that may be issued to any one participant during any fiscal year of the Company may not exceed 1,000,000 shares.

•	Payment. When restricted stock is granted, we may issue uncertificated stock in electronic form or may register stock certificates in the participant’s name, with appropriate legends listing any applicable restrictions that the Compensation Committee may, in its discretion, impose. At that time, the participant will have all the rights of a stockholder with respect to the shares (including the right to vote and receive dividends), except that the shares will be subject to vesting and forfeiture.

•	Vesting. Unless otherwise determined by the Compensation Committee, shares vest in approximately three equal installments on the date of issuance and on each of the first and second anniversaries of the end of the applicable performance cycle (or date of grant, in the case of awards that are not qualified performance awards).

•	Acceleration of Vesting. Unless the Compensation Committee otherwise determines, all shares of restricted stock will immediately vest upon the death or Disability of the participant.

Stock Options

Stock options awarded may be in the form of either nonqualified stock options or incentive stock options (“ISOs”), or a combination of the two, at the discretion of the Compensation Committee. Stock options granted are subject to the following terms and conditions:

•	Exercise Price. The exercise price for each share subject to a stock option will be no less than the Fair Market Value of a share on the date of grant — generally the closing price of a share of Common Stock as reported on the NASDAQ Stock Market on the date of grant.

•	Incentive Stock Options. The aggregate Fair Market Value on the date of grant of the shares with respect to which ISOs first become exercisable during any calendar year for any participant may not exceed $100,000. For purposes of this $100,000 limit, the participant’s ISOs under the 2011 Plan and all other plans maintained by the Company and subsidiaries are aggregated.

•	No Repricing. The 2011 Plan contains a prohibition against decreasing the exercise price of a stock option (or stock appreciation right) after grant (other than in connection with permitted 2011 Plan adjustments; see “Adjustments,” below), unless stockholder approval of the repricing is obtained.

•	Vesting. Unless otherwise provided by the Compensation Committee, stock options will vest ratably on each of the first three one-year anniversaries of the date of grant, although stock options will immediately vest upon the death or Disability of a participant.

•	Term. Stock options will automatically lapse 10 years after the date of grant, unless the term of the stock option established by the Compensation Committee is shorter than 10 years or the term is extended due to certain Company-imposed blackouts.

•	Post-Termination Exercise. Unless otherwise provided by the Compensation Committee, stock options that have not vested as of the date of a participant’s termination of employment or consultancy, for any reason other than death or Disability, will immediately terminate as of such events; and, subject to the Special Forfeiture Provision described later in this summary, any vested stock option that has not already been exercised generally must be exercised, if at all, within 90 days after such event (within one year in the case of death, Disability or Retirement).

•	Payment of Exercise Price. Unless otherwise provided, payment of the exercise price may be made in cash, certified check, bank draft, wire transfer, or money order or, if permitted by the Compensation Committee, by (i) tendering to us shares owned by the participant for at least six months having a Fair Market Value equal to the exercise price; (ii) delivering irrevocable instructions to a broker to deliver to us the amount of sale proceeds with respect to shares having a Fair Market Value equal to the exercise price; or (iii) any combination of the above methods.

•	Transfer Restrictions. ISOs may not be transferred by a participant other than by will or the laws of descent and distribution and may be exercised only by a participant, unless the participant is deceased. In general, similar transfer restrictions apply to nonqualified stock options, except that, in the case of nonqualified stock options, the Compensation Committee has the discretion to permit a participant to transfer a nonqualified stock option to a family member, a trust for the benefit of a family member and to certain family partnerships. Any nonqualified stock option so transferred will be subject to the same terms and conditions of the original grant and may be exercised by the transferee only to the extent the stock option would have been exercisable by the participant had no transfer occurred.

Other Equity-Based Awards

The Compensation Committee may, from time to time, grant other awards under the 2011 Plan that consist of, or are denominated in, shares. These awards may include, among other things shares,

restricted stock units, stock appreciation rights (which lapse no later than the tenth anniversary of grant date, unless the term is extended due to certain Company-imposed blackouts), phantom or hypothetical shares and share units. The Compensation Committee has broad discretion to determine the terms, conditions, restrictions and limitations, if any, that will apply to other equity-based awards granted, except that other equity-based awards designated as qualified performance awards must comply with the requirements of Section 162(m) of the Internal Revenue Code.

Special Forfeiture Provision

The Compensation Committee has discretion to provide that in the event a participant enters into certain employment or consulting arrangements that are competitive with the Company or any subsidiary or affiliate without first obtaining our written consent, the participant will (i) forfeit all rights under any outstanding stock option or stock appreciation right and return to us the amount of any profit realized upon the exercise; and/or (ii) forfeit and return to us all other stock-based awards that remain subject to the forfeiture provision, as provided in the award agreement.

Change in Control

Unless otherwise provided by the Compensation Committee, the 2011 Plan provides that, if a change in control occurs and (i) the Common Stock of the Company (or of any direct or indirect parent entity) is publicly traded; and (ii) outstanding restricted stock and stock options will be honored or assumed, or substantially equivalent awards substituted therefor, if a participant’s employment is terminated without cause or good reason within a two-year period following such change in control, time vested restricted stock and stock options will become fully vested and exercisable as of the date such participant’s employment is terminated. However, if Common Stock of the Company (or the stock of any direct or indirect parent entity) is not publicly traded, or outstanding time vested restricted stock and stock options are not honored or assumed, or substantially equivalent awards substituted therefor, time vested restricted stock and stock options will become fully vested and exercisable as of the date of such change in control.

For purposes of the 2011 Plan, a “change in control” would include, among other things, (a) the acquisition of 35% or more of our voting power; (b) a change in a majority of the incumbent members of our Board of Directors; (c) the sale of all or substantially all our assets; (d) the consummation of certain mergers or other business combinations; and (e) stockholder approval of a plan of liquidation or dissolution.

Shares Available for Issuance

The maximum number of shares that may be issued to Participants under the 2011 Plan is 45,099,377, which includes 15,099,377 shares available for grant under the 2007 Plan as of June 6, 2011, subject to adjustment as provided under the terms of the 2011 Plan (see “Adjustments” below). Shares issuable under the 2011 Plan may consist of authorized but unissued shares or shares held in our treasury. In determining the number of shares that remain available under the 2011 Plan, only awards payable in shares will be counted. If an Award is terminated by expiration, forfeiture, cancellation or otherwise without issuance of shares, or is settled in cash in lieu of shares, the shares underlying such award will be available for future awards under the 2011 Plan. Also, if shares are tendered or withheld in payment of all or part of the exercise price of a stock option, or in satisfaction of tax withholding obligations, such shares will be available for future awards under the 2011 Plan. To the extent that any option or other award outstanding pursuant to the 2007 Plan expires, is terminated, forfeited or canceled without having been exercised or settled in full, shares subject to such awards will be added to the share maximum available for issuance under the 2011 Plan; provided, however, that the aggregate number of shares outstanding under the 2007 Plan that may be added to the share maximum will not exceed 10,786,054 shares, the number of shares subject to outstanding awards under the 2007 Plan as of June 6, 2011 (subject to equitable adjustments). The closing price of the Common Stock on June 6, 2011, was $22.47, as reported on the NASDAQ Stock Market. No more than 10,000,000 shares may be issued under grants of ISOs during the term of the

2011 Plan. No more than an aggregate of 3,000,000 shares may be awarded in any form to any one participant during any fiscal year of the Company. Any shares (a) delivered by us, (b) with respect to which awards are made and (c) with respect to which we become obligated to make awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the shares available to be delivered pursuant to awards under the 2011 Plan. Once approved by stockholders, the 2011 Plan will replace the 2007 Plan for all future awards.

Adjustments

In the event of any change in the number of issued shares (or issuance of shares of stock other than shares of Common Stock) by reason of any stock split, reverse stock split, or stock dividend, recapitalization, reclassification, merger, consolidation, split-up, spin-off, reorganization, combination, or exchange of shares, the exercisability of stock purchase rights received under the Company’s Stockholder Protection Rights Agreement, the issuance of warrants or other rights to purchase shares or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, shares, other securities or other property), the Compensation Committee shall adjust the number or kind of shares that may be issued under the 2011 Plan, and the terms of any outstanding award (including, without limitation, the number of shares subject to an outstanding award, the type of property to which the award relates and the exercise price of a stock option, stock appreciation right or other award) in such manner as the Compensation Committee shall determine is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the 2011 Plan, and such adjustment shall be conclusive and binding for all purposes under the 2011 Plan.

Amendment and Termination

The 2011 Plan may be amended or terminated by the Board of Directors at any time without stockholder approval, except that any amendment that either increases the aggregate number of shares that may be issued under the 2011 Plan, decreases the exercise price at which stock options (or stock appreciation rights) may be granted or materially modifies the eligibility requirements for participation in the 2011 Plan requires stockholder approval before it can be effective. No amendment of the 2011 Plan may materially adversely affect any right of any participant with respect to any outstanding Award without the participant’s written consent. If not earlier terminated by the Board of Directors, the 2011 Plan will automatically terminate on the tenth anniversary of the 2011 annual meeting of stockholders. No awards may be granted under the 2011 Plan after it is terminated, but any previously granted awards will remain in effect until they expire.

Summary of Federal Income Tax Consequences of Options and Stock Appreciation Rights

The following is a brief summary of the principal United States federal income tax consequences of stock options and stock appreciation rights under the 2011 Plan, under current United States federal income tax laws. This summary is not intended to constitute tax advice and is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Nonqualified Stock Options and Stock Appreciation Rights

A participant will not recognize any income at the time a nonqualified stock option or stock appreciation right is granted, nor will we be entitled to a deduction at that time. When a nonqualified stock option or stock appreciation right is exercised, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares to which the option exercise pertains on the date of exercise over the exercise price (or, for a stock appreciation right, the cash or value of shares received on exercise). Payroll taxes are required to be withheld from the participant on the amount of ordinary income recognized by the participant. We generally will be entitled to a tax deduction with respect to a nonqualified stock option or stock appreciation right at the same time and in the same amount as the participant recognizes income. The participant’s tax basis in any shares acquired by exercise of a nonqualified stock option (or received on exercise of a stock appreciation right) will be equal to the exercise price paid plus the amount of ordinary income recognized.

Upon a sale of the shares received by a participant upon the exercise of a nonqualified stock option, any gain or loss will generally be treated as long-term or short-term capital gain or loss, depending on the how long the participant held such shares prior to sale.

Incentive Stock Options

A participant will not recognize any income at the time an ISO is granted. Nor will a participant recognize any income at the time an ISO is exercised. However, the excess of the fair market value of the shares on the date of exercise over the exercise price paid will be a preference item that could create an alternate minimum tax liability. If a participant disposes of the shares acquired on exercise of an ISO after the later of two years after the date of grant of the ISO or one year after the date of exercise of the ISO (the “holding period”), the gain (i.e., the excess of the proceeds received on sale over the exercise price paid), if any, will be long-term capital gain eligible for favorable tax rates. If the participant disposes of the shares prior to the end of the holding period, the disposition is a “disqualifying disposition,” and the participant will recognize ordinary income in the year of the disqualifying disposition equal to the excess of the lesser of (i) the fair market value of the shares on the date of exercise; or (ii) the amount received for the shares, over the exercise price paid. The balance of the gain or loss, if any, will be long-term or short-term capital gain or loss depending on how long the shares were held by the participant prior to disposition.

We generally are not entitled to a deduction as a result of the grant or exercise of an ISO. If a participant recognizes ordinary income as a result of a disqualifying disposition, we will be entitled to a deduction at the same time and in the same amount as the participant recognizes ordinary income.

Internal Revenue Code Section 162(m)

With certain exceptions, Section 162(m) of the Internal Revenue Code limits deduction for compensation in excess of $1,000,000 paid to certain “covered employees” whose compensation is reported in the Summary Compensation Table included in the Company’s annual proxy statements. However, compensation paid to such employees will not be subject to such deduction limitation if it is considered “qualified performance-based compensation” (within the meaning of Section 162(m) of the Internal Revenue Code, which, among other requirements, requires stockholder approval of the performance measures available under a plan). Notwithstanding the adoption of the 2011 Plan by stockholders, we reserve the right to pay our employees, including recipients of awards under the 2011 Plan, amounts that may or may not be deductible under Section 162(m) or other provisions of the Internal Revenue Code.

New Plan Benefits

No awards will be granted under the 2011 Plan prior to its approval by our stockholders. Awards under the 2011 Plan will be granted at the discretion of the Compensation Committee. As a result, it is not possible to determine the number and type of awards that will be granted to any person under the 2011 Plan.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CA, INC. 2011 INCENTIVE PLAN (PROPOSAL 5).

PROPOSAL 6 — APPROVAL OF THE CA, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders for approval of the CA, Inc. 2012 Employee Stock Purchase Plan (the “2012 Plan”). In May 2011, on the recommendation of the Compensation Committee, the Board of Directors adopted the 2012 Plan, subject to approval by our stockholders.

The 2012 Plan offers eligible employees the opportunity to acquire a stock ownership interest in the Company through periodic payroll deductions that will be applied towards the purchase of the Company’s Common Stock at a discount from the then-current market price.

The following is a summary of the material terms and provisions of the 2012 Plan and of certain tax effects of participation in the 2012 Plan. This summary is qualified in its entirety by reference to the complete text of the 2012 Plan, which is attached hereto as Exhibit C. Any capitalized terms that are used but not defined in this summary have the meaning as defined in the 2012 Plan.

Summary of the 2012 Plan

Purpose

The purpose of the 2012 Plan is to attract employees to the Company and its participating subsidiaries, to induce employees to remain with the Company and its subsidiaries, and to encourage them to increase their efforts to make the Company’s business more successful by providing equity-based incentives to eligible employees of the Company and its subsidiaries. The 2012 Plan is intended to comply with the provisions of Section 423 of the Internal Revenue Code. The 2012 Plan is not governed by the Employee Retirement Income Security Act of 1974 (ERISA).

Shares Available Under the 2012 Plan

The 2012 Plan becomes effective on January 1, 2012. Shares of Common Stock delivered under the 2012 Plan may be authorized but unissued shares of the Company or shares held in our treasury. Subject to adjustment upon a merger, reorganization, stock split or other similar corporate change, the Company reserved and made available for issuance and purchase under the 2012 Plan 30,000,000 shares of Common Stock.

Eligibility

In general, all employees of the Company or any of its subsidiaries which are designated by the Committee (see below under “Administration”) for participation in the 2012 Plan are eligible to participate in the 2012 Plan. As of March 31, 2011, we had approximately 13,400 employees. In addition, in general terms, employees who own 5% or more of Company stock are not eligible to participate. The Committee may also provide for other exclusions permitted by Section 423 of the Internal Revenue Code.

Administration

The 2012 Plan is administered by a committee appointed by the Board of Directors. The Board of Directors is expressly permitted to designate the Compensation Committee as the committee that will administer the 2012 Plan. The committee administering the 2012 Plan from time to time is referred to herein as the “Committee.” The Committee may make such rules and regulations and establish such procedures for the administration of the 2012 Plan as it deems appropriate. The Committee has authority to interpret the 2012 Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law. The Committee shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the 2012 Plan or the administration or interpretation thereof.

Purchases of Stock

To enroll in the 2012 Plan, an employee must elect a percentage of his or her base pay, from 1% to 25%, in 1% increments, to be withheld, unless otherwise provided by the Committee. For these purposes, base pay excludes, among other things, any payments for reimbursement of expenses, bonuses, incentive compensation, overtime, deferred compensation and other non-cash or non-basic payments. All payroll deductions shall be credited, as promptly as practicable, to a payroll account (the “Payroll Account”) in the name of the participating employee. Except as described below, payroll withholding elections are made separately for each offer period under the 2012 Plan. Unless otherwise provided by the Committee, offer periods will begin on each January 1 and July 1 (such beginning date being referred to below as the “offer date”), and end on the business day coincident with or immediately preceding the following June 30 and December 31, respectively. Thus, if June 30 and December 31 are business days in a particular calendar year, the offer periods in the calendar year would be the six-month period beginning on each of January 1 and July 1. Generally, an election to participate for an offer period must be made during the enrollment period preceding the offer period, as established by the Committee. If so provided by the Committee, a participant who has made an election for an offer period will be deemed to have elected to participate for the next offer period and to have authorized the same percentage payroll deduction, unless the participant elects otherwise during the applicable enrollment period. Initially, it is contemplated that the elections made for a January-June offer period will apply for the following July-December offer period unless the participant otherwise elects. Thus, for example, a participant making a 5% election for the January-June 2012 offer period will be deemed to have made a 5% election for the July-December 2012 offer period, unless the participant elects otherwise in the enrollment period applicable to the July-December 2012 offer period. It is not anticipated that this rule will be used for the first offer period in a calendar year, and, therefore, unless the Committee provides otherwise, affirmative elections will need to be made to participate in the offer periods which commence each January 1. Unless otherwise provided by the Committee, participants will not be able to withdraw, revoke or change their payroll deduction election at any time during the offer period to which the percentage applies.

As noted above, the amount of payroll deductions for each month is credited to the applicable participant’s Payroll Account. On the last day of each offer period, the balance that has accrued in the participant’s Payroll Account for the offer period will be used to buy Common Stock at a purchase price equal to 95% of the fair market value of the stock on the purchase date. The Internal Revenue Code and the 2012 Plan impose certain limits on the amount of Common Stock that can be purchased with payroll deductions under the 2012 Plan. In general, there is a $25,000 limit on the value of Common Stock that can be purchased by any participant under the 2012 Plan in any calendar year. Additionally, unless otherwise provided by the Committee for an offer period, a participant may not purchase more than 5,000 shares of Common Stock for any one offer period.

The shares purchased with a participant’s payroll deductions will be credited to an individual securities account maintained by a brokerage firm which has been selected by the Company (the “Stock Account”). Each participant will receive periodic account statements regarding his or her Stock Account. Unless otherwise provided by the Committee, shares purchased under the 2012 Plan generally must remain in the participant’s Stock Account at such brokerage firm until the holding period requirements of Section 423 of the Internal Revenue Code (generally, as discussed below, two years from the offer date) have been satisfied, unless the participant makes an earlier disposition of the shares. Fractional shares will be issued and purchased under the 2012 Plan, as provided by the Committee. Any cash remaining in Payroll Accounts after the purchase of whole shares is generally applied for use in the next offer period. The Committee may also establish a dividend reinvestment program, under which dividends on shares in the Stock Account would be used to purchase additional whole shares. If a participant’s employment terminates for any reason, then, notwithstanding any other provision of the 2012 Plan, the balance in his or her Payroll Account which has not yet been invested will be refunded to the participant (or, in the event of death, will be paid to his or her estate) as soon as practicable.

Rights granted under the 2012 Plan are not transferable other than by will or the laws of descent and distribution and are exercisable during a participant’s lifetime only by the participant.

Non-U.S. Subsidiaries

In the discretion of the Committee, eligible employees of participating non-U.S. subsidiaries (if any) shall participate in the 2012 Plan on terms and conditions different from those specified in the 2012 Plan. The participation by any eligible employee of a non-U.S. subsidiary shall be deemed to be under a separate and distinct 2012 Plan. Any limitations on the number of shares under the 2012 Plan shall be applied and administered with respect to the aggregate of the 2012 Plan and all such separate plans.

Withholding; Disqualifying Dispositions

The Company will deduct from all Payroll Accounts all federal, state, local and other taxes required by law to be withheld with respect to such payments. If shares of Common Stock are disposed of in a disposition that does not satisfy the holding period requirements of Section 423 of the Internal Revenue Code (generally, as discussed below, two years from the offer date), the employee shall notify the Company in writing as soon as practicable thereafter and shall pay any tax withholding obligation as a result of the disqualifying disposition (or satisfy such other arrangements as may be permitted by the Committee).

Amendment and Termination of the 2012 Plan; Stockholder Approval

The Board of Directors may at any time, or from time to time, amend the 2012 Plan in any respect; provided, however, that the 2012 Plan may not be amended in any way that would cause, if such amendment were not approved by the stockholders of Common Stock, the 2012 Plan to fail to comply with the requirements for employee stock purchase plans under Section 423 of the Internal Revenue Code or any other requirement of applicable law or regulation unless and until stockholder approval is obtained. No amendment of the 2012 Plan shall alter or impair any rights outstanding at the time of such amendment to purchase shares of Common Stock pursuant to any offer under the 2012 Plan.

The Board may terminate the 2012 Plan any time at its discretion; provided that, no termination of the 2012 Plan shall alter or impair any rights outstanding at the time of such termination to purchase shares of Common Stock pursuant to any offering of the right to purchase shares of Common Stock under the 2012 Plan.

Summary of Federal Income Tax Consequences

The 2012 Plan is intended to qualify for favorable income tax treatment under Sections 421 and 423 of the Internal Revenue Code. Payroll deductions will be made on an after-tax basis. Thus, participants will have to pay income tax on the dollars withheld from their paychecks under the 2012 Plan. No income will be recognized when payroll deductions are used to buy Common Stock at a discount. The discount at the time of purchase will not be taken into account for income tax purposes until the stock is sold. The income tax consequences associated with a sale of Common Stock purchased under the 2012 Plan depend upon when the sale occurs and the length of the participant’s holding period for his or her Common Stock. The 2012 Plan has been designed with the intent that if the sale occurs more than two years after the applicable offer date, then a participant generally will realize taxable gain or loss equal to the difference between the selling price and the amount paid for the stock. If the stock is sold at a gain, then the participant will recognize ordinary income equal to the lesser of (i) the excess of the fair market value of the stock at the time of disposition over the actual purchase price; or (ii) the excess of the fair market value of the shares on the offer date over the purchase price determined as of the offer date (that is, the purchase price that would have applied if the offer period were to have ended on the offer date). The balance of the gain, if any, will be treated as long-term capital gain. If the stock is sold at a loss, then no ordinary income is realized and the entire loss will be treated as a long-term capital loss.

However, if the Common Stock purchased under the 2012 Plan is sold within two years after the applicable offer date, then, regardless of whether the participant has a profit or loss on the sale, it is expected that the discount received when the stock was purchased generally will be taxable as ordinary income. The Company is entitled to a deduction for the amounts taxable to a participant as ordinary income. The participant will also recognize capital gain or loss (which will be short-term or long-term depending on the holding period) on the sale equal to the difference between the selling price and the fair market value of the stock at the time it was purchased.

Special rules may apply if the Committee establishes an offer period that is greater than one year in duration. In addition, special tax rules may apply to those participants who are subject to the rules set forth in Section 16 of the Exchange Act. The foregoing tax discussion is a general description of certain expected federal income tax results under current law. No attempt has been made to address any state and local, foreign or estate and gift tax consequences that may arise in connection with participation in the 2012 Plan. All affected individuals should consult their own advisors if they wish any further details or have special questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CA, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN (PROPOSAL 6).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of the Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Common Stock and other equity securities of the Company. We assist our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting persons, we believe that during fiscal year 2011 all of our executive officers and directors filed the required reports on a timely basis with the exception of David C. Dobson and Phillip J. Harrington, Jr. In each case, a portion of the sign-on equity granted to the officer was inadvertently omitted by the Company from a Section 16 report that was filed by the Company on behalf of the officer, and was reported subsequently in an amended filing.

STOCKHOLDER PROPOSALS FOR OUR 2012 ANNUAL MEETING

The submission deadline for stockholder proposals to be included in our proxy materials for the 2012 annual meeting pursuant to Rule 14a-8 of the Exchange Act is February 11, 2012, except as may otherwise be provided in Rule 14a-8. All such proposals must be received by the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, New York 11749 by the required deadline in order to be considered for inclusion in the Company’s 2012 proxy materials.

ADVANCE NOTICE PROCEDURES FOR OUR 2012 ANNUAL MEETING

Under our By-laws, director nominations and other business may be brought at the annual meeting only by or at the direction of the Board of Directors or by a stockholder entitled to vote who has delivered notice to us containing certain information specified in the By-laws (1) not less than 90 days nor more than 120 days prior to the anniversary date of the preceding year’s annual meeting, or (2) if the meeting date is changed by more than 30 days from such anniversary date, not later than the close of business on the tenth day following the date notice of such meeting is mailed or made public, whichever is earlier. Accordingly, the notice for nominating directors at, or bringing other business before, the 2012 annual meeting must be submitted no earlier than April 5, 2012 and no later than May 5, 2012 (unless the date of the meeting is changed by more than 30 days). A copy of the full text of the By-law provisions discussed above may be obtained by writing to the Corporate Secretary at CA, Inc., One CA Plaza, Islandia, NY 11749. If the stockholder does not also comply with the requirements of Rule 14a-4 of the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such nomination or other business submitted by a stockholder.

OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the meeting. However, if any other business properly comes before the meeting or any adjournment or postponement, it is the intention of the persons named in the Company’s proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

FORM 10-K

A COPY OF OUR ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER WHO REQUESTS IN WRITING, ADDRESSED TO:

CA, INC.
ATTN.: INVESTOR RELATIONS DEPARTMENT
ONE CA PLAZA, ISLANDIA, NEW YORK 11749

OUR ANNUAL REPORT ON FORM 10-K MAY ALSO BE OBTAINED VIA THE INTERNET AT INVESTOR.CA.COM.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation and Human Resources Committee Report on Executive Compensation,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC), as well as the exhibits to this Proxy Statement, will not be deemed incorporated, unless specifically provided otherwise in such filing.

Dated: June 10, 2011
Islandia, New York

SUPPLEMENTAL FINANCIAL INFORMATION

CA, Inc.

Reconciliation of GAAP Results to Non-GAAP Income from Continuing Operations
Before Interest and Income Taxes (Operating Income)
(in millions)
(unaudited)

Fiscal Year Ended
March 31, 2011

GAAP net income	$827
GAAP income from discontinued operations, net of taxes	4

GAAP income from continuing operations	823
GAAP income tax expense	386
GAAP interest expense	45

GAAP income from continuing operations before interest and income taxes	1,254

Non-GAAP adjustments to expenses:
Costs of licensing and maintenance(1)	3
Cost of professional services(1)	3
Amortization of capitalized software costs(2)	88
Selling and marketing(1)	30
General and administrative(1)	24
Product development and enhancements(1)	20
Depreciation and amortization of other intangible assets(3)	73
Other (gains), net(4)	—
Restructuring and other(5)	(6)

Total Non-GAAP adjustment to operating expenses	235

Non-GAAP income from continuing operations before interest and income taxes	$1,489
Adjustment for purchase transactions	9

Non-GAAP operating income	$1,498

(1)	Non-GAAP adjustment consists of share-based compensation.

(2)	Non-GAAP adjustment consists of purchased software amortization.

(3)	Non-GAAP adjustment consists of intangibles amortization.

(4)	Consists of gains and losses since inception of hedges that mature within the quarter, but excludes gains and losses of hedges that do not mature within the quarter.

(5)	Non-GAAP adjustment consists of the Company’s Fiscal 2007 Restructuring Plan expense adjustments and includes $9 million net gain from one-time stockholder derivative litigation settlements in December 2010.

Refer to the discussion of non-GAAP financial measures included below for additional information.

Certain balances have been revised to reflect the discontinued operations associated with the sale of the Company’s Information Governance business and the Company’s Internet Security business.

Certain non-material differences may arise versus actual results from impact of rounding.

Non-GAAP operating income may vary from results previously reported by the Company due to adjustments included in the definition of performance metrics.

CA, Inc.

Reconciliation of GAAP Results to Non-GAAP Revenue
Growth in Constant Currency
(dollars in millions)
(unaudited)

	Fiscal Year Ended
	March 31,
	2010	2011

Revenue	$4,227	$4,429
Adjustment for purchase transactions		(15)
Impact of foreign currency exchange		(4)

Revenue in constant currency(1)		$4,410
Year-over-year growth in constant currency(2)		4.3%

(1)	Constant currency information is presented to provide a framework to assess how the underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2010, which was the last day of the Company’s prior fiscal year. Constant currency excludes the impacts from the Company’s hedging program.

(2)	Year-over-year growth in constant currency may vary from results previously reported by the Company due to adjustments included in the definition of performance metrics.

Certain balances have been revised to reflect the discontinued operations associated with the sale of the Company’s Information Governance business and the Company’s Internet Security business.

Certain non-material differences may arise versus actual results from impact of rounding.

CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Average Three-Year
Revenue Growth in Constant Currency
(dollars in millions)
(unaudited)

				Percent
	Fiscal Year Ended			Change
	March 31,		Percent	in Constant
	2008	2009	Change	Currency(1)

Revenue	$4,277	$4,271	−0.1%	0.7%

				Percent
	Fiscal Year Ended			Change
	March 31,		Percent	in Constant
	2009	2010	Change	Currency(1)

Revenue	$4,271	$4,353	1.9%	2.7%

				Percent
	Fiscal Year Ended			Change
	March 31,		Percent	in Constant
	2010	2011	Change	Currency(1)

Revenue(2)	$4,227	$4,429	4.8%	4.7%
Three-year average growth				2.7%

(1)	Constant currency information is presented to provide a framework to assess how the underlying businesses performed excluding the effect of foreign currency rate fluctuations. Beginning in fiscal year 2010, the Company enhanced the manner in which it calculates constant currency. Under the current methodology, to present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on the last day of the applicable fiscal year. Previously, constant currency calculations were performed by applying prior period foreign exchange rates to current period local currency balances. For all periods presented, constant currency excludes the impacts from the Company’s hedging program.

(2)	Balances for the fiscal years ended March 31, 2011 and March 31, 2010 have been revised to reflect the discontinued operations associated with the sale of the Company’s Information Governance business and the Company’s Internet Security business.

Certain non-material differences may arise versus actual results from impact of rounding.

Revenue for each fiscal year reflects revenue reported in the Company’s Annual Report on Form 10-K for that respective fiscal year, prior to any subsequent accounting adjustments.

CA, Inc.

Reconciliation of GAAP Results to Non-GAAP Adjusted Cash Flow From Operations
(dollars in millions)
(unaudited)

		Fiscal Year Ended
	March 31,
	2011	2010	2009	2008

Net cash provided by operating activities	$1,377	$1,360	$1,212	$1,103
Restructuring and other	62	53	106	101

Adjusted cash flow from operations	$1,439	$1,413	$1,318	$1,204
Year-over-year change	1.8%	7.2%	9.5%
Three-year average growth	6.2%

Net cash used in investing activities	$(700)	$(888)	$(284)	$(219)
Net cash used in financing activities	$(320)	$(705)	$(759)	$(572)

Balance for the fiscal year ended March 31, 2011 has been revised to reflect the discontinued operations associated with the sale of the Company’s Information Governance business and the Company’s Internet Security business.

Certain non-material differences may arise versus actual results from impact of rounding.

Net cash provided by operating activities for each fiscal year reflects net cash provided by operating activities reported in the Company’s Annual Report on Form 10-K for that respective fiscal year, prior to any subsequent accounting adjustments.

Non-GAAP Financial Measures

This Proxy Statement includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP metrics for operating expenses and operating income exclude the following items: non-cash amortization of purchased software and other intangibles, share-based compensation, pre-fiscal year 2010 restructuring and certain other gains and losses, which includes recoveries and certain costs associated with derivative litigation matters and includes the gains and losses since inception of hedges that mature within the quarter, but exclude gains and losses of hedges that do not mature within the quarter. Non-GAAP adjusted cash flow excludes pre-fiscal 2010 restructuring and other payments. Free cash flow excludes capital expenditures. We present constant currency information to provide a framework for assessing how our underlying businesses performed excluding the effect of foreign currency rate fluctuations. To present this information, current and comparative prior period results for entities reporting in currencies other than U.S. dollars are converted into U.S. dollars at the exchange rate in effect on March 31, 2010, which was the last day of our prior fiscal year. Constant currency excludes the impacts from the Company’s hedging program. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts. Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Stockholders are encouraged to review the reconciliation of the non-GAAP financial measures used in this Proxy Statement to their most directly comparable GAAP financial measures, which are included in this Proxy Statement.

EXHIBIT A

CA, INC.

CORPORATE GOVERNANCE PRINCIPLES

General

These Corporate Governance Principles (these “Principles”) have been approved by the Board of Directors of CA, Inc. (the “Company”) and provide the basic outline of the Company’s corporate governance.

Role and Functions of the Board

The Board is elected by the stockholders to oversee the business and affairs of the Company, to oversee management, to build long-term value for the stockholders, and to sustain the Company’s vitality for its stockholders and other constituencies, including its employees.

In addition to these general roles, the Board performs a number of more specific functions, including:

•	selecting and overseeing the evaluation of the Chief Executive Officer (the “CEO”);

•	overseeing CEO and senior management succession planning;

•	providing counsel and oversight on the selection, evaluation and development of senior management;

•	reviewing and approving corporate strategy on an annual basis;

•	advising and counseling the CEO and senior management on relevant topics;

•	reviewing, monitoring and, where appropriate, approving fundamental financial and business strategies and major corporate actions;

•	assessing major risks facing the Company and considering strategies for their management and mitigation; and

•	overseeing and evaluating processes designed to maintain the integrity of the Company, including the integrity of its financial statements, its compliance with law and ethics, and its relationships with its employees, customers, suppliers and other stakeholders.

Director Qualifications

Directors should possess the highest personal and professional ethics, integrity and values, and must be committed to representing the long-term interests of the Company and its stockholders. They must have an inquisitive and objective perspective, practical wisdom and mature judgment, as well as an understanding of the Company’s business and the willingness to question what they do not understand.

Each director should be free of any conflict of interest which would interfere with the proper performance of the responsibilities of a director.

Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively. To ensure that a director has sufficient time to devote, no director may serve on more than three boards of directors of public companies in addition to the Company’s Board.

To enable the Corporate Governance Committee to monitor compliance with the criteria for service as a director, as well as for service on a particular Board Committee, a director shall notify the Chair of the Corporate Governance Committee promptly of: (1) the director’s retirement from his or her principal occupation or a material change in his or her principal occupation or business association; (2) the proposed election of the director to the board of directors (or similar body) or any board committee of another entity (other than not-for-profit entities); (3) the director’s removal or other cessation of service as a member of any such board or committee; or (4) any other development that could affect the director’s ability to serve on the Board or any Board Committee. The Corporate Governance Committee shall determine whether to recommend to the Board that any action be taken as a result of any such event.

Director Independence

A majority of the directors must be independent directors, as determined by the Board on the recommendation of the Corporate Governance Committee, based on the guidelines set forth below. The Board believes that the CEO should serve on the Board. At no time shall more than two employees of the Company (including the CEO) serve on the Board; provided, that if the total number of directors exceeds twelve, no more than 25% of the total number of directors may be employees of the Company.

For a director to be considered independent, the Board must determine that the director does not have any relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has established guidelines to assist it in determining director independence in conformity with The NASDAQ Stock Market LLC (“NASDAQ”) listing requirements. In addition, the Board will consider all relevant facts and circumstances in making an independence determination, not only from the standpoint of the director, but also from that of persons or organizations with which the director has an affiliation.

A director will not be independent if:

•	the director is, or at any time during the past three years was, employed by the Company (provided that employment by a director as an executive officer on an interim basis for a period no longer than one year will not disqualify that director from being considered independent following such employment);

•	a family member of the director is, or at any time during the past three years was, employed by the Company as an executive officer;

•	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the past three years (provided that compensation received by the director for former service as an executive officer on an interim basis for a period no longer than one year will not be considered in determining independence following such service), other than (i) compensation for Board or Board committee service, (ii) compensation paid to a family member of the director who is an employee (other than an executive officer) of the Company or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation;

•	the director or a family member of the director is a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received payments for property or services in the current or any of the past three fiscal years that exceed 2% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

•	the director or a family member of the director is an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner or employee of the Company’s outside auditor, or was a partner or an employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

Any one or more of the following relationships, whether individually or in any combination, will be considered immaterial and will not, in and of themselves, impair the director’s independence:

Payments To/From the Company

1. the director or a family member of the director is a partner in or an executive officer of another company or entity to which the Company made or from which the Company received payments for property or services in an amount that does not exceed, in the current or any of the past three fiscal years 2% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

2. the director and family members of the director directly or indirectly own, in the aggregate, a 10% or greater equity interest in another company or entity to which the Company made or from which the Company received payments for property or services in an amount that does not exceed, in the current or any of the past three fiscal years 2% of the recipient’s consolidated gross revenues for that year or $200,000, whichever is more, other than (i) payments arising solely from investments in the Company’s securities or (ii) payments under non-discretionary charitable contribution matching programs;

Indebtedness

1. the director or a family member of the director is a partner in or an executive officer of another company or entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s (or entity’s) indebtedness to the other at the end of the last completed fiscal year is less than 2% of the other company’s or entity’s total consolidated assets;

2. the director and family members of the director directly or indirectly own, in the aggregate, a 10% or greater equity interest in another company or entity that is indebted to the Company, or to which the Company is indebted, and the total amount of either company’s (or entity’s) indebtedness to the other at the end of the last completed fiscal year is less than 2% of the other company’s or entity’s total consolidated assets;

Charitable Contributions

1. the director or a family member of the director is an executive officer, of a charitable organization, and the Company’s discretionary charitable contributions to the organization (i.e., other than contributions made under the Company’s matching grant program) do not exceed, in the current or any of the past three fiscal years, 2% of the charitable organization’s consolidated gross revenues for that year or $200,000 whichever is more;

Directorships

1. the director or a family member of the director is a director, advisory director or trustee (or serves in a similar position) of another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization);

Less Than 10% Equity Interest

1. the director and the family members of the director directly or indirectly own, in the aggregate, less than a 10% equity interest in another company or entity that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company;

Other

1. the director or a family member of the director is an employee (but not an executive officer) of another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization);

2. a member of the director’s family (other than a family member) serves in any capacity with the Company; or

3. a member of the director’s family (other than a family member) serves in any capacity with, or owns any equity interest in, another company, entity or charitable organization that engages in any transactions (including indebtedness transactions), or has any other relationships, with the Company (including any contributions by the Company to any such charitable organization).

Notwithstanding the foregoing, the Board (on the recommendation of the Corporate Governance Committee) may determine that a director who has a relationship that exceeds the limits described in the immediately preceding paragraph (but only to the extent that the Board determines that the director does not have any direct or indirect material relationship with the Company and any such relationship does not constitute a bar to independence under NASDAQ listing requirements) is nonetheless independent.

For purposes of these Principles, the term “family member” means a person’s spouse, parents, children, and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

The ownership of stock in the Company by directors is encouraged and the ownership of a substantial amount of stock in the Company shall not in itself be a basis for a determination that a director is not independent.

The Board will undertake an annual review of the independence of all non-employee directors, based on the recommendation of the Corporate Governance Committee.

Size of Board

The Corporate Governance Committee considers and makes recommendations to the Board concerning the appropriate size and needs of the Board, taking into account the Board’s ability to function effectively and with appropriate diversity and expertise.

The Corporate Governance Committee shall be responsible for selecting and recommending to the Board candidates to fill vacancies on the Board that occur as a result of expansion of the size of the Board, by resignation, by retirement or for any other reason.

Period of Board Service

A director may serve only until the annual meeting after the director’s 75th birthday.

Director Selection Process

All directors shall stand for election by the stockholders each year at the Company’s Annual Meeting of Stockholders. The Board, on the recommendation of the Corporate Governance Committee, shall propose a slate of nominees for election at each such meeting. In addition, between such meetings, the Board, on the recommendation of the Corporate Governance Committee, may elect directors to serve until the next such meeting.

Stockholders may propose nominees for consideration by the Corporate Governance Committee in accordance with procedures developed by that Committee and disclosed in the Company’s Proxy Statement each year. Each director shall submit his or her Irrevocable Resignation (as defined below) in writing to the Chairman of the Corporate Governance Committee. The Board shall nominate for re-

election as a director only an incumbent candidate who has tendered, prior to the mailing of the proxy statement for the annual meeting at which he or she is to be re-elected as a director, an irrevocable resignation authorized by Section 141(b) of the Delaware General Corporation Law that will be effective upon (i) the failure to receive the required vote at any annual meeting at which such candidate is nominated for re-election and (ii) Board acceptance of such resignation (an “Irrevocable Resignation”). In addition, the Board shall fill director vacancies and new directorships only with candidates who tender, at or prior to the time of their appointment to the Board, the same form of Irrevocable Resignation tendered by other directors in accordance herewith.

The Corporate Governance Committee (or such other committee comprised of independent directors as the Board may appoint) shall consider the Irrevocable Resignation submitted by any director not receiving the requisite number of votes to be elected pursuant to Section 7 of Article II of the By laws and shall recommend to the Board the action to be taken with respect to such tendered resignation. If no independent directors received the required majority vote, the Board shall act on the resignation offers. Any director whose Irrevocable Resignation is under consideration pursuant to this provision shall not participate in the committee recommendation regarding whether to accept the resignation offer. The Board shall take action within 90 days following certification of the vote, unless such action would cause the Company to fail to comply with any requirement of NASDAQ or any rule or regulation promulgated under the Securities Exchange Act of 1934, in which event the Company shall take action as promptly as is practicable while continuing to meet such requirements. The Board will promptly disclose its decision and the reasons therefore in a Form 8-K furnished to the Securities and Exchange Commission. After accepting a director’s resignation, the Board may fill any resulting vacancy or may decrease the size of the Board.

Former CEOs and Other Employee’s Board Membership

The Board believes that the Board membership of the CEO and other employees of the Company following their resignation or retirement from the Company is a matter to be decided in each individual instance. When the CEO no longer holds that position or an employee director resigns or retires as an employee of the Company, resignation from the Board should be offered at the same time.

Meetings

The Board should have at least five scheduled meetings each year. There shall be an agenda for each meeting, focusing on relevant issues for the Board’s consideration. Directors are expected to attend all scheduled meetings of the Board and the Committees on which they serve, as well as meetings of the Company’s stockholders.

The independent directors will have regularly scheduled meetings at least twice a year at which only independent directors are present. The Chairman of the Board (if he or she is an independent director) or the Lead Independent Director (described below), if any, shall preside at those meetings.

Agendas and other meeting materials should be distributed in advance of Board and Committee meetings so as to provide the directors sufficient time to review such materials; the directors are expected to review such materials. Directors are encouraged to make suggestions as to agenda items and to ask that additional information be provided to the Board or any Committee to facilitate its performance.

On an annual basis, the Secretary of the Company shall prepare and distribute to the directors a detailed calendar of the meetings scheduled to be held by the Board and each of its Committees during the ensuing year. The calendar shall also specify the matters to be considered and acted upon at each such meeting, to the extent known at such time.

Board Leadership

The Board has no policy with respect to separation of the positions of Chairman and CEO or with respect to whether the Chairman should be a member of management or a non-management director, and believes that these are matters that should be discussed and determined by the Board from time to time. When the Chairman of the Board is a member of management or is otherwise not independent, the non-employee directors shall elect annually, on the recommendation of the Corporate Governance Committee, a Lead Independent Director. The duties of the Lead Independent Director (or the Chairman, if he or she is independent) shall include presiding at executive sessions of the non-employee and independent directors.

Board Self-Assessment and Director Evaluation

The Board will conduct an annual self-assessment of its performance to determine whether the Board and its Committees are functioning effectively. The Chair of the Corporate Governance Committee and the Chairman of the Board will coordinate an annual evaluation of the performance of each director.

Board Compensation

Directors who are employees shall not receive any compensation, directly or indirectly, for their services as directors. The Corporate Governance Committee shall be responsible for recommending to the Board the compensation and any benefits for non-employee directors, which shall be subject to the full discussion and approval by the Board. In discharging this duty, the Corporate Governance Committee shall be guided by three goals: (1) compensation should fairly pay directors for the work they perform; (2) compensation should include a significant equity component to align directors’ interests with the long-term interests of stockholders; and (3) the structure of the compensation should be simple, transparent and easy for stockholders to understand.

Stock Ownership Guideline for Non-Employee Directors

Consistent with our director compensation programs, each non-employee director receives at least 50% of his or her director compensation in the form of equity in the Company, which may not be transferred until after the director’s retirement.

Counsel and Other Advisors; Company Funding Obligations

The Board shall have the authority, to the extent deemed necessary or appropriate, to retain and terminate independent legal counsel or other advisors to assist the Board in carrying out its responsibilities. The Company shall provide for appropriate funding, as determined by the Board, to pay any such counsel or other advisors retained by the Board.

Access to Management and Outside Counsel and Auditors

Non-employee directors may contact senior managers of the Company and the Company’s outside counsel and auditors without the permission of senior corporate management, and without such management being present. To facilitate such contact, non-employee directors are encouraged to periodically visit Company locations without senior corporate management being present.

Director Orientation and Education

The Company shall provide orientation for new directors. Such orientation shall include information concerning the Company’s business and operations, as well as its corporate governance and other relevant matters, and shall be coordinated by the Secretary, under the guidance of the Corporate Governance Committee. The Company shall also provide continuing education for directors, which may include programs concerning topics of interest to directors, meetings with key management and visits to Company facilities.

Board Committees

The Board has established the following committees to assist the Board in discharging its responsibilities: the Audit Committee; the Compensation and Human Resources Committee; the Corporate Governance Committee; and the Compliance and Risk Committee. The Board may from time to time modify any of these Committees or establish new Committees.

The composition, responsibilities and other attributes of each Committee shall be specified in a Charter that shall be adopted by such Committee and approved by the Board. The Charters provide that each Committee will annually evaluate its performance.

Upon the recommendation of the Corporate Governance Committee, the Board of Directors shall appoint the Chairs and members of the Committees, each of whom shall serve at the discretion of the Board. In designating members of the Committees, the Board shall consider the extent to which Committee assignments should be rotated from time to time. While rotating Committee members should be considered periodically, the Board does not believe rotation should be mandated as a policy since there are significant benefits attributable to continuity, experience gained in service on particular committees and utilizing most effectively the individual talents of the directors.

The frequency, length and agenda of meetings of each Committee are determined by the Chair of the Committee, who may consult with members of the Committee and appropriate officers of the Company. Board members who are not members of a particular Committee are welcome to attend meetings of that Committee.

Each Committee’s duties may be described briefly as follows:

•	Audit Committee. The Audit Committee’s general purpose is to assist the Board in fulfilling its oversight responsibilities with respect to (1) the audits of Company’s financial statements and the integrity of the Company’s financial statements and internal controls; (2) the qualifications and independence of the Company’s independent auditor (including the Committee’s direct responsibility for the engagement of the independent auditor); (3) the performance of the Company’s internal audit function and independent auditor; (4) the Company’s accounting and financial reporting processes; and (5) the activity of the Company’s internal control function, including reviewing decisions with respect to scope, risk assessment, testing plans, and organizational structure.

•	Compensation and Human Resources Committee. The Compensation and Human Resources Committee’s general purpose is to assist the Board in fulfilling its responsibilities with respect to executive compensation and human resources matters, including (1) reviewing and approving corporate goals and objectives relevant to the compensation of the CEO; in coordination with the Corporate Governance Committee, evaluating his or her performance in light of those goals and objectives; and determining and approving his or her compensation based upon such evaluation; and (2) determining the compensation of senior executives other than the CEO, including determinations regarding equity-based and other incentive compensation awards.

•	Corporate Governance Committee. The Corporate Governance Committee’s general purpose is to assist the Board in fulfilling its responsibilities with respect to the governance of the Company, and includes making recommendations to the Board concerning (1) the size and composition of the Board, the qualifications and independence of the directors, and the recruitment and selection of individuals to stand for election as directors; (2) the organization and operation of the Board, including the nature, size and composition of Committees, the designation of Committee Chairs, the designation of a Lead Independent Director, Chairman of the Board or similar position, and the process for distribution of information to the Board and its Committees; and (3) the compensation of non-employee directors.

•	Compliance and Risk Committee. The Compliance and Risk Committee’s general purposes are (i) to provide general oversight to the Company’s Risk and Compliance functions; (ii) to provide input to management in the identification, assessment and mitigation of enterprise-wide risks faced by the Company both internally and externally; and (iii) to provide recommendations to the Board with respect to its review of the Company’s business practices and compliance activities and enterprise risk management.

It is the policy of the Board that all of the members of the Audit Committee, the Compensation and Human Resources Committee and the Corporate Governance Committee will be independent directors.

Communications with Stockholders and Other Interested Parties

The Board is interested in receiving communications from stockholders and other interested parties, which would include customers, suppliers and employees. Such parties may contact any member (or members) of the Board or any Committee, the non-employee directors as a group, or the Chair of any committee, by mail or electronically. In addition, the Audit Committee is interested in receiving communications from employees and other interested parties, which would include stockholders, customers and suppliers, on issues regarding accounting, internal accounting controls or auditing matters. Any such correspondence should be addressed to the appropriate person or persons, either by name or title, and sent by regular mail to the office of the Corporate Secretary at One CA Plaza, Islandia, New York 11749, or by e-mail to directors@ca.com.

The Board has determined that the following types of communications are not related to the duties and responsibilities of the Board and its committees and are, therefore, not appropriate: spam and similar junk mail and mass mailings; product complaints, product inquiries and new product suggestions; résumés and other job inquiries; surveys; business solicitations or advertisements; and any communication that is unduly hostile, threatening, illegal or similarly unsuitable. Each communication received as described above will be forwarded to the directors, unless the Corporate Secretary determines said communication is not appropriate. Regardless, certain of these communications will be forwarded to others in the Company for review and action, when appropriate, or to the directors upon request.

Management Development and Succession Planning

The Board, with recommendations from the Corporate Governance Committee and the Compensation and Human Resources Committee, shall approve and maintain a succession plan for the CEO. On an annual basis, the Corporate Governance Committee and the Compensation and Human Resources Committee shall present to the Board a report on succession planning for senior management and a report on management development.

Stock Ownership Requirements for Executives

Stock ownership requirements have been adopted under which members of senior management must achieve ownership thresholds based on a multiple of their base salary.

These Principles

These Principles shall be subject to review, at least annually, by the Board or the Corporate Governance Committee, and any changes deemed appropriate shall be adopted by the Board, on the recommendation of the Corporate Governance Committee.

EXHIBIT B

CA, INC.
2011 INCENTIVE PLAN
Effective as of August 3, 2011

ARTICLE I

ESTABLISHMENT AND PURPOSE

1.1 Purpose.  The purpose of this CA, Inc. 2011 Incentive Plan (the “Plan”) is to enable CA, Inc. (the “Company”) to achieve superior financial performance, as reflected in the performance of its Common Stock and other key financial or operating indicators by (i) providing incentives and rewards to certain Employees and Consultants who are in a position to contribute to the success and long-term objectives of the Company, (ii) aiding in the recruitment and retention of Employees and (iii) providing Employees and Consultants an opportunity to acquire or expand equity interests in the Company, thus aligning the interests of such Employees and Consultants with those of the Company’s shareholders. Towards these objectives, the Plan provides for the grant of Annual Performance Bonuses, Stock Options, Restricted Stock and Other Equity-Based Awards.

1.2 Effective Date; Shareholder Approval.  The Plan is effective as of August 3, 2011, subject to the approval by a vote at the Company’s 2011 Annual Meeting of Stockholders, or any adjournment of such meeting, of the holders of at least a majority of the Shares of the Company, present in person or by proxy and entitled to vote at such meeting (the “Effective Date”). Any Awards granted under the Plan prior to the approval of the Plan by the Company’s shareholders, as provided herein, shall be contingent on such approval; if such approval is not obtained, the Plan shall have no effect, and any Awards granted under the Plan shall be rescinded. The Plan replaces the Company’s 2007 Incentive Plan (the “2007 Plan”) for Awards granted on or after the Effective Date. Awards may not be granted under the 2007 Plan beginning on the Effective Date, but the adoption and effectiveness of this Plan will not affect the terms or conditions of any outstanding grants under the 2007 Plan prior to the Effective Date.

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings, unless another definition is clearly indicated by particular usage and context:

2.1 “Annual Performance Bonus” means an Award described in Section 4.4 of the Plan.

2.2 “Award” means any form of incentive or performance award granted under the Plan, whether singly or in combination, to a Participant pursuant to such terms, conditions, restrictions and/or limitations (if any) as the Committee may establish and as set forth in the applicable Award Agreement. Awards granted under the Plan may consist of:

(a) “Annual Performance Bonuses” awarded pursuant to Section 4.4;

(b) “Long-Term Performance Bonuses” awarded pursuant to Section 4.5;

(c) “Restricted Stock” awarded pursuant to Section 4.6;

(d) “Stock Options” awarded pursuant to Section 4.7; and

(e) “Other Equity-Based Awards” awarded pursuant to Section 4.8.

2.3 “Award Agreement” means the document issued, either in writing or by electronic means, by the Company to a Participant evidencing the grant of an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, unless otherwise provided in the Award Agreement, (a) if the Participant has an effective employment agreement with the Company, or participates in the Company’s Change in

Control Severance Policy (the “CIC Severance Policy”) on the date of grant of an Award, the definition used in such employment agreement or in the CIC Severance Policy as in effect on the date of grant of an Award, or (b) if the Participant does not have an effective employment agreement and does not participate in the CIC Severance Policy on the date of grant of the Award, “Cause” is defined as employment termination for misconduct, poor performance, or violation of any company policy or procedure. By way of example, termination for Cause includes, but is not limited to: (1) dishonesty, including theft; (2) insubordination; (3) job abandonment; (4) willful refusal to perform the employee’s job; (5) violation of the terms of the Company’s Employment and Confidentiality Agreement; (6) violation of the Company’s policies on discrimination, unlawful harassment or substance abuse; (7) violation of the Company’s Work Rules, (8) violation of the Company’s Workplace Violence Policy; or (9) excessive absenteeism.

2.6 “Change in Control” means the occurrence of any of the following events:

(a) individuals who, on the Effective Date of the Plan, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date of the Plan whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director until the second anniversary of such election;

(b) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote generally in the election of directors (the “Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (c) below), or (E) a transaction (other than one described in paragraph (c) below) in which Company Voting Securities are acquired from the Company, if a majority of the Incumbent Directors approve a resolution providing expressly that the acquisition pursuant to this clause (E) does not constitute a Change in Control under this paragraph (b);

(c) the consummation of a merger, consolidation, statutory share exchange, reorganization, sale of all or substantially all the Company’s assets or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) at least 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 95% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction” and any Business Combination which does not satisfy all of the criteria specified in (A), (B) and (C) shall be deemed a “Qualifying Transaction”); or

(d) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company or its affiliates which reduces the number of Company Voting Securities outstanding; provided, that if after the consummation of such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur. For purposes of this Change in Control definition, “corporation” shall include any limited liability company, partnership, association, business trust and similar organization, “board of directors” shall refer to the ultimate governing body of such organization and “director” shall refer to any member of such governing body.

2.7 “Code” means the Internal Revenue Code of 1986, as amended.

2.8 “Committee” means the Compensation and Human Resource Committee of the Board formed to act on performance-based compensation for Key Employees, or any successor committee or subcommittee of the Board. However, if a member of the Compensation and Human Resource Committee is not an “outside director” within the meaning of Section 162(m) of the Code or is not a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act, the Compensation and Human Resource Committee may from time to time delegate some or all of its functions under the Plan to a committee or subcommittee composed of members that meet the relevant requirements. The term “Committee” includes any such committee or subcommittee, to the extent of the Compensation and Human Resource Committee’s delegation.

2.9 “Common Stock” means the Common Stock, $.10 par value per share, of the Company.

2.10 “Company” means CA, Inc.

2.11 “Consultant” means any consultant or adviser if:

(a) the consultant or advisor renders bona fide services to the Company;

(b) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) the consultant or adviser is a natural person who has contracted directly with the Company to render such services.

2.12 “Disabled” or “Disability” means permanently and totally disabled within the meaning of the Company’s Long Term Disability Plan.

2.13 “Employee” means any individual who performs services as a common law employee for the Company or a Related Company. “Employee” shall not include any seasonal or temporary employees.

2.14 “Exercise Price” means the price per Share, as fixed by the Committee, at which Shares may be purchased under a Stock Option. In no event shall the Exercise Price with respect to any Share subject to a Stock Option be set at a price that is less than the Fair Market Value of a Share as of the date of grant.

2.15 “Fair Market Value” of a Share means either (a) the closing sales price of a Share as listed on the NASDAQ Stock Market on the applicable date, (b) if no sales of Shares are reported for such date, for the next preceding day for which such sales were reported or (c) the fair market value of a Share determined in accordance with any other reasonable method approved by the Committee in its discretion.

2.16 “Fair Market Value Stock Option” means a Stock Option the Exercise Price of which is set by the Committee at a price per Share equal to the Fair Market Value of a Share on the date of grant.

2.17 “GAAP” means generally accepted accounting principles.

2.18 “Good Reason” means, solely for those Participants who, on the date of grant of an Award, (i) have an employment agreement with the Company which defines “Good Reason”, or (ii) participate in the CIC Severance Policy, the meaning ascribed to such term in the applicable employment agreement or CIC Severance Policy on the date of grant of the Award.

2.19 “Incentive Stock Option” means a Stock Option granted under Section 4.7 of the Plan that meets the requirements of Section 422 of the Code and any regulations or rules promulgated thereunder and is designated in the Award Agreement to be an Incentive Stock Option.

2.20 “Key Employee” means an Employee who is a “covered employee” within the meaning of Section 162(m)(3) of the Code.

2.21 “Long-Term Performance Bonus” means an Award described in Section 4.5 of the Plan.

2.22 “Nonqualified Stock Option” means any Stock Option granted under Section 4.7 of the Plan that is not an Incentive Stock Option.

2.23 “Participant” means an Employee or Consultant who has been granted an Award under the Plan.

2.24 “Performance Cycle” means a period measured by the Company’s fiscal year or years over which the level of attainment of performance of one or more Performance Measures shall be determined; provided, however, that the Committee, in its discretion, may determine to use a period that is less than a full fiscal year.

2.25 “Performance Measure” means, with respect to any Award granted in connection with a Performance Cycle, the business criteria selected by the Committee to measure the level of performance of the Company during such Performance Cycle. The Committee may select as the Performance Measure for a Performance Cycle any one or combination of the following Company measures (including any component thereof), as interpreted by the Committee, which (to the extent applicable) shall be determined on a GAAP basis, either pre-tax or after-tax and may be determined on a per share basis:

(a) Net Operating Profit;

(b) Return On Invested Capital;

(c) Total Shareholder Return;

(d) Relative Total Shareholder Return (as compared against a peer group of the Company, which, unless otherwise specified by the Committee, shall be the companies comprising the Standard & Poor’s Systems Software Index, excluding the Company);

(e) Earnings;

(f) Net Income, as adjusted;

(g) Cash Flow;

(h) Revenue

(i) Revenue Growth;

(j) Share Performance;

(k) Relative Share Performance;

(l) Billings Growth;

(m) Customer Satisfaction; and/or

(n) New License Sales.

2.26 “Plan” means the CA, Inc. 2011 Incentive Plan, as set forth in this document and as may be further amended from time to time.

2.27 “Qualified Performance Award” means an Annual Performance Bonus, Long-Term Performance Bonus, Restricted Stock Award or Other Equity-Based Award that is intended by the Committee to meet the requirements for “qualified performance-based compensation” within the meaning of Code section 162(m) and Treasury Regulation section 1.162-27(e).

2.28 “Qualified Performance Award Determination Period” means the period within which Committee determinations regarding Performance Measures, targets and payout formulas in connection with Qualified Performance Awards must be made. The Qualified Performance Award Determination Period is the period beginning on the first day of a Performance Cycle and ending no later than ninety (90) days after commencement of the Performance Cycle; provided, however, that in the case of a Performance Cycle that is less than 12 months in duration, the Qualified Performance Award Determination Period shall end no later than the date on which 25% of the Performance Cycle has elapsed.

2.29 “Related Company” means a consolidated subsidiary of the Company for purposes of reporting in the Company’s consolidated financial statements.

2.30 “Reporting Person” means an Employee who is subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934.

2.31 “Restricted Stock” means Shares issued under a Long-Term Performance Bonus under Section 4.5 or under a Restricted Stock Award pursuant to Section 4.6, which are subject to such restrictions as the Committee, in its discretion, may impose.

2.32 “Retirement” means retirement (i) at or after age 55 with ten years of service or (ii) at or after age 65.

2.33 “Rights Agreement” means the Stockholder Protection Rights Agreement dated as of November 5, 2009 between the Company and Mellon Investor Services LLC (as rights agent).

2.34 “Shares” means shares of Common Stock.

2.35 “Stock Option” means a right granted under Section 4.7 of the Plan to purchase from the Company a stated number of Shares at a specified price. Stock Options awarded under the Plan shall be in the form of either Incentive Stock Options or Nonqualified Stock Options.

2.36 “Termination of Consultancy” means the date of cessation of a Consultant’s service relationship with the Company for any reason, with or without cause, as determined by the Company.

2.37 “Termination of Employment” means the date of cessation of an Employee’s employment relationship with the Company and any Related Company for any reason, with or without Cause, as determined by the Company; provided, however, that, subject to the requirements of applicable law, an Employee’s employment relationship for purposes of the Plan may be treated as continuing intact while the Employee is on military leave, sick leave or other bona fide leave of absence (such as temporary employment with the Government). Notwithstanding the foregoing, for purposes of Incentive Stock Options granted under the Plan, an Employee’s employment relationship shall be treated as continuing intact if the period of such leave does not exceed ninety (90) days, or if longer, so long as the Employee’s right to reemployment with the Company or a Related Company is guaranteed either by statute or by contract.

ARTICLE III

ADMINISTRATION

3.1 The Committee.  The Plan shall be administered by the Committee.

3.2 Authority of the Committee.  The Committee shall have authority, in its sole and absolute discretion and subject to the terms of the Plan, to (1) interpret the Plan; (2) prescribe such rules and regulations as it deems necessary for the proper operation and administration of the Plan, and amend or rescind any existing rules or regulations relating to the Plan; (3) select Employees and Consultants to receive Awards under the Plan; (4) determine the form of an Award, the number of Shares subject to an Award, all the terms, conditions, restrictions and/or limitations, if any, of an Award including, without limitation, the timing or conditions of exercise or vesting, and the terms of any Award Agreement; (5) determine whether Awards will be granted singly, in combination or in tandem; (6) establish and administer Performance Measures in connection with Awards, including Qualified Performance Awards granted under the Plan; (7) certify the level of performance attainment for Performance Measures in connection with Qualified Performance Awards granted under the Plan; (8) except as provided in Section 4.10, waive or amend any terms, conditions, restrictions or limitations of an Award; (9) in accordance with Article V, make such adjustments to the Plan (including but not limited to adjustment of the number of shares available under the Plan or any Award) and/or to any Award granted under the Plan, as may be appropriate; (10) accelerate the vesting, exercise or payment of an Award; (11) provide for the deferred payment of Awards in Shares and the extent to which dividend equivalents shall be paid or credited with respect to such Awards; (12) determine whether Nonqualified Stock Options may be transferable to family members, a family trust or a family partnership; (13) establish such subplans as the Committee may determine to be necessary in order to implement and administer the Plan in foreign countries; and (14) take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

3.3 Effect of Determinations.  All determinations of the Committee shall be final, binding and conclusive on all persons having an interest in the Plan.

3.4 Delegation of Authority.  The Committee, in its discretion, may delegate its authority and duties under the Plan to such other individual, individuals or committee as it may deem advisable, under such conditions and subject to such limitations as the Committee may establish. Notwithstanding the foregoing, only the Committee shall have authority to grant and administer Awards to Key Employees and other Reporting Persons, to establish and certify Performance Measures and to grant Awards to any Employee who is acting as a delegate of the Committee in respect of the Plan.

3.5 No Liability.  No member of the Committee, nor any person acting as a delegate of the Committee in respect of the Plan, shall be liable for any losses incurred by any person resulting from any action, interpretation or construction made in good faith with respect to the Plan or any Award granted thereunder.

ARTICLE IV

AWARDS

4.1 Eligibility.  Except as otherwise provided herein with respect to a specific form of an Award, all Employees and Consultants shall be eligible to receive Awards granted under the Plan.

4.2 Participation.  The Committee, at its sole discretion, shall select from time to time Participants from those persons eligible under Section 4.1 above to receive Awards under the Plan.

4.3 Form of Awards.  (a) Awards granted under the Plan shall be in the form of Annual Performance Bonuses, Long-Term Performance Bonuses, Restricted Stock, Stock Options, and Other Equity-Based Awards. Awards shall be in the form determined by the Committee, in its discretion, and shall be evidenced by an Award Agreement. Awards may be granted singly, in combination or in tandem with other Awards. The terms and conditions applicable to Annual Performance Bonuses shall be as set forth in Section 4.4. The terms applicable to Long-Term Performance Bonuses shall be as set forth in Section 4.5. The terms and conditions applicable to Restricted Stock shall be as set forth in Section 4.6. The terms and conditions applicable to Stock Options shall be as set forth in Section 4.7. The terms and conditions applicable to Other Equity-Based Awards shall be as set forth in Section 4.8.

(b) Qualified Performance Awards.  The Committee shall designate whether an Annual Performance Bonus, Long-Term Performance Bonus, Restricted Stock Award or Other Equity-Based Award granted under the Plan is intended to constitute a Qualified Performance Award. Qualified Performance Awards under the Plan may be granted either separately, at the same time as other Awards designated as Qualified Performance Award, or at the same time as Awards that are not designated as Qualified Performance Awards; provided, however, that in no event may the payment of an Award that is not a Qualified Performance Award be contingent upon the failure to attain a specific level of performance on the Performance Measure(s) applicable to a Qualified Performance Award for the same Performance Cycle. In the event the Committee designates an Award as a Qualified Performance Award, any determinations of the Committee pertaining to Performance Measures and other terms and conditions of such Qualified Performance Award (other than a determination under Section 4.4(c)(ii), 4.5(c)(ii) or 4.6(b)(iii) to reduce the amount of an Award) shall be in writing and made within the Qualified Performance Award Determination Period.

4.4 Annual Performance Bonuses.  The Committee may grant Annual Performance Bonuses under the Plan only to such Employees as the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine. An Annual Performance Bonus awarded under the Plan may, at the discretion of the Committee, be designated as a Qualified Performance Award. An Annual Performance Bonus that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (d) below.

(a) Performance Cycles.  Annual Performance Bonuses designated as Qualified Performance Awards shall be awarded in connection with a 12-month Performance Cycle, which shall be the fiscal year of the Company; provided, however, that the Committee may, in its discretion, establish a Performance Cycle of less than 12 months.

(b) Bonus Participants.  Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive an Annual Performance Bonus designated as a Qualified Performance Award for such Performance Cycle.

(c) Performance Measures; Targets; Payout Formula.

(i) For each Annual Performance Bonus designated as a Qualified Performance Award, the Committee shall fix and establish, in writing, within the Qualified Performance Award Determination Period (A) the Performance Measure(s) that shall apply to such Annual Performance Bonus; (B) the target amount of such Annual Performance Bonus that shall be payable to each such Employee; and (C) subject to paragraph (g) below, the payout formula for computing the actual amount of such Annual Performance Bonus that shall become payable with respect to each level of attained performance. Towards this end, such payout formula shall, based on objective criteria, set forth for the applicable Performance Measure(s) the minimum level of performance that must be attained during the Performance Cycle before any such Annual Performance Bonus shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of such Annual Performance Bonus that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii) Notwithstanding anything in this paragraph (c) to the contrary, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, any Annual Performance Bonus designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the dollar amount of any such Annual Performance Bonus payable to any Key Employee.

(d) Payment of Bonuses; Certification.  No Annual Performance Bonus designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.4 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(e) Other Annual Performance Bonuses.  Annual Performance Bonuses that are not Qualified Performance Awards shall be based on a Performance Cycle (which may be less than 12 months) and such Performance Measures and payout formulas (which may be the same as or different than those applicable to Annual Performance Bonuses that are designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(f) Form of Payment.  Annual Performance Bonuses shall be paid in cash.

(g) Amount of Bonus.  The maximum amount that may be paid as an Annual Performance Bonus to any one Participant during any fiscal year of the Company shall not exceed $10,000,000.

4.5 Long-Term Performance Bonuses.  The Committee may grant Long-Term Performance Bonuses under the Plan only to such Employees as the Committee may from time to time select, in such amounts and subject to such terms and conditions as the Committee, in its discretion, may determine. A Long-Term Performance Bonus awarded under the Plan may, at the discretion of the Committee, be designated as a Qualified Performance Award. A Long-Term Performance Bonus that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (d) below.

(a) Performance Cycles.  Long-Term Performance Bonuses designated as Qualified Performance Awards shall be awarded in connection with a Performance Cycle, which shall be at least one fiscal year of the Company. The Committee shall determine the length of a Performance Cycle within the Qualified Performance Award Determination Period. In the event that the Committee determines that a Performance Cycle shall be a period greater than one fiscal year, a new Long-Term Performance Bonus Award may be granted and designated as a Qualified Performance Award and a new Performance Cycle may commence prior to the completion of the Performance Cycle associated with the prior Long-Term Performance Bonus Award.

(b) Bonus Participants.  Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive a Long-Term Performance Bonus designated as a Qualified Performance Award for such Performance Cycle.

(c) Performance Measures; Targets; Payout Formula.

(i) For each Long-Term Performance Bonus designated as a Qualified Performance Award, the Committee shall fix and establish, in writing, within the Qualified Performance

Award Determination Period (A) the Performance Measure(s) that shall apply to such Performance Cycle; (B) the target amount of such Long-Term Performance Bonus that shall be payable to each such Employee; and (C) subject to paragraph (g) below, the payout formula for computing the actual amount of such Long-Term Performance Bonus that shall become payable with respect to each level of attained performance. Towards this end, such payout formula shall, based on objective criteria, set forth for the applicable Performance Measure(s) the minimum level of performance that must be attained during the Performance Cycle before any such Long-Term Performance Bonus shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of such Long-Term Performance Bonus that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(ii) Notwithstanding anything in this paragraph (c) to the contrary, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, any Long-Term Performance Bonus designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the dollar amount of any such Long-Term Performance Bonus payable to any Key Employee.

(d) Payment of Bonuses; Certification.  No Long-Term Performance Bonus designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.5 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(e) Other Long-Term Performance Bonuses.  Long-Term Performance Bonuses that are not Qualified Performance Awards shall be based on such Performance Cycles, Performance Measures and payout formulas (which may be the same as or different than those applicable to Long Term Performance Bonuses that are designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(f) Form of Payment.  Long-Term Performance Bonuses may be either paid in cash or the value of the Award may be settled in Shares, Shares of Restricted Stock, Stock Options or other Awards or any combination of the foregoing in such proportions as the Committee may, in its discretion, determine. To the extent that a Long-Term Performance Bonus is paid in Shares of Restricted Stock, and/or Stock Options, the number of Shares of Restricted Stock payable and/or the number of Stock Options granted shall be based on the Fair Market Value of a Share on the date of grant, subject to such reasonable Restricted Stock discount factors and/or Stock Option valuation methodology as the Committee may, in its discretion, apply. Any Shares of Restricted Stock or Awards granted in connection with a Long-Term Performance Bonus shall be subject to the provisions of Sections 4.6(e), (f) or 4.8, as applicable. Any Stock Options granted in payment of a Long-Term Performance Bonus shall be subject to the provisions of Sections 4.7(a), (b), (c), (d), (f) and (g).

(g) Amount of Bonus.  Subject to Section 4.6(f), the maximum amount that may be paid as a Long-Term Performance Bonus in the form of Restricted Stock to any one Participant during any fiscal year of the Company shall not exceed $20,000,000.

4.6 Restricted Stock.  The Committee may grant Restricted Stock under the Plan to such Employees as the Committee may from time to time select, in such amounts and subject to such terms, conditions and restrictions as the Committee, in its discretion, may determine. A Restricted Stock Award may, at the discretion of the Committee, be designated as a Qualified Performance Award. A Restricted Stock Award that the Committee designates as a Qualified Performance Award shall be subject to the provisions of paragraphs (a) through (c) below.

(a) Performance Cycles.  A Restricted Stock Award designated as a Qualified Performance Award shall be awarded in connection with a Performance Cycle. Unless the Committee determines that some other period shall apply, the Performance Cycle shall be the fiscal year of the Company. In the event that the Committee determines that a Performance Cycle shall be a period greater than a 12-month period, a new Restricted Stock Award may be granted and designated as a Qualified Performance Award and a new Performance Cycle may commence prior to the completion of the Performance Cycle associated with the prior Restricted Stock Award.

(b) Performance Measures; Targets and Payout Formulas.

(i) Within the Qualified Performance Award Determination Period, the Committee shall determine the Employees who shall be eligible to receive a Restricted Stock Award designated as a Qualified Performance Award for such Performance Cycle and shall establish, in writing, the Performance Measure(s) that shall apply for such Performance Cycle.

(ii) For each Restricted Stock Award designated as a Qualified Performance Award, the Committee shall establish, in writing, within the Qualified Performance Award Determination Period (A) a target amount of Restricted Stock that shall be payable to each such Employee and (B) subject to paragraph (f) below, a payout formula for computing the actual amount of Restricted Stock that shall become payable with respect to each level of attained performance. Towards this end, such payout formula shall, based on objective criteria, set forth for the applicable Performance Measure the minimum level of performance that must be attained during the Performance Cycle before any such Restricted Stock shall become payable and the percentage (which percentage may not exceed 200%) of the target amount of Restricted Stock that shall be payable to each such Employee upon attainment of various levels of performance that equal or exceed the minimum required level.

(iii) The actual amount of Restricted Stock that shall be paid to each such Employee for any given Performance Cycle under a Restricted Stock Award designated as a Qualified Performance Award shall be determined based on such Employee’s target Restricted Stock Award, the actual level of achievement of the Performance Measure(s) and the payout formula determined by the Committee pursuant to this paragraph (b) for such Performance Cycle. Notwithstanding the foregoing, the Committee may, on a case by case basis and in its sole discretion, reduce, but not increase, the actual amount of any Restricted Stock Award designated as a Qualified Performance Award that is payable to any Employee with respect to any given Performance Cycle, provided, however, that no such reduction shall result in an increase in the amount of such Restricted Stock Award payable to any Key Employee.

(c) Committee Certification.  No Shares of Restricted Stock payable under a Restricted Stock Award designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.6 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

(d) Other Restricted Stock Awards.  Restricted Stock Awards that are not Qualified Performance Awards shall be subject to such provisions as the Committee may, in its discretion, determine, and may be granted at any time; provided, however, that to the extent that the Committee determines that a Restricted Stock Award that is not a Qualified Performance Award shall be performance-based, such Restricted Stock Award shall be awarded in connection with a Performance Cycle, applying such Performance Measures and payout formulas (which may be the same as or different than those applicable to Restricted Stock Awards designated as Qualified Performance Awards) as the Committee, in its discretion, may establish for such purposes.

(e) Payment of Restricted Stock.  As soon as practicable after Restricted Stock has been awarded, a certificate or certificates for all such Shares of Restricted Stock shall be registered in the name of the Participant and, at the discretion of the Company, be either (i) delivered to the

Participant or (ii) held for the Participant by the Company. The Participant shall thereupon have all the rights of a stockholder with respect to such Shares, including the right to vote and receive dividends or other distributions made or paid with respect to such Shares, except that such Shares shall be subject to the vesting and forfeiture provisions of paragraph (e)(i) below. The Committee may, in its discretion, impose such restrictions on Restricted Stock as it deems appropriate. Except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2, such Shares shall be subject to the following vesting provisions:

(i) Vesting and Forfeiture.  Shares of Restricted Stock that have not yet vested shall be forfeited by a Participant upon the Participant’s Termination of Employment for any reason other than death or Disability. Shares of Restricted Stock shall vest in approximately equal annual installments over a three — year period after the end of the applicable Performance Cycle (or date of grant, in the case of Awards that are not Qualified Performance Awards).

(ii) Acceleration of Vesting.  Notwithstanding the foregoing, all Shares of Restricted Stock shall immediately vest upon the death or Disability of the Participant.

(iii) Legend.  In order to enforce any restrictions that the Committee may impose on Restricted Stock, the Committee shall cause a legend or legends setting forth a specific reference to such restrictions to be placed on all certificates for Shares of Restricted Stock. As restrictions are released, a new certificate, without the legend, for the number of Shares with respect to which restrictions have been released shall be issued and delivered to the Participant as soon as possible thereafter.

(f) Amount of Restricted Stock.  The maximum aggregate number of Shares of Restricted Stock that may be issued to any one Participant under Section 4.5 and this Section 4.6 during any fiscal year of the Company shall not exceed 1,000,000 Shares, subject to adjustment as provided in Section 5.3.

4.7 Stock Options.  Stock Options granted under the Plan may, at the discretion of the Committee, be in the form of either Nonqualified Stock Options, Incentive Stock Options or a combination of the two, subject to the restrictions set forth in paragraph (e) below. Where both a Nonqualified Stock Option and an Incentive Stock Option are granted to a Participant at the same time, such Awards shall be deemed to have been granted in separate grants, shall be clearly identified, and in no event will the exercise of one such Award affect the right to exercise the other Award. Unless otherwise specified, a Stock Option shall be a Non-Qualified Stock Option. Except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2, Stock Options shall be subject to the following terms and conditions:

(a) Amount of Shares.  The Committee may grant Stock Options to a Participant in such amounts as the Committee may determine, subject to the limitations set forth in Section 5.1 of the Plan. The number of Shares subject to a Stock Option shall be set forth in the applicable Award Agreement.

(b) Exercise Price.  Stock Options granted under the Plan shall be Fair Market Value Stock Options. The Exercise Price of a Stock Option, as determined by the Committee pursuant to this Section 4.7(b), shall be set forth in the applicable Award Agreement.

(c) Option Term.  Except as provided in Section 4.7(g), all Stock Options granted under the Plan shall lapse no later than the tenth anniversary of the date of grant.

(d) Timing of Exercise.  Except as may otherwise be provided in the Award Agreement or as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2 to accelerate the vesting of an Award and to waive or amend any terms, conditions, limitations or restrictions of an Award, each Stock Option granted under the Plan shall be exercisable in whole or in part, subject to the following conditions, limitations and restrictions:

(i) 34% of the Shares subject to a Stock Option shall first become exercisable on the one-year anniversary of the date of grant, 33% shall first become exercisable on the two-year anniversary of the date of grant and the remainder shall first become exercisable on the three-year anniversary of the date of grant;

(ii) All Stock Options granted to a Participant shall become immediately exercisable upon the death or Disability of the Participant and must be exercised, if at all, within one year after such Participant’s death or Disability, but in no event after the date such Stock Options would otherwise lapse. Stock Options of a deceased Participant may be exercised only by the estate of the Participant or by the person given authority to exercise such Stock Options by the Participant’s will or by operation of law. In the event a Stock Option is exercised by the executor or administrator of a deceased Participant, or by the person or persons to whom the Stock Option has been transferred by the Participant’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Shares thereunder unless and until the Company is satisfied that the person or persons exercising the Stock Option is or are the duly appointed executor(s) or administrator(s) of the deceased Participant or the person to whom the Stock Option has been transferred by the Participant’s will or by the applicable laws of descent and distribution;

(iii) Upon an Employee’s Retirement, all Stock Options that have not become exercisable as of the date of Retirement shall be forfeited and to the extent that Stock Options have become exercisable as of such date, such Stock Options must be exercised, if at all, within one year after Retirement, but in no event after the date such Stock Options would otherwise lapse; and

(iv) Except as otherwise provided in Section 4.7(g) or Section 7.5, upon an Employee’s Termination of Employment, or a Consultant’s Termination of Consultancy, for any reason other than death, Disability or Retirement, all Stock Options that have not become exercisable as of the date of termination shall be forfeited and to the extent that Stock Options have become exercisable as of such date, such Stock Options must be exercised, if at all, within 90 days after such Termination of Employment or Termination of Consultancy.

(e) Payment of Exercise Price.  The Exercise Price shall be paid in full when the Stock Option is exercised and stock certificates shall be registered and delivered only upon receipt of such payment. Unless otherwise provided by the Committee, payment of the Exercise Price may be made in cash or by certified check, bank draft, wire transfer, or postal or express money order or any other form of consideration approved by the Committee. In addition, at the discretion of the Committee, payment of all or a portion of the Exercise Price may be made by

(i) Delivering a properly executed exercise notice to the Company, or its agent, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds with respect to the portion of the Shares to be acquired upon exercise having a Fair Market Value on the date of exercise equal to the sum of the applicable portion of the Exercise Price being so paid and appropriate tax withholding;

(ii) Tendering (actually or by attestation) to the Company previously acquired Shares that have been held by the Participant for at least six months having a Fair Market Value on the day prior to the date of exercise equal to the applicable portion of the Exercise Price being so paid; or

(iii) any combination of the foregoing.

(f) Incentive Stock Options.  Incentive Stock Options granted under the Plan shall be subject to the following additional conditions, limitations and restrictions:

(i) Eligibility.  Incentive Stock Options may only be granted to Employees of the Company or a Related Company that is a subsidiary or parent corporation, within the meaning of Code Section 424, of the Company (an “ISO Related Company”). In no event may an Incentive Stock Option be granted to an Employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or such Related Company or to a Consultant.

(ii) Timing of Grant.  No Incentive Stock Option shall be granted under the Plan after the 10-year anniversary of the date the Plan is adopted by the Board.

(iii) Amount of Award.  The aggregate Fair Market Value on the date of grant of the Shares with respect to which such Incentive Stock Options first become exercisable during any calendar year under the terms of the Plan for any Participant may not exceed $100,000 (or such other limit as may be specified in the Code). For purposes of this $100,000 limit, the Participant’s Incentive Stock Options under this Plan and all Plan’s maintained by the Company and an ISO Related Company shall be aggregated. To the extent any Incentive Stock Option first becomes exercisable in a calendar year and such limit would be exceeded, such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.

(iv) Timing of Exercise.  In the event that the Committee exercises its discretion to permit an Incentive Stock Option to be exercised by a Participant more than 90 days after the Participant’s Termination of Employment and such exercise occurs more than three months after such Participant has ceased being an Employee (or more than 12 months after the Participant is Disabled or dies), such Incentive Stock Option shall thereafter be treated as a Nonqualified Stock Option for all purposes.

(v) Transfer Restrictions.  In no event shall the Committee permit an Incentive Stock Option to be transferred by a Participant other than by will or the laws of descent and distribution, and any Incentive Stock Option granted hereunder shall be exercisable, during his or her lifetime, only by the Participant.

(g) Extension of Stock Option Term for Blackouts.  At its discretion, the Committee may extend the term of any Stock Option beyond its earlier termination pursuant to Section 4.7(c), (d)(ii), (iii) or (iv) if the Company had prohibited the participant from exercising the option prior to termination or expiration in order to comply with applicable Federal, state, local or foreign law, provided that such extension may not exceed 30 days from the date such prohibition is lifted.

4.8 Other Equity-Based Awards.  The Committee may, from time to time, grant Awards (other than Performance Bonuses, Restricted Stock or Stock Options) under this Section 4.8 that consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares to any Employee or Consultant. These Awards may include, among other things Shares, restricted stock options, restricted stock units, stock appreciation rights (SARs) (which shall lapse no later than the tenth anniversary of the grant date, subject to extension consistent with Section 4.7(g)), phantom or hypothetical Shares and Share units. The Committee shall determine, in its discretion, the terms, conditions, restrictions and limitations, if any, that shall apply to Awards granted pursuant to this Section 4.8, including whether dividend equivalents shall be credited or paid with respect to any Award, which terms, conditions, restrictions and/or limitations shall be set forth in the applicable Award Agreement; provided, however, that in no event will the exercise price of an SAR with respect to any Share be less than the Fair Market Value of a Share as of the date of grant.

Other Equity Based Awards under the Plan may, in the discretion of the Committee, be designated as Qualified Performance Awards. In the event the Committee designates an Other Equity-Based Award as a Qualified Performance Award, the Committee shall condition the grant of such Other Equity-Based Award on the attainment during a Performance Cycle of specified levels of performance of one or more Performance Measures. The Performance Cycle, Performance Measure(s) and payout schedules applicable to Other Equity-Based Awards that are designated as Qualified Performance Awards shall be determined by the Committee at such time and in the manner as set out in paragraphs (a) and (b) of Section 4.6. In such case, no Other Equity-Based Award designated as a Qualified Performance Award shall be paid to a Key Employee under this Section 4.8 unless and until the Committee certifies in writing the level of attainment of the applicable Performance Measure(s) for the applicable Performance Cycle.

4.9 Code Section 162(m).  It is the intent of the Company that Qualified Performance Awards granted to Key Employees under the Plan satisfy the applicable requirements of Code Section 162(m) and the regulations thereunder so that the Company’s tax deduction for Qualified Performance Awards is not disallowed in whole or in part by operation of Code Section 162(m). If any provision of this Plan pertaining to Qualified Performance Awards, or any Award to a Key Employee under the Plan that the Committee designates as a Qualified Performance Award, would otherwise frustrate or conflict with such intent, that provision or Award shall be interpreted and deemed amended so as to avoid such conflict.

4.10 No Repricing.  Repricing of Options or SARs shall not be permitted without stockholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Exercise Price (other than pursuant to Section 5.3); (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Exercise Price is greater than the Fair Market Value of the underlying stock in exchange for another Award, unless the cancellation and exchange occurs in connection with an event set forth in Section 5.3. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

4.11 Change in Control.  Except as otherwise determined by the Committee, (a) if the Committee determines that, in connection with a Change in Control, (x) the Common Stock of the Company (or of any direct or indirect parent entity) will not be publicly traded or (y) Restricted Stock and Stock Options will not be honored or assumed, or new rights that substantially preserve the terms of the Restricted Stock and Stock Options substituted therefor, (i) any outstanding time-vesting Restricted Stock and Stock Options then held by a Participant which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date of such Change in Control and (b) if the Committee determines that, in connection with a Change in Control, (x) the Common Stock of the Company or of any direct or indirect parent entity will be publicly traded and (y) Restricted Stock and Stock Options will be honored or assumed, or new rights that substantially preserve the terms of Restricted Stock and Stock Options substituted therefore, if a Participant’s employment is terminated without Cause, or for Good Reason, within a 2 year period following such Change in Control, (i) any outstanding time-vesting Restricted Stock and Stock Options then held by such Participant which are unexercisable or otherwise unvested or subject to lapse restrictions will automatically be deemed exercisable or otherwise vested or no longer subject to lapse restrictions, as the case may be, as of the date such Participant’s employment is terminated.

ARTICLE V

SHARES SUBJECT TO THE PLAN; ADJUSTMENTS

5.1 Shares Available.  The Shares issuable under the Plan shall be authorized but unissued Shares or Shares held in the Company’s treasury. Subject to adjustments in accordance with Section 5.3, the total number of Shares with respect to which Awards may be issued during the term of the Plan may equal but shall not exceed in the aggregate 45,099,377 Shares, which includes 15,099,377 shares available for grant under the 2007 Plan, as of June 6, 2011. Of the shares available under the Plan no more than 10,000,000 Shares may be granted in the form of Incentive Stock Options and the maximum aggregate number of Shares with respect to which Awards may be granted to any one Participant during any such fiscal year of the Company may not exceed 3,000,000 Shares. Any Shares (a) delivered by the Company, (b) with respect to which Awards are made hereunder and (c) with respect to which the Company becomes obligated to make Awards, in each case through the assumption of, or in substitution for, outstanding awards previously granted by an acquired entity, shall not count against the Shares available to be delivered pursuant to Awards under this Plan.

5.2 Counting Rules.  For purposes of determining the number of Shares remaining available under the Plan, only Awards payable in Shares shall be counted. Any Shares related to Awards under the Plan, which terminate by expiration, forfeiture, cancellation or otherwise without issuance of Shares, or are settled in cash in lieu of Shares, shall be available again for issuance under the Plan. In the event Shares are tendered or withheld in payment of all or part of the Exercise Price of a Stock Option, or in satisfaction of the withholding obligations of any Award, the Shares so tendered or withheld shall become available for issuance under the Plan. To the extent that any option or other award outstanding pursuant to the 2007 Plan as of the Effective Date which for any reason, on or after the Effective Date, expires, is terminated, forfeited or cancelled without having been exercised or settled in full, Shares subject to such awards shall deem to have not been delivered and shall be added to the share maximum; provided, however, that the aggregate number of Shares outstanding under the 2007 Plan that may be added to the share maximum pursuant to this Section 5.2 shall not exceed 10,786,054 shares, the number of shares subject to outstanding awards under the 2007 Plan as of June 6, 2011 (as such number may be adjusted from time to time as provided in Section 5.3). With respect to stock appreciation rights (“SARs”), when a SAR is exercised and settled in whole or in part in Shares, the Shares subject to a SAR grant agreement shall be counted against the Shares available for issuance as one (1) Share for every Share subject thereto, regardless of the number of Shares used to settle the SAR upon exercise.

5.3 Adjustments.  In the event of any change in the number of issued Shares (or issuance of shares of stock other than shares of Common Stock) by reason of any stock split, reverse stock split, or stock dividend, recapitalization, reclassification, merger, consolidation, split-up, spin-off, reorganization, combination, or exchange of Shares, the exercisability of stock purchase rights received under the Rights Agreement, the issuance of warrants or other rights to purchase Shares or other securities, or any other change in corporate structure or in the event of any extraordinary distribution (whether in the form of cash, Shares, other securities or other property), the Committee shall adjust the number or kind of Shares that may be issued under the Plan, and the terms of any outstanding Award (including, without limitation, the number of Shares subject to an outstanding Award, the type of property to which the Award relates and the Exercise Price of a Stock Option, stock appreciation right or other Award) in such manner as the Committee shall determine is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, and such adjustment shall be conclusive and binding for all purposes under the Plan. Notwithstanding the foregoing, no adjustments shall be made with respect to Qualified Performance Awards granted to a Key Employee to the extent such adjustment would cause the Award to fail to qualify as performance-based compensation under Section 162(m) of the Code and no adjustment shall be required if the Committee determines that such action could cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code (“Section 409A”) or otherwise could subject a Participant to the additional tax imposed under Section 409A in respect of an outstanding Award.

5.4 Consolidation, Merger or Sale of Assets.  Upon the occurrence of (i) a merger, consolidation, acquisition of property or stock, reorganization or otherwise involving the Company in which the Company is not to be the surviving corporation, (ii) a merger, consolidation, acquisition of property or stock, reorganization or otherwise involving the Company in which the Company is the surviving corporation but holders of Shares receive securities of another corporation, or (iii) a sale of all or substantially all of the Company’s assets (as an entirety) or capital stock to another person, any Award granted hereunder shall be deemed to apply to the securities, cash or other property (subject to adjustment by cash payment in lieu of fractional interests) to which a holder of the number of Shares equal to the number of Shares the Participant would have been entitled, and proper provisions shall be made to ensure that this clause is a condition to any such transaction; provided, however, that the Committee (or, if applicable, the board of directors of the entity assuming the Company’s obligations under the Plan) shall, in its discretion, have the power to either:

(a) provide, upon written notice to Participants, that all Awards that are currently exercisable must be exercised within the time period specified in the notice and that all Awards not exercised as of the expiration of such period shall be terminated without consideration; provided, however, that the Committee (or successor board of directors) may provide, in its discretion, that, for purposes of this subsection, all outstanding Awards are currently exercisable, whether or not vested; or

(b) cancel any or all Awards and, in consideration of such cancellation, pay to each Participant an amount in cash with respect to each Share issuable under an Award equal to the difference between the Fair Market Value of such Share on such date (or, if greater, the value per Share of the consideration received by holders of Shares as a result of such merger, consolidation, reorganization or sale) and the Exercise Price.

5.5 Fractional Shares.  No fractional Shares shall be issued under the Plan. In the event that a Participant acquires the right to receive a fractional Share under the Plan, such Participant shall receive, in lieu of such fractional Share, cash equal to the Fair Market Value of the fractional Share as of the date of settlement.

ARTICLE VI

AMENDMENT AND TERMINATION

6.1 Amendment.  The Plan may be amended at any time and from time to time by the Board without the approval of shareholders of the Company, except that no amendment which increases the aggregate number of Shares which may be issued pursuant to the Plan, decreases the Exercise Price at which Stock Options or stock appreciation rights may be granted or materially modifies the eligibility requirements for participation in the Plan shall be effective unless and until the same is approved by the shareholders of the Company. No amendment of the Plan shall materially adversely affect any right of any Participant with respect to any Award theretofore granted without such Participant’s written consent.

6.2 Termination.  The Plan shall terminate upon the earlier of the following dates or events to occur:

(a) the adoption of a resolution of the Board terminating the Plan; or

(b) the 10-year anniversary of the date of the Company’s 2011 Annual Meeting of Stockholders

No Awards shall be granted under this Plan after it has been terminated. However, the termination of the Plan shall not alter or impair any of the rights or obligations of any person, without such person’s consent, under any Award theretofore granted under the Plan. After the termination of the Plan, any previously granted Awards shall remain in effect and shall continue to be governed by the terms of the Plan and the applicable Award Agreement.

ARTICLE VII

GENERAL PROVISIONS

7.1 Nontransferability of Awards.  Except as otherwise provided in this Section 7.1, no Awards under the Plan shall be subject in any manner to alienation, anticipation, sale, assignment, pledge, encumbrance or transfer, other than by will or by the laws of descent or distribution, by the Participant and no other persons shall otherwise acquire any rights therein. During the lifetime of a Participant, Stock Options (except for Nonqualified Stock Options that are transferable pursuant to subparagraphs (a) and (b) below) shall be exercisable only by the Participant and shall not be assignable or transferable except as provided above.

(a) In the case of a Nonqualified Stock Option, except as the Committee may otherwise determine, and subject to the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, all or any part of such Nonqualified Stock Option may, subject to the prior written consent of the Committee, be transferred to one or more of a following classes of donees: family member, a trust for the benefit of a family member, a limited partnership whose partners are solely family members or any other legal entity set up for the benefit of family members. For purposes of this Section 7.1, a family member means a Participant’s spouse, children, grandchildren, parents, grandparents (natural, step, adopted, or in-laws), siblings, nieces, nephews and grandnieces and grandnephews.

(b) Except as the Committee may at any time determine, and subject to the Committee’s authority under Section 3.2 to waive or amend any terms, conditions, limitations or restrictions of an Award, any Nonqualified Stock Option transferred by a Participant pursuant to paragraph (a) above may be exercised by the transferee only to the extent such Nonqualified Stock Option would have been exercisable by the Participant had no transfer occurred. Any such transferred Nonqualified Stock Option shall be subject to all of the same terms and conditions as provided in the Plan and in the applicable Award Agreement. The Participant or the Participant’s estate shall remain liable for any withholding tax which may be imposed by any federal, state or local tax authority and the transfer of Shares upon exercise of such Nonqualified Stock Option shall be conditioned on the payment of such withholding tax. The Committee may, in its sole discretion, withhold its consent to all or a part of any transfer of a Nonqualified Stock Option pursuant to this Section 7.1 unless and until the Participant makes arrangements satisfactory to the Committee for the payment of any such withholding tax. The Participant must immediately notify the Committee, in such form and manner as required by the Committee, of any proposed transfer of a Nonqualified Stock Option pursuant to this Section and no such transfer shall be effective until the Committee consents thereto in writing.

(c) Anything in this Section 7.1 to the contrary notwithstanding, in no event may the Committee permit an Incentive Stock Option to be transferred by any Participant other than by will or the laws of descent and distribution.

7.2 Withholding of Taxes.

(a) Stock Options.  As a condition to the delivery of any Shares pursuant to the exercise of a Stock Option, the Committee may require that the Participant, at the time of such exercise, pay to the Company by cash or by certified check, bank draft, wire transfer or postal or express money order an amount sufficient to satisfy any applicable tax withholding obligations. The Committee may, however, in its discretion, accept payment of tax withholding obligations through any of the Exercise Price payment methods described in Section 4.7(e). In addition, the Committee may, in its discretion, permit payment of tax withholding obligations to be made by instructing the Company to withhold Shares that would otherwise be issued on exercise having a Fair Market Value on the date of exercise equal to the applicable portion of the tax withholding obligations being so paid. Notwithstanding the foregoing, in no event may any amount greater than the minimum statutory withholding obligation or such other withholding obligation as required by applicable law be satisfied by tendering or withholding Shares.

(b) Restricted Stock.  The Company shall satisfy tax withholding obligations arising in connection with the release of restrictions on Shares of Restricted Stock or Restricted Stock Units held by Participants subject to the tax laws of the United States, United Kingdom or Israel (and such other country where withholding is required at the time of the release of restrictions or as may be determined by the Company from time to time) by withholding Shares that would otherwise be available for delivery upon such release having a Fair Market Value on the date of release equal to the minimum statutory withholding obligation or such other withholding obligation as required by applicable law.

(c) Awards.  To the extent not covered by 7.2(a) or (b) above, as a condition to the delivery of any Shares, other property or cash pursuant to any Award or the lifting or lapse of restrictions on any Award, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company relating to an Award (including, without limitation, FICA tax), (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the Participant, whether or not pursuant to the Plan, (b) the Company shall be entitled to require that the Participant remit cash to the Company (through payroll deduction or otherwise) or (c) the Company may enter into any other suitable arrangements to withhold, in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation.

7.3 Non-Uniform Determinations.  None of Committee’s determinations under the Plan and Award Agreements need to be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards, (c) whether a Participant’s employment has been terminated for purposes of the Plan and (d) any adjustments to be made to Awards pursuant to Section 5.3 or otherwise.

7.4 Required Consents and Legend.  (a) If the Committee shall at any time determine that any consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of Shares or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action being hereinafter referred to as a “plan action”), then such plan action shall not be taken, in whole or in part, unless and until such consent shall have been effected or obtained to the full satisfaction of the Committee. The Committee may direct that any Certificate evidencing Shares delivered pursuant to the Plan shall bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop order against any legended shares. By accepting an Award, each Participant shall have expressly provided consent to the items described in Section 7.4(b)(iv) hereof.

(b) The term “consent” as used herein with respect to any plan action includes (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, or law, rule or regulation of a jurisdiction outside the United States, (ii) any and all written agreements and representations by the Participant with respect to the disposition of shares, or with respect to any other matter, which the Committee may deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made, (iii) any and all other consents, clearances and approvals in respect of a plan action by any governmental or other regulatory body or any stock exchange or self-regulatory agency, (iv) any and all consents by the Participant to (A) the Company’s supplying to any third party recordkeeper of the Plan such personal information as the Committee deems advisable to administer the Plan, (B) the Company’s deducting amounts from the Participant’s wages, or another arrangement satisfactory to the Committee, to reimburse the Company for advances made on the Participant’s behalf to satisfy certain withholding and other tax obligations in connection with an Award and (C) the Company’s imposing sales and transfer procedures and restrictions and hedging restrictions on Shares delivered under the Plan and (v) any and all consents or authorizations required to comply with, or required to be obtained under, applicable local law or otherwise required by the Committee. Nothing herein shall require the Company to list, register or qualify the Shares on any securities exchange.

7.5 Special Forfeiture Provision.  If the Committee, in its discretion, determines and the applicable Award Agreement so provides, a Participant who, without prior written approval of the Company, enters into any employment or consultation arrangement (including service as an agent, partner, stockholder, consultant, officer or director) to any entity or person engaged in any business in which the Company or its affiliates is engaged which, in the sole judgment of the Company, is competitive with the Company or any subsidiary or affiliate, (i) shall forfeit all rights under any outstanding Stock Option or stock appreciation right and shall return to the Company the amount of any profit realized upon the exercise, within such period as the Committee may determine, of any Stock Option or stock appreciation right and (ii) shall forfeit and return to the Company all Shares of Restricted Stock and other Awards which are not then vested or which vested but remain subject to the restrictions imposed by this Section 7.3, as provided in the Award Agreement.

7.6 Code Section 83(b) Elections.  Neither the Company, any Related Company, nor the Committee shall have any responsibility in connection with a Participant’s election, or attempt to elect, under Code section 83(b) to include the value of a Restricted Stock Award in the Participant’s gross income for the year of payment. Any Participant who makes a Code section 83(b) election with respect to any such Award shall promptly notify the Committee of such election and provide the Committee with a copy thereof.

7.7 No Implied Rights.  The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other right upon any Employee for the continuation of his or her employment, or upon any Consultant for the continuation of his or her consultancy, for any Performance Cycle or any other period. The Company expressly reserves the right, which may be exercised at any time and without regard to when, during a Performance Cycle or other accounting period, such exercise occurs, to discharge any individual and/or treat him or her without regard to the effect which such treatment might have upon him or her under any outstanding Award.

7.8 No Obligation to Exercise Options.  The granting of a Stock Option shall impose no obligation upon the Participant to exercise such Stock Option.

7.9 No Rights as Stockholders.  A Participant granted an Award under the Plan shall have no rights as a stockholder of the Company with respect to such Award unless and until such time as certificates for the Shares underlying the Award are registered in such Participant’s name. The right of any Participant to receive Shares by virtue of the terms of an Award or participation in the Plan shall be no greater than the right of any unsecured general creditor of the Company. With respect to any or all Awards, the Company may, in lieu of physical certificates, cause for electronic shares to be held in the Participant’s name with a transfer agent or broker.

7.10 Indemnification of Committee.  The Company shall indemnify, to the full extent permitted by law, each person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that he, or his testator or intestate, is or was a member of the Committee or a delegate of the Committee so acting.

7.11 No Required Segregation of Assets.  Neither the Company nor any Related Company shall be required to segregate any assets that may at any time be represented by Awards granted pursuant to the Plan.

7.12 Nature of Payments.  All Awards made pursuant to the Plan are in consideration of services for the Company or the Related Companies. Any gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account as compensation for purposes of any of the employee benefit plans of the Company or any Related Company except as may be determined by the Board or by the board of directors of the applicable Related Company.

7.13 Securities Exchange Act Compliance.  Awards under the Plan are intended to satisfy the requirements of Rule 16b-3 under the Securities Exchange Act of 1934. If any provision or this Plan or of any grant of an Award would otherwise frustrate or conflict with such intent, that provision shall be interpreted and deemed amended so as to avoid such conflict.

7.14 Section 409A

(a) All Awards made under the Plan that are intended to be “deferred compensation” subject to Section 409A shall be interpreted, administered and construed to comply with Section 409A, and all Awards made under the Plan that are intended to be exempt from Section 409A shall be interpreted, administered and construed to comply with and preserve such exemption. The Committee shall have full authority to give effect to the intent of the foregoing sentence. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the Plan and a provision of any Award or Award Agreement with respect to an Award, the Plan shall govern.

(b) Without limiting the generality of Section 7.14(a), with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A: (a) any payment to be made with respect to such Award in connection with the Participant’s separation from service to the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(b) of the Code) shall be delayed until six months after the Participant’s separation from service (or earlier death) in accordance with the requirements of Section 409A; (b) if any payment to be made with respect to such Award would occur at a time when the tax deduction with respect to such payment would be limited or eliminated by Section 162(m), such payment may be deferred by the Company under the circumstances described in Section 409A until the earliest date that the Company reasonably anticipates that the deduction or payment will not be limited or eliminated; (c) to the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of shares of Common Stock in respect of an Award shall not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the shares of Common Stock that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A); (d) with respect to any required consent described in Section 7.4 or the applicable Award Agreement, if such consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting; (e) if the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not as a right to a single payment; (f) if the Award includes “dividend equivalents” (within the meaning of Section 1.409A-3(e) of the Treasury Regulations), the Participant’s right to the dividend equivalents shall be treated separately from the right to other amounts under the Award; and (g) for purposes of determining whether the Participant has experienced a separation from service to the Company within the meaning of Section 409A, “subsidiary” shall mean a corporation or other entity, starting with CA, Inc., in a chain of corporations or other entities in which each corporation or other entity has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity. For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

7.15 Governing Law; Severability.  The Plan and all determinations made and actions taken thereunder shall be governed by the internal substantive laws, and not the choice of law rules, of the State of New York and construed accordingly, to the extent not superseded by applicable federal law. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect.

EXHIBIT C

CA, INC. 2012 EMPLOYEE STOCK PURCHASE PLAN

CA, Inc. (the “Company”) wishes to attract employees to the Company and its Subsidiaries and to induce employees to remain with the Company and its Subsidiaries, and to encourage them to increase their efforts to make the Company’s business more successful, whether directly or through its Subsidiaries. In furtherance thereof, the Plan is designed to provide equity-based incentives to the eligible employees of the Company and its Subsidiaries. The Plan is intended to comply with the provisions of Section 423 of the Code and shall be administered, interpreted and construed accordingly.

I.	Definitions

1.1 When used herein, the following terms shall have the respective meanings set forth below:

1.1.1 “Board of Directors” means the Board of Directors of the Company.

1.1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.1.3 “Committee” means the committee appointed by the Board of Directors of the Company under Section 3 hereof.

1.1.4 “Common Stock” means the Common Stock, par value $0.10 per share, of the Company.

1.1.5 “Company” means CA, Inc., a Delaware corporation.

1.1.6 “Effective Date” means January 1, 2012.

1.1.7 “Eligible Compensation” for any pay period means, unless otherwise determined by the Committee, the amount of base salary for such period. Eligible Compensation does not include, without limitation, any payments for reimbursement of expenses, bonuses, incentive compensation, overtime, deferred compensation, and other non-cash or non-basic payments, unless otherwise determined by the Committee.

1.1.8 “Eligible Employee” means employees eligible to participate in the Plan pursuant to the provisions of Section IV.

1.1.9 “Enrollment Period” means such period preceding an Offer Period as is specified by the Committee with respect to such Offer Period.

1.1.10 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.1.11 “Fair Market Value” per Share as of a particular date means (i) if Shares are then listed on a national stock exchange, the closing price per Share on the exchange for the last preceding date on which there was a sale of Shares on such exchange, as determined by the Committee, (ii) if Shares are not then listed on a national stock exchange but are then traded on an over-the-counter market, the average of the closing bid and asked prices for such Shares in such over-the-counter market for the last preceding date on which there was a sale of such Shares in such market, as determined by the Committee, or (iii) if Shares are not then listed on a national exchange or traded on an over-the-counter market, such value as the Committee in its discretion may in good faith determine; provided that, where such shares are so listed or traded, the Committee may make discretionary determinations where the shares have not been traded for ten trading days.

1.1.12 “Notice Period” means the period within two (2) years from the Offer Date relating to the applicable shares.

1.1.13 “Offer Date” means each January 1 and July 1, unless otherwise provided by the Committee.

1.1.14 “Offer Period” means the period commencing on each Offer Date and ending on the next succeeding Purchase Date.

1.1.15 “Participating Employee” means an employee (i) for whom payroll deductions are currently being made or (ii) for whom payroll deductions are not currently being made because he or she has reached the limitation set forth in the first sentence of Section VI.

1.1.16 “Payroll Account” means an account maintained by the Company with respect to each Participating Employee as contemplated by Section V.

1.1.17 “Plan” means this CA, Inc. 2012 Employee Stock Purchase Plan, as it may from time to time be amended.

1.1.18 “Plan Year” means the calendar year.

1.1.19 “Purchase Date” means the business day coincident with or immediately preceding each June 30 and December 31, unless otherwise provided by the Committee.

1.1.20 “Shares” means shares of Common Stock.

1.1.21 “Stock Account” means a brokerage account as contemplated by Section VIII.

1.1.22 “Subsidiary” means any corporation that is a “subsidiary corporation” with respect to the Company under Section 424(f) of the Code.

II.	Shares Reserved for the Plan

2.1 There shall be reserved for issuance and purchase by employees under the Plan an aggregate of 30,000,000 Shares, subject to adjustment as provided in Section XIV. Shares subject to the Plan may be Shares now or hereafter authorized but unissued, or Shares that were once issued and subsequently reacquired by the Company. If and to the extent that any right to purchase reserved Shares shall not be exercised by any employee for any reason or if such right to purchase shall terminate as provided herein, Shares that have not been so purchased hereunder shall again become available for the purposes of the Plan unless the Plan shall have been terminated, but such unpurchased Shares shall not be deemed to increase the aggregate number of Shares specified above to be reserved for purposes of the Plan (subject to adjustment as provided in Section XIV).

III. Administration of the Plan

3.1 The Plan shall be administered by the Committee appointed by the Board of Directors. The Board of Directors shall consider the rules of Rule 16b-3 promulgated under the Exchange Act and Section 162(m) of the Code in connection with any such appointment, if and to the extent that such appointments may have an effect thereunder. Each member of the Committee shall serve at the pleasure of the Board of Directors. The acts of a majority of the members present at any meeting of the Committee at which a quorum is present, or acts approved in writing by a majority of the entire Committee, shall be the acts of the Committee for purposes of the Plan. If and to the extent applicable, no member of the Committee may act as to matters under the Plan specifically relating to such member. Notwithstanding the foregoing, the Board of Directors may designate the Compensation and Human Resources Committee of the Board of Directors to act as the Committee hereunder.

3.2 The Committee may make such rules and regulations and establish such procedures for the administration of the Plan as it deems appropriate. The Committee shall have authority to interpret the Plan, with such interpretations to be conclusive and binding on all persons and otherwise accorded the maximum deference permitted by law and shall take any other actions and make any other determinations or decisions that it deems necessary or appropriate in connection with the Plan or the administration or interpretation thereof.

IV.	Eligible Employees

4.1 Except as described below, all employees of the Company and each Subsidiary designated for participation herein by the Committee shall be eligible to participate in the Plan, provided that each of such employees does not own, for purposes of Section 423 of the Code, immediately after the right is granted, stock possessing 5% or more of the total combined voting power or value of all classes of capital stock of the Company or of a Subsidiary.

4.2 The Committee may also exclude from participation in the Plan any or all of (i) a group of highly compensated employees designated by the Committee as being ineligible to participate in the Plan as permitted by Section 423(b)(4)(D) of the Code, (ii) employees who have been employed by the Company or any Subsidiary for less than two years, (iii) employees whose customary employment is for not more than five months in any calendar year, and (iv) employees who customarily work 20 hours per week or less. The employment of an employee of a Subsidiary which ceases to be a “Subsidiary” as defined herein shall, automatically and without any further action, be deemed to have terminated as a result thereof (and such employee shall cease to be an Eligible Employee hereunder).

V.	Election to Participate and Payroll Deductions

5.1 Each Eligible Employee may elect to participate in the Plan during the Enrollment Period immediately prior to the beginning of each Offer Period during a Plan Year. Each Eligible Employee may elect a payroll deduction of from 1% to 25% of Eligible Compensation from each paycheck, in increments of 1% (i.e., 1%, 2%, 3%, etc.), unless otherwise so provided by the Committee. Elections under this Section V are subject to the limits set forth in Section VI. All payroll deductions shall be credited, as promptly as practicable, to a Payroll Account in the name of the Participating Employee. All funds held by the Company under the Plan shall not be segregated from other corporate funds (except that the Company may in its discretion establish separate bank or investment accounts in its own name) and may be used by the Company for any corporate purpose.

5.2 Unless otherwise provided by the Committee, an election once made with respect to an Offer Period may not be withdrawn, revoked or changed during such Offer Period. If so provided by the Committee, an Eligible Employee who is a Participating Employee immediately prior to the beginning of an Offer Period will be deemed (i) to have elected to participate for such Offer Period and (ii) to have authorized the same percentage payroll deduction for such Offer Period in effect for such Eligible Employee as that in effect (without regard to Section VI) on the day before such Offer Period. The Committee may adopt the procedures set forth in the foregoing sentence for some but not all Offer Periods (for example, for Offer Periods commencing after the beginning of a calendar year but not for Offer Periods commencing on January 1).

VI.	Limitation of Number of Shares That an Employee May Purchase

6.1 No right to purchase Shares under the Plan shall permit an employee to purchase stock under all employee stock purchase plans of the Company and its subsidiaries (as defined for purposes of Section 423 of the Code) at a rate which in the aggregate exceeds $25,000 of the Fair Market Value of such stock (determined under Section 423 of the Code at the time the right is granted) for each calendar year in which the right is outstanding at any time. No employee may purchase more than 5,000 Shares, or such other number of Shares as the Committee may from time to time provide, for any one Offer Period.

VII. Purchase Price

7.1 The purchase price for each Share shall be 95% of the Fair Market Value of such Shares on the Purchase Date.

VIII. Method of Purchase

8.1 As of the Purchase Date, each Participating Employee shall be deemed, without any further action, to have purchased the number of whole Shares which the balance of his or her Payroll Account at that time will purchase, determined by dividing the balance in his or her Payroll Account not theretofore invested by the purchase price as determined in Section VII.

8.2 All Shares purchased as provided in the foregoing paragraph shall be initially maintained in separate Stock Accounts for the Participating Employees at a brokerage firm selected by, and pursuant to an arrangement with, the Company. A Participating Employee shall be free to undertake a disposition (as that term is defined in Section 424 of the Code) of the Shares in his or her Stock Account at any time, whether by sale, exchange, gift or other transfer of legal title, but, in the absence of such a disposition of such Shares, unless otherwise provided by the Committee, the Shares must remain in the Participating Employee’s Stock Account at the brokerage firm so selected until the holding period set forth in Section 423(a) of the Code has been satisfied. With respect to those Shares for which the Section 423(a) holding period has been satisfied, the Participating Employee may, without limitation, move those Shares to another brokerage account of the Participating Employee’s choosing or request that a stock certificate be issued and delivered to him or her.

8.3 If and to the extent provided by the Committee, for so long as such Shares are maintained in Stock Accounts, all dividends paid with respect to such Shares may be credited to each Participating Employee’s Stock Account, and will be automatically reinvested in whole Shares. The Committee may provide that transaction fees incurred with respect to dividend reinvestment be paid by either the Company or the Participating Employee.

8.4 Unless otherwise provided by the Committee, in no event shall fractional Shares be purchased hereunder, and any remaining cash in a Participating Employee’s Payroll Account resulting from such failure to invest in fractional Shares shall remain in the Payroll Account for use in the next Offer Period; provided, however, that, if the Participating Employee is not an active Participating Employee for such next Offer Period, such remaining cash shall be returned to the Participating Employee as soon as practicable. Notwithstanding any other provision of the Plan, the Committee may permit the purchase of fractional Shares hereunder and establish rules and procedures relating thereto.

IX.	Notice of Disposition

9.1 Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan if such disposition occurs within the Notice Period. The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

X.	Termination of Employment

10.1 In the event of a Participating Employee’s termination of employment during an Offer Period (regardless of the reason therefor and regardless of the party initiating the termination), then, notwithstanding any other provision of the Plan to the contrary, the balance in the Participating Employee’s Payroll Account not theretofore invested, shall be refunded to him or her in full as soon as practicable. In the event of his or her death, such refund shall be paid to his or her estate.

XI.	Title of Stock Accounts

11.1 Each Stock Account may be in the name of the Participating Employee or, if permitted by the Committee and the Participating Employee so indicates on the appropriate form, in his or her name jointly with another person, with right of survivorship. If permitted by the Committee, a

Participating Employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have a Stock Account in his or her name as tenant in common with another person without right of survivorship. To the extent the Committee allows for the purchase of fractional Shares, in the event that a Participating Employee directs in accordance with the Plan that his or her Shares be transferred from the applicable Stock Account, any fractional Shares in the Participating Employee’s Stock Account shall be paid in cash in accordance with the generally applicable rules and procedures of the brokerage firm maintaining the Stock Accounts.

XII. Rights as a Stockholder

12.1 At the time funds from a Participating Employee’s Payroll Account are used to purchase the Common Stock, he or she shall have all of the rights and privileges of a stockholder of the Company with respect to the Shares purchased under the Plan whether or not certificates representing such Shares have been issued.

XIII. Rights Not Transferable

13.1 Rights granted under the Plan are not transferable by a Participating Employee other than by will or the laws of descent and distribution and are exercisable during his or her lifetime only by him or her.

XIV. Adjustment in Case of Changes Affecting Common Stock

14.1 If (i) the Company shall at any time be involved in a merger, consolidation, dissolution, liquidation, reorganization, exchange of shares, sale of all or substantially all of the assets or stock of the Company or its Subsidiaries or a transaction similar thereto, (ii) any stock dividend, stock split, reverse stock split, stock combination, reclassification, recapitalization or other similar change in the capital structure of the Company, or any distribution to holders of Common Stock other than cash dividends, shall occur or (iii) any other event shall occur which in the judgment of the Committee necessitates action by way of adjusting the number or kind of shares, or both, which thereafter may be sold under the Plan, then the Committee may forthwith take any such action as in its judgment shall be necessary to preserve to the Participating Employees’ rights substantially proportionate to the rights existing prior to such event, and to maintain the continuing availability of Shares under Section II and the last sentence of Section VI (if Shares are otherwise then available) in a manner consistent with the intent hereof, including, without limitation, adjustments in (x) the number and kind of shares subject to the Plan, (y) the purchase price of such shares under the Plan, and (z) the number and kind of shares available under Section II and the last sentence of Section VI. To the extent that such action shall include an increase or decrease in the number of Shares (or units of other property then available) subject to the Plan, the number of Shares (or units) available under Section II and the last sentence of Section VI above shall be increased or decreased, as the case may be, proportionately, as may be provided by Committee in its discretion.

14.2 Notwithstanding any other provision of the Plan, if the Common Stock ceases to be listed or traded, as applicable, on a national stock exchange or over-the-counter market (a “Triggering Event”), then, in the discretion of the Committee, (i) the balance in the Participating Employee’s Payroll Account not theretofore invested may be refunded to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, (ii) an amount equal to the product of the Fair Market Value of a Share on the date of the Triggering Event multiplied by the number of Shares such Participating Employee would have been able to purchase with the balance of his or her Payroll Account on such Triggering Event if such Triggering Event were the Purchase Date may be paid to the Participating Employee, and such Participating Employee shall have no further rights or benefits under the Plan, or (iii) the Plan may be continued without regard to the application of this sentence.

XV.	Amendment of the Plan

15.1 The Board of Directors may at any time, or from time to time, amend the Plan in any respect; provided, however, that the Plan may not be amended in any way that would cause, if such amendment were not approved Company’s shareholders, the Plan to fail to comply with

(i) the requirements for employee stock purchase plans under Section 423 of the Code; or

(ii) any other requirement of applicable law or regulation;

unless and until stockholder approval is obtained. No amendment of the Plan shall alter or impair any rights outstanding at the time of such amendment to purchase Shares pursuant to any offer hereunder.

XVI. Termination of the Plan

16.1 The Plan and all rights of employees hereunder shall terminate:

(i) on the date that Participating Employees become entitled to purchase a number of Shares greater than the number of reserved Shares remaining available for purchase; or

(ii) at any time, at the discretion of the Board of Directors.

16.2 In the event that the Plan terminates under circumstances described in (i) above, reserved Shares remaining as of the termination date shall be subject to Participating Employees on a pro rata basis. No termination of the Plan shall alter or impair any rights outstanding at the time of such termination to purchase Shares pursuant to any offering of the right to purchase Shares hereunder.

XVII. Governmental and Other Regulations; Further Assurances

17.1 The Plan and the grant and exercise of the rights to purchase Shares hereunder, and the Company’s obligation to sell and deliver Shares upon the exercise of rights to purchase Shares, shall be subject to all applicable federal, state and foreign laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to the completion of any registration or qualification of such Shares under, and the obtaining of any approval under or compliance with, any state or federal law, or any ruling or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Certificates for Shares issued hereunder may be legended as the Committee may deem appropriate.

17.2 The Participating Employee shall take whatever additional actions and execute whatever additional documents the Committee may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Participating Employee pursuant to the Plan.

XVIII. Non-U.S. Subsidiaries

18.1 Without amending the Plan, the Committee may allow for participation under the terms hereunder by Eligible Employees of non-U.S. Subsidiaries with such modifications of the terms and conditions otherwise specified hereunder as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes hereof. In furtherance of such purposes, the Committee may make such amendments, procedures and the like as may be necessary or advisable to comply with provisions of laws (including tax laws) in other countries in which such Subsidiaries operate or have employees. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan, the participation hereunder of each participating non-U.S. Subsidiary shall be deemed to be under a separate and distinct plan rather than under the Plan. Notwithstanding the foregoing, any limitations on the number of Shares set forth hereunder shall be applied and administered with respect to the aggregate of the Plan and all such separate plans.

XIX. Indemnification of Committee

19.1 The Company shall indemnify and hold harmless the members of the Board of Directors of the Company and the members of the Committee from and against any and all liabilities, costs and expenses incurred by such persons as a result of any act or omission to act in connection with the performance of such person’s duties, responsibilities and obligations under the Plan if such person acts in good faith and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the Company, to the maximum extent permitted by law.

XX.	Withholding; Disqualifying Dispositions

20.1 Notwithstanding any other provision of the Plan, the Company shall deduct from all Payroll Accounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

20.2 If Shares acquired under the Plan are disposed of in a disposition that does not satisfy the holding period requirements of Section 423(a) of the Code, such Participating Employee shall notify the Company in writing as soon as practicable thereafter of the date and terms of such disposition and, if the Company (or any affiliate thereof) thereupon has a tax-withholding obligation, shall pay to the Company (or such affiliate) an amount equal to any withholding tax the Company (or affiliate) is required to pay as a result of the disqualifying disposition (or satisfy such other arrangements as may be permitted by the Committee.)

XXI. Notices

21.1 All notices under the Plan shall be in writing (which for these purposes shall include reasonably acceptable means of electronic transmission), and if to the Company, shall be delivered to the Board of Directors or mailed to its principal office, addressed to the attention of the Board of Directors; and if to a Participating Employee, shall be delivered personally or mailed to such Participating Employee at the address appearing in the records of the Company. Such addresses may be changed at any time by written notice to the other party given in accordance with this Section XXI.

XXII. Severability

22.1 If any particular provision of this Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, but the Plan shall be construed in all respects as if such invalid provision had been omitted.

XXIII. No Right to Continued Employment

23.1 The Plan and any right to purchase Common Stock granted hereunder shall not confer upon any employee any right with respect to continued employment by the Company or any Subsidiary, nor shall they restrict or interfere in any way with the right of the Company or any Subsidiary by which an employee is employed to terminate his or her employment at any time.

XXIV. Captions

24.1 The use of captions in the Plan is for convenience. The captions are not intended to and do not provide substantive rights.

XXV. Effective Date of the Plan

25.1 The Plan shall be effective as of the Effective Date, provided that the Plan is approved by the stockholders prior thereto.

XXVI. Governing Law

26.1 The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of New York.

Meeting Admittance Procedures

To enter the meeting, you will have to present an admission ticket or other proof that you were a stockholder of the Company on the June 7, 2011 record date. Admission tickets are provided below. If you hold your shares of Common Stock through a bank, broker or other nominee, you will have to bring either a copy of the voting instruction card provided by your broker or nominee, or a copy of a brokerage statement showing your ownership of Common Stock as of June 7, 2011. You may also be required to present official identification containing your photograph (such as a driver’s license or passport). We may inspect your packages and bags and we may require you to check them, and in some cases, we may not permit you to enter the meeting with them. Please note that, at our discretion, we may exclude cameras, mobile phones, recording equipment and other electronic devices. Please do not bring non-essential packages, bags or other items to the meeting. We may take other security measures in connection with the meeting. Please allow sufficient time and otherwise plan accordingly.

Notice: If you plan to attend the 2011 annual meeting of stockholders, please cut out and use the admission ticket(s) below.

No one will be admitted without an admission ticket.

Annual Meeting of Stockholders
August 3, 2011, 10:00 a.m. (Eastern Daylight Time)
World Headquarters
CA, Inc.
One CA Plaza
Islandia, New York 11749
(800-225-5224)

PLEASE VOTE YOUR SHARES VIA THE TELEPHONE OR INTERNET, OR SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

ADMISSION TICKET	ADMISSION TICKET

Annual Meeting of Stockholders	Annual Meeting of Stockholders

World Headquarters CA, Inc. One CA Plaza Islandia, New York 11749 (800-225-5224) August 3, 2011 10:00 a.m. EDT	World Headquarters CA, Inc. One CA Plaza Islandia, New York 11749 (800-225-5224) August 3, 2011 10:00 a.m. EDT

Admit ONE	Admit ONE

CA, INC.
ONE CA PLAZA
ISLANDIA, NY 11749
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by CA, INC. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M36915-P14654-Z55880                 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CA, INC.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEMS 1, 2 AND 3.

Vote on Directors

1.	Election of Directors

	Nominees:		For	Against	Abstain

	1A	Raymond J. Bromark	☐	☐	☐

	1B	Gary J. Fernandes	☐	☐	☐

	1C	Rohit Kapoor	☐	☐	☐

	1D	Kay Koplovitz	☐	☐	☐

	1E	Christopher B. Lofgren	☐	☐	☐

	1F	William E. McCracken	☐	☐	☐

	1G	Richard Sulpizio	☐	☐	☐

	1H	Laura S. Unger	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions)					☐

Please indicate if you plan to attend this meeting.			☐	☐

			Yes	No

				For	Against	Abstain

	1I	Arthur F. Weinbach		☐	☐	☐

	1J	Renato (Ron) Zambonini		☐	☐	☐

Vote on Proposals

2.	Proposal No. 2 - To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2012.			☐	☐	☐

3.	Proposal No. 3 - To approve, by non-binding vote, the compensation of Named Executive Officers.			☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR 1 YEAR.			1 Year	2 Years	3 Years	Abstain

4.	Proposal No. 4 - To recommend, by non-binding vote, the frequency of the advisory vote on compensation of Named Executive Officers.		☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 5 AND 6.				For	Against	Abstain

5.	Proposal No. 5 - To approve the CA, Inc. 2011 Incentive Plan.			☐	☐	☐

6.	Proposal No. 6 - To approve the CA, Inc. 2012 Employee Stock Purchase Plan.			☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice and Proxy Statement are available at www.proxyvote.com.

M36916-P14654-Z55880
CA, INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
AUGUST 3, 2011
The stockholders hereby appoint William E. McCracken, Amy Fliegelman Olli and Clifford H.R. DuPree, or any of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CA, Inc. that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m. Eastern Daylight Time on August 3, 2011, at the Company’s headquarters located at One CA Plaza, Islandia, New York 11749 or adjournments or postponements thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSALS 2 AND 3, FOR 1 YEAR FOR PROPOSAL 4 AND FOR PROPOSALS 5 AND 6.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)
CONTINUED AND TO BE SIGNED ON REVERSE SIDE